As filed with the Securities and Exchange Commission on May 27, 2003

Registration Nos. 333-104130-02, 333-104130, 333-104130-01

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO FORM S-3 AND FORM S-11 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OF DELPHI CORPORATION (Exact name of registrant as specified in its charter)	AMENDMENT NO. 2 TO FORM S-11 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OF DELPHI PROPERTIES, INC. (Exact name of registrant as specified in its charter)	AMENDMENT NO. 2 TO FORM S-11 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OF DELPHI PROPERTIES HOLDINGS, LLC (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	Maryland (State or other jurisdiction of incorporation or organization)	Maryland (State or other jurisdiction of incorporation or organization)

38-3430473 (I.R.S. Employer Identification No.)	03-0511872 (I.R.S. Employer Identification No.)	80-0056835 (I.R.S. Employer Identification No.)

5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan S. Dawes Chief Financial Officer and Vice Chairman Delphi Corporation 5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000	John D. Sheehan Chief Financial Officer Delphi Properties, Inc. 5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000	John D. Sheehan Chief Financial Officer Delphi Properties, Inc. 5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert Evans III, Esq. Shearman & Sterling 599 Lexington Avenue New York, New York 10022 (212) 848-4000	Logan G. Robinson, Esq. General Counsel and Vice President Delphi Corporation 5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000	Kenneth L. Bachman, Esq. Cleary, Gottlieb, Steen & Hamilton 2000 Pennsylvania Avenue Washington, DC 20006 (202) 974-1500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

         The Registrants hereby amend the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date or dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated                     , 2003

PROSPECTUS

12,000,000 Shares

Delphi Properties, Inc.

              % Non-cumulative Redeemable Exchangeable

Perpetual Series A Preferred Stock
(Liquidation Preference $25 Per Share)
Automatically Exchangeable in Specified Circumstances into
 % Non-cumulative Redeemable Perpetual Series AA Preferred Stock of
Delphi Corporation

          Terms of the Delphi Properties Series A preferred stock include:

•	Dividends are:

•	payable quarterly only if authorized and declared, which means that you are not assured to receive them in any particular amount or at any particular time, and
•	non-cumulative, which means that you will not receive them later if they are not authorized and declared in the applicable period.

•	Redeemable at our option on or after , 2008.

•	Entitled to 1/10th of one vote per share on all matters submitted to holders of our common stock.

•	Automatic exchange upon the occurrence of any exchange event, without your approval or any action on your part, for % non-cumulative redeemable perpetual Series AA preferred stock of Delphi Corporation, our parent company, with dividends payable quarterly only if authorized and declared at % per year of the liquidation preference of $25 per share and with substantially similar terms as to redemption.

•	The Series AA preferred stock of Delphi Corporation received upon an automatic exchange:

•	will not have any voting rights,
•	will not have the benefit of favorable covenants similar to Delphi Properties Series A preferred stock, and
•	is not expected to be listed on any securities exchange.

          We intend to elect to be treated as a real estate investment trust, or REIT, for federal income tax purposes.

          Prior to this offering, there has been no public market for Delphi Properties Series A preferred stock. We have applied for the listing of the Series A preferred stock on the New York Stock Exchange under the symbol “DPS”.

          Investing in the Series A preferred stock involves risks that are described in the “Risk Factors” section beginning on page 16 of this prospectus.

          Shares of Delphi Properties Series A preferred stock solely represent an interest in Delphi Properties, Inc. and are not the obligations of, or guaranteed by, any other entity.

	Per Share	Total

Public offering price	$	$
Underwriting commission	$	$
Advisory fee	$	$
Proceeds, before expenses, to Delphi Properties	$	$

          The underwriters may also purchase up to 1,800,000 additional shares of Delphi Properties Series A preferred stock, at the public offering price, less the underwriting commission, within 30 days of the date of this prospectus to cover over-allotments, if any.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

          The shares of Delphi Properties Series A preferred stock will be ready for delivery in book-entry form only through The Depository Trust Company on or about                     , 2003.

Merrill Lynch & Co.

The date of this prospectus is                     , 2003.

PROSPECTUS SUMMARY
Delphi Corporation
Delphi Properties Holdings, LLC
The Offering
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PROJECTED FINANCIAL DATA FOR DELPHI PROPERTIES
UNAUDITED PRO FORMA FINANCIAL DATA FOR DELPHI
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OF DELPHI PROPERTIES
FORMATION OF DELPHI PROPERTIES
BUSINESS OF DELPHI PROPERTIES
MANAGEMENT OF DELPHI PROPERTIES
BENEFICIAL OWNERSHIP OF DELPHI PROPERTIES CAPITAL STOCK
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF DELPHI PROPERTIES CAPITAL STOCK
DESCRIPTION OF DELPHI CAPITAL STOCK
FEDERAL INCOME TAX CONSIDERATIONS
ERISA CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT DELPHI PROPERTIES
WHERE YOU CAN FIND MORE INFORMATION ABOUT DELPHI
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITORS’ REPORT
BALANCE SHEET
NOTES TO BALANCE SHEET
BALANCE SHEETS
NOTES TO BALANCE SHEETS (Unaudited)
SIGNATURES
EXHIBIT INDEX
Form of Opinion of Venable, Baetjer & Howard, LLP
Form of Opinion of Shearman & Sterling
Consent of Deloitte & Touche LLP
Consent of Deloitte & Touche LLP

      The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

      “Delphi Properties”, “we”, “our” and “us” refer to Delphi Properties, Inc., including its consolidated subsidiary, Delphi Properties Holdings, LLC (“Holdings”), and “Delphi” refers to Delphi Corporation, including its consolidated subsidiaries, in each case except as the context otherwise requires.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our or Delphi’s business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

      This prospectus summary highlights selected information found in greater detail elsewhere in this prospectus. This summary does not contain all the information that is important to you. Before you decide to invest in shares of Delphi Properties Series A preferred stock, automatically exchangeable upon the occurrence of an exchange event into Delphi Series AA preferred stock, you should carefully read the following summary, together with the more detailed information and financial statements and related notes contained elsewhere in this prospectus or incorporated by reference herein, especially the risks of investing in our Series A preferred stock discussed under “Risk Factors”.

Delphi Properties, Inc.

General

      We are a Maryland corporation, incorporated on March 13, 2003 as a wholly owned subsidiary of Delphi. Our principal business objective is to acquire and hold mortgage assets and other authorized investments that will generate net income for distribution to our stockholders. We will elect to be treated as a real estate investment trust, or REIT, for federal income tax purposes. As a REIT, we generally will not be required to pay federal income tax on distributed income if we distribute annually at least 90% of our REIT taxable income, as determined before any deduction for dividends paid, and excluding any net capital gains, to our stockholders and continue to meet a number of other requirements as discussed below. Our sole subsidiary is Delphi Properties Holdings, LLC, which is a member-managed limited liability company organized under the laws of Maryland. Immediately following this offering, we will control Holdings through a 99% interest therein, and Delphi will own the remaining 1% interest.

      Our principal executive offices are located at 5725 Delphi Drive, Troy, Michigan 48098, and our telephone number is (248) 813-2000.

Assets

      Upon the closing of this offering, we will issue 10,800,000 (12,420,000 if the underwriters’ over-allotment option is exercised in full) shares of our common stock, pay the net proceeds of this offering to Delphi, and agree to transfer a 1% interest in Holdings to Delphi, in return for mortgage notes issued to us by Delphi that will be secured by mortgage liens in our favor on certain properties owned by subsidiaries of Delphi. In turn, we will contribute the mortgage notes and the related mortgage liens to Holdings and immediately transfer the 1% interest in Holdings to Delphi. Thereafter our only material asset will consist of a 99% interest in Holdings. The mortgage notes are required to be repaid upon maturity and may be prepaid at any time, in which case Holdings’ sources of income may change. Our investment policy is described under the heading “Business of Delphi Properties — Investment Policies”.

      Although the mortgage notes will be secured by mortgage liens on certain properties owned by subsidiaries of Delphi, if Delphi fails to make a payment on the mortgage notes, your shares of Series A preferred stock will be automatically exchanged for shares of Delphi Series AA preferred stock. Accordingly, any foreclosure on the properties securing the mortgage notes would occur after such exchange, which means that any proceeds realized from a foreclosure would not be needed to make any payments on the Series A preferred stock as no Series A preferred stock would then be outstanding. Because the Series A preferred stock would be exchanged for Delphi Series AA preferred stock before we would foreclose on the mortgage liens, we have not included specific details on events which may affect the value of the collateral securing the mortgage liens.

Dividends

      We intend to cause Holdings to make distributions to us in sufficient amounts and at such intervals so as to enable us to make full dividend payments on our Series A preferred stock. We expect to pay an aggregate amount of dividends with respect to the outstanding shares of our capital stock equal to substantially all of our REIT taxable income, as determined before any deduction for dividends paid and excluding any net capital gains. To remain qualified as a REIT, we must distribute annually at least 90% of our REIT taxable income, as determined before any deduction for dividends paid, and excluding any net capital gains, to our stockholders. Dividends will be authorized and declared at the discretion of our board of directors after considering our distributable funds, financial condition and capital needs, the effect of current and pending legislation and regulations, economic conditions, tax consequences, our continued qualification as a REIT and other factors. The maximum quarterly dividends that will be paid on our Series A preferred stock is $           per share, and the quarterly dividends will not exceed this maximum. Although there can be no assurance, we currently expect that both our cash available for distribution and our REIT taxable income will be in excess of amounts needed to pay full dividends on our Series A preferred stock for the foreseeable future because:

•	substantially all of the assets we hold through Holdings will be interest-earning investments;

•	we anticipate that distributions on our assets will equal or exceed full dividend payment amounts on our Series A preferred stock as well as our other payment obligations; and

•	we do not anticipate incurring any indebtedness, although we may incur indebtedness that in an aggregate amount does not exceed 20% of our stockholders’ equity.

      Our board of directors may authorize dividends on our common stock, subject to any preferential dividend rights of holders of any outstanding shares of preferred stock, to the extent necessary to avoid imposition of federal income or excise tax. However, if full dividends on our Series A preferred stock for any dividend period have not been declared and paid, or declared and a sum sufficient for such payment has not been set apart for such payment:

•	no dividends will be declared or paid or set aside for payment and no other distribution will be declared or made or set aside for payment upon our common stock or any of our securities that are junior to our Series A preferred stock;

•	no common stock or junior securities will be redeemed, purchased, or otherwise acquired for any consideration; and

•	no monies will be paid to or made available for a sinking fund for the redemption of any such securities by us,

except in each case for payment of additional shares of common stock or shares of securities that are junior to our Series A preferred stock, until such time as dividends on our Series A preferred stock have been declared and paid or declared and a sum sufficient for such payment has been set apart for payment for four consecutive dividend periods.

Exchange Events

      Each share of our Series A preferred stock will be exchanged automatically on a share-for-share basis for Delphi Series AA preferred stock without your approval or any action on your part under the circumstances described below in “Description of Delphi Properties Capital Stock — Series A Preferred Stock — Automatic Exchange”.

      Holders of shares of Delphi Series AA preferred stock received upon an exchange will be entitled to receive, if, when and as declared by Delphi’s board of directors, non-cumulative cash dividends at the rate of           % per year of the liquidation preference of $25 per share. The Delphi Series AA preferred stock will be perpetual, non-voting preferred stock of Delphi ranking equally upon issuance with the most senior preferred stock of Delphi then outstanding. See “Description of Delphi Capital Stock—Series AA Preferred Stock”.

Management

      Our board of directors currently consists of four directors. Following this offering we will elect three additional directors, each of whom we believe will qualify as independent for the purposes of the New

York Stock Exchange. We currently have seven executive officers and two additional officers but have no other employees and we do not anticipate that we will need additional employees. All of our officers are also officers and/or employees of Delphi. All of our day-to-day activities are administered by Delphi pursuant to a management and servicing agreement.

Risk Factors

      A purchase of our Series A preferred stock is subject to a number of risks described in more detail under “Risk Factors” beginning on page 16. These risks include, but are not limited to, the following:

•	Dividends on our Series A preferred stock are not cumulative. Consequently, our board of directors may decide to authorize and declare less than a full dividend or no dividend on our Series A preferred stock for any quarterly period and you will not be entitled to receive that dividend regardless of whether or not funds are or subsequently become available.

•	We must distribute annually at least 90% of our REIT taxable income, as determined before any deduction for dividends paid and excluding any net capital gain, to remain qualified as a REIT. If we fail to do so and lose our REIT qualification, your shares of Series A preferred stock will be exchanged automatically on a share-for-share basis for Delphi Series AA preferred stock, unless your shares of Series A preferred stock are redeemed prior to an automatic exchange as described below.

•	Shares of our Series A preferred stock solely represent an interest in us and are not the obligation of, or guaranteed by, any other entity.

•	Our ability to make dividend payments on our Series A preferred stock will, initially and in the foreseeable future, depend upon the timely payment by Delphi of its obligations under the mortgage notes. A default by Delphi on its payment obligations under the mortgage notes or any of our other assets for which Delphi is the primary obligor or guarantor will result in your shares of Series A preferred stock being exchanged automatically for Delphi Series AA preferred stock.

•	A decline in Delphi’s financial performance may result in shares of our Series A preferred stock being subject to an automatic exchange on a share-for-share basis into Delphi Series AA preferred stock at a time when Delphi’s financial condition is deteriorating.

•	Delphi will be able to control or influence the timing or occurrence of certain of the events that would result in shares of our Series A preferred stock being automatically exchanged for shares of Delphi Series AA preferred stock.

•	Our Series A preferred stock may be exchanged into Delphi Series AA preferred stock before you receive notice of an exchange event and an exchange event could adversely affect the value of your investment.

•	The collateral securing the mortgage notes will not be a source of payment support for our Series A preferred stock because a default by Delphi on the mortgage notes will trigger an automatic exchange before we foreclose on the collateral.

•	As a result of, among other things, changes in law, the nature of our assets, our manner of operation, our organization, our capital structure, or the ownership of our equity, we could fail to qualify as a REIT from the outset, or we could fail to remain qualified as a REIT. If a future change in law would deny us the right to deduct dividend payments for tax purposes, we will have the right, but not the obligation, to redeem our Series A preferred stock under certain circumstances. If we fail to qualify as a REIT and have not redeemed our Series A preferred stock, your shares of Series A preferred stock will be exchanged automatically for shares of Delphi Series AA preferred stock.

•	Our close relationship with Delphi will create potential conflicts of interest. Delphi is involved in virtually every aspect of our existence.

•	We cannot assure you that we will acquire or dispose of assets in the future at their fair market value.

•	The exchange of your Series A preferred stock for Delphi Series AA preferred stock would be a taxable event to you under the Internal Revenue Code, and you generally would recognize a gain or loss.

•	The Delphi Series AA preferred stock received upon the occurrence of an automatic exchange:

•	will not have voting rights,

•	will not have the benefit of favorable covenants similar to our Series A preferred stock, and

•	is not expected to be listed on any securities exchange.

•	After the occurrence of an exchange event, Delphi may authorize and issue additional shares of preferred stock that rank senior to the Delphi Series AA preferred stock as to dividend rights and rights upon liquidation, winding up, or dissolution, without the consent of the holders of the Delphi Series AA preferred stock.

Conflicts of Interest

      Because our day-to-day business affairs are managed by Delphi and we are controlled by Delphi through its ability to elect our directors, potential conflicts of interest will arise from time to time between Delphi and us. For example, Delphi could seek to exercise its influence over our affairs so as to cause the replacement of the mortgage notes with lesser quality assets purchased from Delphi or elsewhere. In addition, Delphi may have investment goals and strategies that differ from those of the holders of shares of our Series A preferred stock, and Delphi has no obligation to direct new business opportunities to us. We have adopted policies, such as the requirement in our charter that certain of our actions be approved by a majority or, in certain cases, all of our independent directors, with a view to ensuring that all financial dealings between Delphi and us will be fair to both parties. See “Business of Delphi Properties — Conflicts of Interest and Related Policies and Programs”.

Compensation to Affiliates

      Under the terms of a management and servicing agreement, we will pay Delphi an annual fee of 0.1% of the average daily outstanding principal balance of our mortgage notes receivable plus any other REIT-qualified assets held through Holdings during the year for administering our day-to-day activities. We intend to pay each of our independent directors $15,000 per year for their services. Our officers and directors who are officers and/or employees of Delphi will receive no additional compensation for their services on our behalf. None of our other affiliates receives compensation directly from us, other than dividends on any of our stock owned by such affiliates and distributions by Holdings to Delphi in respect of its 1% interest in Holdings.

Redemption

      Shares of our Series A preferred stock will not be redeemable prior to                , 2008, except upon the occurrence of a Tax Event. Redemptions of our Series A preferred stock upon the occurrence of a Tax Event are subject to the further conditions described below in “Description of Delphi Properties Capital Stock — Series A Preferred Stock — Redemption”.

Delphi Corporation

      Delphi is a leading global supplier of vehicle electronics, transportation components, integrated systems and modules and other electronic technology. Delphi’s common stock is listed on the New York Stock Exchange under the symbol “DPH”. It was incorporated in Delaware in late 1998, as a wholly owned subsidiary of General Motors Corporation, or GM. Prior to January 1, 1999, GM conducted its business through various divisions and subsidiaries. Effective January 1, 1999, the assets and liabilities of the Delphi business sector were transferred to Delphi and its subsidiaries in accordance with the terms of a Master Separation Agreement to which Delphi and GM are parties. Delphi became an independent company during 1999 in two stages, the first of which involved an initial public offering on February 5, 1999, and the second of which involved the distribution of Delphi’s remaining shares owned by GM on May 28, 1999.

      Delphi’s net sales for 2002 were $27.4 billion, up 5% from 2001, with $9.6 billion or 35% of sales to non-GM customers. Delphi’s GM sales in 2002 were $17.9 billion and were stable relative to 2001. Net income for 2002 was $343 million. Delphi’s results for 2002 benefited from stable production in the U.S. automotive market, steady growth in its non-GM business, and savings related to ongoing restructuring and cost containment.

      Delphi’s extensive technical expertise in a broad range of product lines and strong systems integration skills enables it to provide comprehensive, systems-based solutions to vehicle manufacturers. It has established an expansive global presence, with a network of manufacturing sites, technical centers, sales offices and joint ventures located in every major region of the world.

      Delphi’s principal executive offices are located at 5725 Delphi Drive, Troy, Michigan 48098, and its telephone number is (248) 813-2000.

Recent Developments

      Effective January 1, 2003, Delphi realigned its management structure and financial reporting. The realignment and the resultant assignment of new responsibilities to certain of Delphi’s senior leadership was done to strengthen the company’s focus on customer relationships and growth, accelerate lean transformation across key business processes and place more emphasis on initiatives to address under-performing assets in its portfolios. Delphi has three reporting segments that are grouped on the basis of similar product, market and operating factors:

•	Dynamics, Propulsion & Thermal Sector, which includes selected businesses from Delphi’s energy and engine management systems, chassis, steering and thermal systems product lines.

•	Electrical, Electronics, Safety & Interior Sector, which includes selected businesses from Delphi’s automotive electronics, audio, consumer and aftermarket products, communication systems, safety and power and signal distribution systems product lines.

•	Automotive Holdings Group, which is comprised of product lines and plant sites that do not meet Delphi’s targets for net income or other financial metrics, allowing for consistent and targeted management focus on finding solutions for these businesses.

      The realignment is designed to increase focus on products and services for the greatest long-term benefit for Delphi while at the same time placing an equal focus on businesses requiring additional management attention. It is a further step in the implementation of Delphi’s long-term portfolio plans.

      Delphi’s net sales for the three months ended March 31, 2003 were $7.2 billion, up 7% from the comparable period in 2002. Delphi’s non-GM sales were $2.6 billion, or 37% of net sales, for the first quarter of 2003, up 19% from the first quarter of 2002. Delphi’s net income was $127 million for the three months ended March 31, 2003. Despite increased pension and healthcare expenses and ongoing uncertainty affecting the global automotive industry, Delphi achieved earnings growth through continued customer diversification, manufacturing efficiencies and material cost savings.

      Included below are unaudited sales and operating data for Delphi’s realigned sectors for the three months ended March 31, 2003 and 2002.

			Electrical,
	Dynamics,		Electronics,		Automotive
	Propulsion		Safety &		Holdings
	& Thermal		Interior		Group		Other(a)		Total

	(in millions)
For the Three Months Ended:
March 31, 2003
Net sales to GM and affiliates	$2,035		$2,014		$506		$—		$4,555
Net sales to other customers	1,036		1,491		100		—		2,627
Inter-sector net sales	192		107		216		(515)		—

Total net sales	$3,263		$3,612		$822		$(515)		$7,182

Sector operating income (loss)	$120		$260		$(138)		$(14)		$228
March 31, 2002
Net sales to GM and affiliates	$1,962		$2,001		$521		$—		$4,484
Net sales to other customers	925		1,173		106		—		2,204
Inter-sector net sales	192		91		269		(552)		—

Total net sales	$3,079		$3,265		$896		$(552)		$6,688

Sector operating income (loss)	$98	(b)	$240	(b)	$(95	)(b)	$(13	)(b)	$230	(b)

(a)	Other includes activity not allocated to the product sectors and elimination of inter-sector transactions.

(b)	Excludes the first quarter 2002 net restructuring and generator product line charges of $262 million with $78 million for Dynamics, Propulsion & Thermal, $64 million for Electrical, Electronics, Safety & Interior, $104 million for Automotive Holdings Group and $16 million for Other.

      Included below are unaudited sales and operating data for Delphi’s realigned sectors for the years ended December 31, 2002 and 2001.

			Electrical,
	Dynamics,		Electronics,		Automotive
	Propulsion		Safety &		Holdings
	& Thermal		Interior		Group		Other(a)		Total

	(in millions)
2002
Net sales to GM and affiliates	$7,754		$8,016		$2,092		$—		$17,862
Net sales to other customers	3,883		5,259		423		—		9,565
Inter-sector net sales	838		357		1,035		(2,230)		—

Total net sales	$12,475		$13,632		$3,550		$(2,230)		$27,427

Sector operating income (loss)	$413	(b)	$972	(b)	$(375	)(b)	$(58	)(b)	$952	(b)
2001
Net sales to GM and affiliates	$7,581		$7,884		$2,159		$—		$17,624
Net sales to other customers	3,581		4,417		466		—		8,464
Inter-sector net sales	763		404		1,119		(2,286)		—

Total net sales	$11,925		$12,705		$3,744		$(2,286)		$26,088

Sector operating income (loss)	$175	(c)(d)	$695	(c)(d)	$(248	)(d)	$(69	)(d)	$553	(c)(d)

(a)	Other includes activity not allocated to the product sectors and elimination of inter-sector transactions.

(b)	Excludes the first quarter 2002 net restructuring and generator product line charges of $262 million with $78 million for Dynamics, Propulsion & Thermal, $64 million for Electrical, Electronics, Safety & Interior, $104 million for Automotive Holdings Group and $16 million for Other.

(c)	Excludes goodwill amortization for 2001 of $35 million with $20 million for Dynamics, Propulsion & Thermal and $15 million for Electrical, Electronics, Safety & Interior.

(d)	Excludes the first quarter 2001 restructuring and asset impairment charges of $599 million and the fourth quarter 2001 product line impairment and other charges of $203 million with $310 million for Dynamics, Propulsion & Thermal, $189 million for Electrical, Electronics, Safety & Interior, $277 million for Automotive Holdings Group and $26 million for Other.

Delphi Properties Holdings, LLC

      Delphi Properties Holdings, LLC, or Holdings, is a member-managed limited liability company, organized under the laws of the State of Maryland on March 25, 2003, through which we will hold our assets. Immediately after this offering, we will own a 99% interest in Holdings and Delphi will own the remaining 1% interest. Upon the closing of this offering, we will contribute the mortgage notes and the related mortgage liens to Holdings, and Holdings’ income will consist of the interest payments made by Delphi in respect of the mortgage notes, except to the extent that the mortgage notes are replaced with third-party assets. Under the terms of Holdings’ operating agreement, members owning a majority of the interests in Holdings have the exclusive right to manage the business of Holdings, including determining the timing and amount of distributions to members. As a result, assuming the timely payment of interest to Holdings in respect of the mortgage notes, our 99% interest in Holdings would enable us to cause Holdings to make distributions to us in sufficient amounts and at such intervals so as to enable us to make full dividend payments on our Series A preferred stock, when declared. Under the terms of Holdings’ operating agreement, neither Delphi nor we may transfer our respective interests in Holdings without the prior written consent of the other party, and without the consent of holders of two-thirds of the shares of our Series A preferred stock, we may not transfer our controlling interest in Holdings.

      Holdings’ executive offices are located at 5725 Delphi Drive, Troy, Michigan 48098, and its telephone number is (248) 813-2000.

      Although Delphi and Holdings will be statutory underwriters in connection with this offering, they will not sell the Series A preferred stock directly to the public and will not have the rights and obligations of an underwriter under the purchase agreement to be entered into relating to this offering. The following diagram outlines the relationship among Delphi Properties, Delphi and Holdings following the closing of the offering and the consummation of the transactions contemplated to occur immediately thereafter:

The Offering

Issuer	Delphi Properties, Inc., a Maryland corporation formed as a wholly owned subsidiary of Delphi.

Securities	12,000,000 shares (13,800,000 shares if the underwriters’ over-allotment option is exercised in full) of our Series A preferred stock, par value $0.10 per share. Our Series A preferred stock is non-cumulative and is automatically exchangeable and redeemable under certain circumstances.

Ranking	Our Series A preferred stock will rank senior to our common stock and any preferred junior stock, equally with any parity stock and junior to all claims of our creditors with respect to payments of distributions or amounts upon our liquidation, dissolution or winding up. Authorized securities that are at parity with our Series A preferred stock (including additional authorized shares of Series A preferred stock) and securities that rank junior to our Series A preferred stock may be issued at any time for the consideration and on such terms and conditions as our board of directors may determine. Parity stock that we propose to issue will not be required to be offered first to holders of our Series A preferred stock.

So long as any shares of our Series A preferred stock are outstanding, we will not, without the consent or vote of the holders of at least two-thirds of the outstanding shares of our Series A preferred stock, voting separately as a class, issue any class of stock or securities exercisable for or convertible or exchangeable into any class of stock ranking senior to our Series A preferred stock, either as to dividend rights or rights on our liquidation, dissolution or winding-up. In addition, we may not issue any additional stock prior to the election of, and without the approval of a majority of, our independent directors, except for up to a total of 40,000,000 shares of Series A preferred stock, 36,000,000 shares of our common stock and 125 shares of our Series B preferred stock, in each case inclusive of the shares already outstanding or being issued in connection with this offering.

We have reserved for issuance up to 125 shares of our Series B preferred stock. The Series B preferred stock, if and when issued, will rank junior to our Series A preferred stock.

Dividends	Dividends on our Series A preferred stock are payable at the rate of % per year of the liquidation preference of $25 per share, if, when, and as authorized by our board of directors and declared by us. If authorized and declared, dividends are payable quarterly in arrears on , , and of each year, or, if any such day is not a business day, on the next business day, commencing on , 2003, and will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on our Series A preferred stock are not cumulative and, accordingly, if our board of directors does not authorize a dividend or authorizes less than a full dividend on our Series A preferred stock for a quarterly dividend period, holders of our Series A preferred stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and we will have no obligation to pay a dividend for that period, regardless of whether or not dividends are authorized and declared and paid for any future period with respect to our Series A preferred stock, our Series B preferred stock or our common stock. Nonetheless, because we must distribute annually at least 90% of our REIT taxable income, as determined before any deduction for dividends paid and excluding any net capital gain, to remain qualified as a REIT, we intend to authorize and distribute dividends on our Series A preferred stock on a quarterly basis. If the full dividend on our Series A preferred stock is not declared and paid for a quarterly dividend period, the payment of dividends on our common stock or other junior stock will be prohibited for that period. If less than the full dividend is declared and paid on our Series A preferred stock for a quarterly dividend period, the payment of dividends on shares of our stock that is at parity with our Series A preferred stock will be made on a pro rata basis with our Series A preferred stock. If a dividend is not declared on our Series A preferred stock for any two quarterly periods within a rolling 60-month time period, our Series A preferred stock will be exchanged automatically on a share-for-share basis for Delphi Series AA preferred stock.

Holders of shares of our Series A preferred stock will also have the right to elect two directors in addition to the directors then in office if we fail to pay, or declare and set aside for payment, dividends on the Series A preferred stock for any six dividend periods.

Liquidation preference	The liquidation preference of our Series A preferred stock is $25 per share, plus an amount equal to the quarterly declared and unpaid dividends, if any, to the date of the liquidation distribution. In the event of our liquidation, after payment of the liquidation preference and any authorized and unpaid distributions, holders of the Series A preferred stock will have no right or claim to any of our remaining assets.

Redemption	Shares of our Series A preferred stock are not redeemable prior to , 2008, except upon the occurrence of a Tax Event. Redemptions of our Series A preferred stock upon the occurrence of a Tax Event are subject to the further conditions described below in “Description of Delphi Properties Capital Stock — Series A Preferred Stock — Redemption”.

Automatic exchange	Each share of our Series A preferred stock will be exchanged automatically on a share-for-share basis for Delphi Series AA preferred stock upon the occurrence of an exchange event. An exchange event occurs upon:

• our failure to declare dividends on our Series A preferred stock for any two quarterly periods within a rolling 60-month period;

• the maturity or prepayment of the mortgage notes or the transfer (other than to Holdings) or liquidation of any assets with respect to which Delphi is the primary obligor or guarantor, and the failure of Delphi to refinance such matured or prepaid mortgage notes or to contribute or sell to us within 90 days

• other mortgage notes;

• residential mortgage loans or commercial mortgage loans, including participation interests in residential or commercial mortgage loans;

• mortgage-backed securities eligible to be held by REITs;

• cash, cash items (which includes receivables) and government securities; or

• other real estate assets,

that would yield investment income substantially similar to the matured or prepaid notes or the transferred or liquidated assets, as applicable, such that in all cases our aggregate investment income is expected to be sufficient to pay full dividends on our Series A preferred stock, plus reasonably anticipated expenses;

• an event of default in respect of any of the mortgage notes issued by Delphi to us at closing or the related mortgage liens or any of our other assets for which Delphi is the primary obligor or guarantor;

• the failure of Delphi to remain at all times the primary obligor or guarantor in respect of investments accounting for at least two-thirds of our investment income;

• the failure of Delphi to maintain its long-term senior unsecured debt ratings at or above “Ba2” from Moody’s Investors Service Inc. and “BB” from Standard & Poor’s Ratings Services;

• the acceleration of any debt of Delphi in a principal amount in excess of $50 million;

• bankruptcy, insolvency or liquidation events of Delphi;

• the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is more than an insubstantial risk that we are or will be considered an “investment company” that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency, or regulatory authority, or we are required to be registered under the Investment Company Act; or

• our failure to qualify as a REIT from the outset, or to remain qualified as a REIT for federal income tax purposes, and we do not exercise our right to redeem the Series A preferred stock.

Delphi will issue a press release promptly, but in no event later than 48 hours, after learning of the occurrence of an exchange event confirming the date that the exchange event occurred. Upon the occurrence of an exchange event, our Series A preferred stock shall be immediately and automatically exchanged on a share-for-share basis for newly issued shares of Delphi Series AA preferred stock. The Delphi Series AA preferred stock will be non-cumulative and redeemable after , 2008, will have a dividend rate of % per year of the liquidation preference of $25 per share, if, when and as declared by Delphi’s board of directors, and, upon issuance, will be at parity with the most senior preferred stock of Delphi outstanding on the exchange date. After the issuance of Delphi Series AA preferred stock following an automatic exchange, Delphi may authorize and issue additional shares of preferred stock that may rank at parity with or senior to the Delphi Series AA preferred stock as to dividend rights and rights upon liquidation, winding up, or dissolution, without the consent of the holders of the Delphi Series AA preferred stock.

Holders of Delphi Series AA preferred stock received upon the occurrence of an exchange event will not have any voting rights and will not have the benefit of favorable covenants similar to those of our Series A preferred stock. Delphi Series AA preferred stock is not expected to be listed on any securities exchange.

Holders of our Series A preferred stock that is exchanged for Delphi Series AA preferred stock will be entitled to dividends on the Delphi Series AA preferred stock received that are equivalent to the dividends that, at the time of the exchange, were declared and unpaid, subject to a declaration of dividends on the Delphi Series AA preferred stock by Delphi’s board of directors.

Dividends on the Delphi Series AA preferred stock will be authorized and declared at the discretion of Delphi’s board of directors. As Delphi is not a REIT, unlike Delphi Properties, it will not be required to make dividend payments in order to maintain REIT status.

Our Series A preferred stockholders, by purchasing shares of our Series A preferred stock, whether in the initial offering or in the secondary market after the initial offering, will be deemed to have agreed to be bound by the automatic exchange provisions described in “Description of Delphi Properties Capital Stock — Series A Preferred Stock — Automatic Exchange” and to exchange each share of our Series A preferred stock for one share of Delphi Series AA preferred stock upon the occurrence of an exchange event.

Voting rights	In general, holders of shares of our Series A preferred stock are entitled to 1/10th of one vote per share on all matters to be voted on by stockholders. Except for certain specified matters, holders of Series A preferred stock will vote together with the holders of shares of our common stock and any other class of shares entitled to vote as a single class with the holders of our common stock. Upon the completion of the offering, holders of shares of Series A preferred stock will control 10% of the voting power of all shares of Delphi Properties, voting together as a single class with holders of the common stock.

The consent or vote of the holders of at least two-thirds of our outstanding shares of Series A preferred stock is required for the adoption of any matter on which the holders of our Series A preferred stock have a right to vote separately as a single class. See “Description of Delphi Properties Capital Stock — Series A Preferred Stock — Voting Rights”.

Holders of shares of our Series A preferred stock will also have the right to elect two directors in addition to the directors then in office if we fail to pay, or declare and set aside for payment, dividends on the Series A preferred stock for any six dividend periods.

Holders of Delphi Series AA preferred stock will not have any voting rights, except as expressly required by law.

Covenants	Our charter contains certain covenants requiring the consent or affirmative vote of the holders of at least two-thirds of shares of our Series A preferred stock to authorize us to:

• make or permit to be made any payment to Delphi or its affiliates relating to (1) any indebtedness we may have to Delphi or any such affiliate or (2) Delphi’s or any such affiliate’s beneficial interests in us, in each case when we are precluded from making payment on our common stock or when we anticipate our dissolution, liquidation or winding up;

• incur indebtedness in an aggregate amount exceeding 20% of our stockholders’ equity;

• pay dividends on our common stock under certain circumstances;

• amend or otherwise change our policy regarding the reinvestment of the proceeds of our assets in certain other interest-earning assets;

• cease to own in excess of a majority interest in Holdings or modify Holdings’ operating agreement such that we no longer determine the timing and amount of distributions;

• remove “Delphi” from our name, unless Delphi changes its name;

• issue any additional shares of our common stock to anyone other than Delphi or its controlled affiliates; or

• commence proceedings for the voluntary liquidation of our business.

Our charter also requires the prior election of our independent directors, and the approval of a majority of our independent directors to:

• issue additional stock; provided that we may issue up to a total of 40,000,000 shares of Series A preferred stock, 36,000,000 shares of our common stock and 125 shares of our Series B preferred stock, in each case inclusive of the shares already outstanding or being issued in connection with this offering, without the prior election of, or approval of a majority of, the independent directors;

• terminate, modify or elect not to renew our management and servicing agreement with Delphi;

• change our policy of limiting authorized investments which are not REIT-qualified interests or real estate-related assets;

• effect a consolidation, conversion, merger or share exchange; or

• revoke our status as a REIT or amend the transfer restrictions related to REIT status on our securities.

Ownership restrictions	Beneficial ownership by any individual of more than 5% of any outstanding series of our preferred stock, including our Series A preferred stock, is restricted to preserve our status as a REIT for federal income tax purposes.

Listing	Application has been made to list our Series A preferred stock on the New York Stock Exchange under the symbol “DPS”.

Use of proceeds	The net proceeds from this offering will be paid to Delphi in exchange for mortgage notes and mortgage liens securing such notes. In addition to the net proceeds, Delphi will receive 10,800,000 shares (12,420,000 shares if the underwriters’ over-allotment option is exercised in full) of our common stock in exchange for mortgage notes and mortgage liens securing such notes. Delphi will contribute substantially all of the cash proceeds it will receive in exchange for the issuance of the mortgage notes to us to its pension plans, and the balance, if any, of the remaining proceeds will be used for general corporate purposes including the repayment of short-term borrowings for working capital.

Tax consequences	We will elect to be treated as a REIT for federal income tax purposes. As long as we qualify as a REIT, corporate holders of shares of our Series A preferred stock will not be entitled to a dividends-received deduction for any income from our Series A preferred stock. Furthermore, dividends paid to individual holders of our Series A preferred stock generally will not be eligible for the lower income tax rates for certain corporate dividends provided for in the Jobs and Growth Tax Relief Reconciliation Act of 2003 passed on May 23, 2003. If shares of our Series A preferred stock were exchanged for shares of Delphi Series AA preferred stock, the exchange would be a taxable exchange to you. In that event, you generally would recognize a gain or loss, as the case may be, measured by the difference between your adjusted tax basis in your shares of our Series A preferred stock and the fair market value of the Delphi Series AA preferred stock received in the exchange. See “Federal Income Tax Considerations”.

RISK FACTORS

      You should consider carefully the following risks before purchasing our Series A preferred stock, automatically exchangeable into Delphi Series AA preferred stock upon the occurrence of an exchange event. The risks below are not the only ones facing us or Delphi. Additional risks that are not presently known to us or that are currently deemed immaterial may also materially and adversely affect our or Delphi’s business or financial condition.

Risks Relating to the Terms of Our Series A Preferred Stock

Dividends are not cumulative and you are not entitled to receive dividends unless they are authorized by our board of directors and declared by us.

      Dividends on our Series A preferred stock are not cumulative. Consequently, if our board of directors does not authorize or we do not declare a dividend on our Series A preferred stock for any dividend period, you will not be entitled to receive that dividend, regardless of whether or not funds are or subsequently become available. Nonetheless, because we must distribute annually at least 90% of our REIT taxable income, determined before any deduction for dividends paid and excluding any net capital gains, to remain qualified as a REIT, we intend to authorize and distribute (1) full dividends on our Series A preferred stock quarterly and (2) at least 90% of our REIT taxable income annually. If we fail to make dividends sufficient to remain qualified as a REIT, which may occur if we fail to pay dividends in any one quarter, your shares of Series A preferred stock will be exchanged automatically on a share-for-share basis for Delphi Series AA preferred stock, unless our failure to remain qualified as a REIT is a consequence of a Tax Event and we elect to redeem the Series A preferred stock.

      Notwithstanding our general intention to remain qualified as a REIT, and, as a consequence, our intention to declare and distribute dividends on a quarterly basis if we have the income or funds to do so, our board of directors could determine in specific circumstances that it would be in our best interests to pay less than the full amount of the stated dividend on our Series A preferred stock or no dividend for any quarter even though funds are available. In making this determination, our board of directors generally will consider the amount of our distributable funds, our financial condition and capital needs, the effect of current and pending legislation and regulations, economic conditions, tax consequences, and our continued qualification as a REIT.

      As holders of our Series A preferred stock, you will not receive quarterly dividends that exceed the maximum quarterly dividends of $           per share even if our income or funds would allow us to pay additional dividends. Holders of our common stock may receive a larger dividend payment than holders of the Series A preferred stock.

The shares of our Series A preferred stock solely represent interests in us and are not the obligation of, or guaranteed by, any other entity.

      The shares of our Series A preferred stock do not constitute obligations or equity securities of Delphi or any entity other than Delphi Properties and our obligations with respect to our Series A preferred stock are not guaranteed by any other entity. In particular, neither Delphi nor any other entity guarantees that we will declare or pay any dividends nor are they obligated to provide additional capital or other support to us to enable us to pay dividends in the event our assets are insufficient for such purpose. Our Series A preferred stock is not exchangeable for Delphi Series AA preferred stock except in connection with an exchange event. No holder of our Series A preferred stock will have the right to require us to exchange such holder’s Series A preferred stock for shares of Delphi Series AA preferred stock.

A decline in Delphi’s financial performance may result in the non-payment of dividends on your shares of Series A preferred stock and/or such shares being subject to an automatic exchange into shares of Delphi Series AA preferred stock at a time when Delphi’s financial condition is deteriorating.

      The returns from your investment in our Series A preferred stock will be dependent largely on the performance of Delphi. We will rely on Delphi’s timely payments with respect to its obligations under the mortgage notes to make dividend payments on your shares of our Series A preferred stock. A decline in the performance of Delphi could result in the non-payment of dividends or the automatic exchange of your shares of our Series A preferred stock for shares of Delphi Series AA preferred stock, without your approval or any action on your part. In the event of such an automatic exchange, you would own an investment in Delphi and not in Delphi Properties. Under circumstances in which an automatic exchange has been triggered by a deterioration of Delphi’s financial condition, the likelihood of dividend payments, as well as the liquidation preference and liquidity of the Delphi Series AA preferred stock you would own could be negatively affected.

Delphi has the ability to control or influence the timing and occurrence of certain of the exchange events that would result in the automatic exchange of our Series A preferred stock into shares of Delphi Series AA preferred stock without regard to your interests.

      Because of Delphi’s ownership of 90% of our voting power, its status as the issuer of the mortgage notes upon which we will rely to make dividend payments on our Series A preferred stock, and the nature of several of the exchange events in our charter, Delphi will have the ability to control or influence the timing and occurrence of some of the exchange events that would result in the automatic exchange of your shares of Series A preferred stock into shares of Delphi Series AA preferred stock. These exchange events include Delphi:

•	defaulting in respect of any of its obligations under the mortgage notes or any of our other assets for which Delphi is the primary obligor or guarantor, including a payment default, or causing its subsidiaries to default on any of their obligations under the mortgage liens;

•	causing us (through its control of our board of directors) not to declare dividends on our shares of Series A preferred stock (1) during any quarterly period, resulting in our failure to distribute 90% of our REIT taxable income annually and our disqualification as a REIT, or (2) during any two quarterly periods within a rolling 60-month period (if the failure to pay any quarterly dividends has not already resulted in our disqualification as a REIT);

•	failing to refinance the mortgage notes upon their maturity or to contribute or sell assets to us that will yield an amount of investment income that is substantially similar to the Delphi assets being replaced;

•	causing the acceleration of certain debt of Delphi;

•	causing bankruptcy, insolvency or liquidation events with respect to Delphi; and

•	causing us to revoke our election to be treated as a REIT for federal income tax purposes or to otherwise fail to qualify for such tax treatment.

      As a result, Delphi can trigger an exchange event without regard to your interests and without your prior approval.

Our Series A preferred stock may be exchanged into Delphi Series AA preferred stock before you receive notice of an exchange event and an exchange event could adversely affect the value of your investment.

      Each share of our Series A preferred stock will be exchanged automatically on a share-for-share basis for Delphi Series AA preferred stock without your approval or any action on your part under certain circumstances. Delphi will issue a press release promptly, but in no event later than 48 hours, after learning of the occurrence of an exchange event confirming the date that the exchange event occurred. Because the press release may be issued after an exchange event, your shares of our Series A preferred stock may become shares of Delphi Series AA preferred stock before you receive any notice of the exchange. In addition, a significant deterioration in Delphi’s financial condition may lead to your shares of our Series A preferred stock becoming subject to an automatic exchange. As a result, there may be times when you do not know that the value of your investment has been reduced nor that you are a holder of Delphi Series AA preferred stock rather than Series A preferred stock. Furthermore, the news of an exchange event may negatively affect the value of your investment.

The collateral securing the mortgage notes will not be a source of payment support for the Series A preferred stock because a default by Delphi on the mortgage notes will trigger an automatic exchange before any foreclosure on the collateral.

      Although the mortgage notes are secured by mortgage liens on certain properties owned by subsidiaries of Delphi, if Delphi fails to make a payment on the mortgage notes, your shares of Series A preferred stock will be exchanged for shares of Delphi Series AA preferred stock prior to our foreclosing on these properties, which means that any proceeds realized from a foreclosure would not be available to make any payments on your Series A preferred stock. Therefore you should not look to the collateral securing the mortgage notes as a source of payment support for your Series A preferred stock.

We may redeem our Series A preferred stock upon the occurrence of a Tax Event, subject to additional conditions. If such redemption does not occur, your shares of Series A preferred stock may become subject to an automatic exchange for shares of Delphi Series AA preferred stock without regard to your interests.

      At any time following the occurrence of a Tax Event, even if such Tax Event occurs prior to                     , 2008, we will have the right but not the obligation to redeem our Series A preferred stock in whole for an amount equal to the liquidation preference per share, subject to certain additional conditions. The occurrence of a Tax Event will not, however, give a stockholder any right to require us to redeem our Series A preferred stock. A Tax Event will occur if we receive an opinion of counsel to the effect that, as a result of a judicial decision or official administrative pronouncement, ruling, or regulatory procedure or as a result of changes in the tax laws, regulations, or related official interpretations, there is a more than insubstantial risk that dividends with respect to our capital stock will not be fully deductible by us or we will be subject to additional taxes or governmental charges. See “Description of Delphi Properties Capital Stock — Series A Preferred Stock — Redemption”. If we redeem our Series A preferred stock, you may not be able to invest your redemption proceeds in securities with a dividend yield comparable to that of our Series A preferred stock. If we choose not to or are not eligible to redeem your shares of our Series A preferred stock upon the occurrence of a Tax Event, your shares will be exchanged automatically into shares of Delphi Series AA preferred stock if we fail to remain qualified as a REIT for federal income tax purposes, without regard to your interests and without your prior approval.

Our Series A preferred stock will rank subordinate to claims of our creditors and equally with any other parity stock we may issue and your ability to receive dividends or the liquidation preference is therefore limited.

      Our Series A preferred stock will rank subordinate to all claims of our creditors. In addition, with the approval of a majority of our board of directors, subject, in certain instances, to the prior election of, and obtaining the approval of a majority of, our independent directors, we may issue authorized parity stock at any time in the future without your consent or approval. Accordingly, if

•	we do not have funds legally available to pay full dividends on our Series A preferred stock and any other parity stock we may issue; or

•	we do not have funds legally available to pay the full liquidation value of our Series A preferred stock and any parity stock in the event of our liquidation, dissolution or winding up,

any funds that are legally available to pay such amounts will be paid pro rata to holders of our Series A preferred stock and any of our parity stock then outstanding.

Because there has never been a market for our Series A preferred stock, your ability to resell your shares of our Series A preferred stock may be limited.

      Prior to this offering, there has been no public market for our Series A preferred stock. We have applied for the listing of our Series A preferred stock on the New York Stock Exchange under the symbol “DPS”. We cannot assure you that an active and liquid trading market for our Series A preferred stock will develop or be sustained. If such a market were to develop, the price at which our Series A preferred stock trades would depend on many factors, including prevailing interest rates, our financial condition, and the market for similar securities. You may not be able to resell your shares of our Series A preferred stock at or above the initial price to the public or at all.

Risks Relating to Our Status as a REIT

We may fail to qualify as a REIT, which would permit us to redeem your shares of Series A preferred stock under certain circumstances, or result in the automatic exchange of your shares of Series A preferred stock for shares of Delphi Series AA preferred stock without regard to your interests.

      We intend to be owned, organized and operated so as to qualify as a REIT under the Internal Revenue Code. Although we believe we will be owned and organized and will operate in such a manner, and Shearman & Sterling will render certain opinions as described in “Federal Income Tax Considerations”, it is not certain we will be able to become and remain qualified as a REIT for federal income tax purposes. Our qualification as a REIT depends, among other factors, on our distribution annually of at least 90% of our REIT taxable income, determined before any deduction for dividends paid and excluding any net capital gains, the nature of our assets, our manner of operation, our organization, our capital structure, and the ownership of our equity. Qualification as a REIT involves the application of highly technical and complex tax law provisions for which there are only limited judicial or administrative interpretations and involves the satisfaction of various requirements not entirely within our control. No assurance can be given that new legislation, regulations, administrative interpretations, or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification in a way that would materially and adversely affect our ability to qualify as a REIT. Any such new legislation, regulation, interpretation, or decision could be the basis of a Tax Event that would permit us to redeem our Series A preferred stock, subject to certain conditions, for the amount of the liquidation preference per share of our Series A preferred stock. If we fail to qualify as a REIT and have not redeemed our Series A preferred stock, your shares of Series A preferred stock would be exchanged automatically on a share-for-share basis for Delphi Series AA preferred stock, without regard to your interests and without your prior approval.

      Although we intend to be owned, organized and operated in a manner that allows us to qualify and remain qualified as a REIT, future economic, market, legal, tax or other considerations may cause us to determine that it is in our best interests and the best interests of holders of our common stock and preferred stock to revoke our REIT election. Any such determination by us may be made without stockholder approval but, as long as any shares of our Series A preferred stock are outstanding, will require the prior election of, and approval of a majority of, our independent directors.

Recent changes to federal tax law could make stock in non-REIT corporations more attractive to investors than stock in REITs and thereby negatively affect the value of and market for your shares of our Series A preferred stock.

      On May 23, 2003, Congress enacted legislation that provides favorable income tax rates for certain corporate dividends received by individuals through December 31, 2008. REIT dividends are not eligible for the lower income tax rates unless the dividends are attributable to income that has been subject to corporate-level tax. This legislation could cause stock in non-REIT corporations to be more attractive to investors than stock in REITs, which may negatively affect the value and market for your shares of Series A preferred stock.

If we lose our exemption under the Investment Company Act it could have a material adverse effect on us and would result in an automatic exchange of your shares of Series A preferred stock for shares of Delphi Series AA preferred stock.

      We believe that we are not, and intend to conduct our operations so as not to become, regulated as an investment company under the Investment Company Act. Under the Investment Company Act, a non-exempt entity that is an investment company is required to register with the SEC and is subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. The Investment Company Act exempts entities that are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate” (which we refer to as “Qualifying Interests”). Under current interpretations of the staff of the SEC, in order to qualify for this exemption, we, among other things, must maintain at least 55% of our assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. The assets that we may acquire therefore are limited by the provisions of the Investment Company Act. We have established a policy of limiting authorized investments that are not Qualifying Interests to no more than 20% of the value of our total assets. The Investment Company Act does not treat cash and cash equivalents as either Qualifying Interests or other real estate-related assets.

      Based on the criteria outlined above, we believe that, as of the time of this offering, all of our assets will be Qualifying Interests. As a result, we believe that we are not required to register as an investment company under the Investment Company Act. We do not intend, however, to seek an exemptive order, no-action letter or other form of interpretive guidance from the SEC or its staff on this position. If the SEC or its staff were to take a different position with respect to whether our assets constitute Qualifying Interests, we could be required either (1) to change the manner in which we conduct our business to avoid being required to register as an investment company or (2) to register as an investment company, either of which could have a material adverse effect on us, the price of our securities and our ability to make payments in respect of our Series A preferred stock. Further, in order to ensure that we at all times continue to qualify for the above exemption from the Investment Company Act, we may be required at times to adopt less efficient methods of financing certain of our assets than would otherwise be the case and may be precluded from acquiring certain types of assets whose yield is somewhat higher than the yield on assets that could be purchased in a manner consistent with the exemption. The net effect of these factors may be to lower at times our net interest income. An automatic exchange of our Series A preferred stock for Delphi Series AA preferred stock would be triggered in the event we were ever considered an investment company under the Investment Company Act. If we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties and that third parties could seek to obtain rescission of transactions undertaken during the period we were determined to be an unregistered investment company.

Our charter contains restrictions on the transfer of our shares that could limit the liquidity of your shares of our Series A preferred stock.

      To qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of a taxable year, and the shares of our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year, other than our first 12 months as a REIT). Therefore, our charter contains provisions restricting the ownership and transfer of our preferred stock.

      Our charter provides that those shares that are transferred so as to result in an individual owning more than 5% of the aggregate liquidation value of our issued and outstanding preferred stock, under the applicable attribution rules of the Internal Revenue Code, will either be automatically transferred to a trust for the benefit of a charitable beneficiary or such transfer will be null and void. In either case, the purported transferee will acquire no rights or economic interest in such shares. Similarly, our charter provides that a transfer of shares that would cause our shares of capital stock to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such shares. These transfer restrictions imposed by us could impair the liquidity of our Series A preferred stock and thereby affect the secondary market for our Series A preferred stock.

Risks Associated with Our Relationship with Delphi

Delphi has the ability to direct our business and affairs, and Delphi’s interests could conflict with yours.

      Holders of our Series A preferred stock are entitled to 1/10th of one vote per share of our Series A preferred stock on all matters to be voted on by all of our stockholders. Immediately after the offering, Delphi, through its ownership of all of our outstanding shares of common stock, will have the right to cast 90% of the votes entitled to be cast by holders of all shares of our outstanding voting stock and the holders of our Series A preferred stock will have the right to cast 10% of the votes entitled to be cast by holders of all shares of our outstanding voting stock on any matter to be voted on by all of our stockholders. As a result, Delphi will generally have the ability to direct our business and affairs and elect our board of directors. All of our officers and all of our current directors are also officers and/or employees of Delphi. In addition, we will rely on payments made by Delphi under the mortgage notes to make dividend payments on your shares of Series A preferred stock. In light of our relationship with Delphi, Delphi will also have control over or be able to influence the occurrence or timing of exchange events without regard to your interests and without the need to obtain your approval. Delphi may have investment goals and strategies that differ from yours as a holder of our Series A preferred stock. Consequently, conflicts between Delphi’s interests, on the one hand, and your interests on the other hand, may arise. The consent or vote of the holders of at least two-thirds of our outstanding Series A preferred stock is only required for the adoption of matters on which the holders of our Series A preferred stock have a right to vote separately as a single class, such as changing any provision of our charter if such change would materially and adversely affect our Series A preferred stock; authorizing or issuing any class or series of our equity securities ranking senior to our Series A preferred stock; and affecting our consolidation, conversion or merger with or into, or share exchange with (other than an exchange of our Series A preferred stock for Delphi Series AA preferred stock upon the occurrence of an automatic exchange) another entity, except under certain circumstances. Our charter also provides certain covenants in favor of the holders of our Series A preferred stock. For example, without the consent or affirmative vote of the holders of at least two-thirds of the shares of our Series A preferred stock, there are limitations on our ability to incur and make payments on indebtedness, make dividend payments, reinvest proceeds of our assets and issue additional shares of common stock.

We are dependent on the officers and employees of Delphi for the administration of our day-to-day activities and our relationship with Delphi may create conflicts of interest.

      Delphi is involved in virtually every aspect of our existence. Delphi administers our day-to-day activities under the terms of a management and servicing agreement between Delphi and us. We are dependent on the diligence and skill of the officers and employees of Delphi for the selection, structuring and monitoring of our authorized investments.

      This dependence and our close relationship with Delphi may create conflicts of interest. Specifically, such conflicts of interest may arise because employees of Delphi were directly involved in deciding to issue mortgage notes to us, in setting the interest rate applicable to the mortgage notes, and in selecting properties that underlie the mortgage liens, and will make decisions on the amount, type and price of future acquisitions of assets from and dispositions of assets to Delphi or third parties.

Risks Related to Our Assets Prior to the Occurrence of an Exchange Event

At the closing of this offering, our only significant asset will be our interest in Holdings, whose only significant asset will in turn be the mortgage notes.

      At the closing of this offering, our only significant asset will be our interest in Holdings, to which we will have contributed the mortgage notes and the mortgage liens on certain properties owned by subsidiaries of Delphi securing the mortgage notes. We will rely on distributions from Holdings of amounts received by Holdings from Delphi as payments under the mortgage notes to make dividend payments in respect of our Series A preferred stock. If Delphi defaults in its payment obligations under the mortgage notes, we would likely not be able to pay dividends on your shares of Series A preferred stock and a default by Delphi under the mortgage notes would trigger an automatic exchange of your shares of Series A preferred stock for shares of Delphi Series AA preferred stock.

We cannot assure you that we will acquire or dispose of assets in the future at their fair market value or that the assets will maintain their value.

      The terms of our Series A preferred stock contain covenants requiring the approval of two-thirds of the holders of shares of our Series A preferred stock before taking certain actions, and the election of, and approval of a majority of, our independent directors before taking other actions to help ensure that all financial dealings between Delphi and us will be fair to both parties. We have also obtained third party valuations of the properties underlying the mortgage liens to help ensure fair financial dealings between Delphi and us. However, there is no requirement that third party valuations be obtained in connection with future acquisitions or dispositions of assets, even in circumstances where Delphi or another affiliate of ours is selling assets to us, or purchasing assets from us. In addition, we may in the future acquire REIT-qualified assets from parties that are not affiliated with Delphi, subject to the condition that the failure of Delphi to remain at all times the primary obligor or guarantor in respect of investments accounting for at least two-thirds of our investment income will trigger an exchange event. We cannot assure you that the purchase price we pay or the price we receive for such assets will be equal to the fair value of the assets replaced. Furthermore, Delphi may substitute the properties securing the mortgage liens with replacement properties, mortgage liens and mortgage notes.

      In addition, the fair market value of REIT-qualified assets for which Delphi is not the primary obligor or guarantor acquired by us in substitution for or upon the maturity or prepayment of the mortgage notes could be affected by various conditions in the economy, such as interest rates, local conditions affecting real estate and other collateral values, factors such as the discovery of environmental liabilities associated with the REIT-qualified assets and sudden or unexpected changes, such as those that might result from terrorist attacks and the United States’ response to such attacks. If we were forced to foreclose on collateral with respect to which Delphi is not the primary obligor or guarantor prior to the occurrence of an exchange event, the value realized upon such a foreclosure may be less than the value of the collateralized obligation and therefore would increase the risk that our assets may be insufficient to pay the liquidation preference of your shares of our Series A preferred stock.

We may invest in assets that involve new risks, such as exposure to credit risk of third parties, which could adversely affect our ability to pay dividends on your shares of our Series A preferred stock.

      Immediately after this offering our portfolio will consist of our consolidated interest in Holdings, which will hold the mortgage notes and the mortgage liens. The mortgage notes are prepayable without penalty at any time. While we presently intend to reinvest proceeds of the mortgage notes in similar assets through Holdings, we are not required to limit our investments to assets of the types currently in our portfolio, subject to the condition that the failure of Delphi to remain at all times the primary obligor or guarantor in respect of investments accounting for at least two-thirds of our investment income will trigger an exchange event. Assets such as commercial real estate and residential loan interests or real estate may involve different risks not described in this prospectus, may be located outside the United States, and may be acquired from entities other than Delphi.

Risk Factors Applicable in the Event of an Automatic Exchange

You may have adverse tax consequences as a result of an automatic exchange of your shares of our Series A preferred stock for shares of Delphi Series AA preferred stock.

      The exchange of shares of our Series A preferred stock for shares of Delphi Series AA preferred stock would be a taxable event to you under the Internal Revenue Code and, in that event, you generally would recognize a gain or loss, as the case may be, measured by the difference between your adjusted tax basis in your shares of Series A preferred stock and the fair market value of the Delphi Series AA preferred stock received in the exchange. Moreover, your holding period for determining the tax rate applicable to any gain on any sale or other disposition of shares of Delphi Series AA preferred stock that you receive upon an automatic exchange will not include your holding period for your Series A preferred stock.

A decline in Delphi’s financial condition may restrict its ability to pay dividends and could result in a loss on your investment.

      If Delphi’s financial condition were to deteriorate, the holders of the Delphi Series AA preferred stock could suffer direct and materially adverse consequences, including suspension of the payment of non-cumulative dividends on the Delphi Series AA preferred stock and, if a liquidation, dissolution or winding up of Delphi were to occur, loss by holders of Delphi Series AA preferred stock of all or part of their investment. See “Description of Delphi Capital Stock — Series AA Preferred Stock”.

Upon the occurrence of an automatic exchange, the holders of Delphi Series AA preferred stock will not have any voting rights or the benefit of the same favorable covenants as our Series A preferred stock.

      Upon the occurrence of an automatic exchange, the holders of Delphi Series AA preferred stock will not have voting rights or the benefit of the same favorable covenants as our Series A preferred stock relating to the requirement to submit certain matters to a vote of Delphi Properties’ independent directors and certain matters to a vote of the holders of our Series A preferred stock, voting as a class. In addition, Delphi may authorize and issue additional shares of preferred stock that may rank on parity with or senior to the Delphi Series AA preferred stock as to dividend rights and rights upon liquidation, winding up, or dissolution, without the consent of the holders of the Delphi Series AA preferred stock.

Delphi is not obligated to pay dividends on the Delphi Series AA preferred stock and dividends on these securities are not cumulative.

      The Delphi board of directors may determine that it would be in Delphi’s best interests to pay less than the full amount of the stated dividends on the Delphi Series AA preferred stock or no dividends for any quarter even if funds are available. Factors that would be considered by the Delphi board of directors in making this determination are Delphi’s financial condition and capital needs, the effect of current and pending legislation and regulations, economic conditions, tax considerations, and such other factors as the board of directors may deem relevant.

      Dividends on the Delphi Series AA preferred stock are not cumulative. Consequently, if Delphi’s board of directors does not declare dividends on the Delphi Series AA preferred stock for any quarterly period, the holders of the Delphi Series AA preferred stock would not be entitled to any such dividend regardless of whether or not funds are or subsequently become available. If you acquire Delphi Series AA preferred stock as a result of an exchange event that has been triggered by a deterioration in Delphi’s financial condition, the likelihood of dividend payments, as well as the liquidation preference, voting rights and liquidity of the Delphi Series AA preferred stock you would own could be negatively affected. See “Description of Delphi Capital Stock — Series AA Preferred Stock — Dividends”.

      Holders of the Delphi Series AA preferred stock will not receive quarterly dividends that exceed the maximum quarterly dividends of $           per share even if Delphi’s income or funds would allow it to pay additional dividends. Holders of Delphi common stock may receive a larger dividend payment than holders of the Delphi Series AA preferred stock.

There is no active trading market for the Delphi Series AA preferred stock and no such trading market may develop and your ability to resell the Delphi Series AA preferred stock may therefore be limited.

      The Delphi Series AA preferred stock will be a new issue of securities. There is no public market for the Delphi Series AA preferred stock. Delphi does not expect to cause the listing or quotation of the Delphi Series AA preferred stock on the New York Stock Exchange or on any other national securities exchange or quotation system. Consequently, it is unlikely that an active and liquid trading public market for the Delphi Series AA preferred stock will develop or be maintained. The lack of liquidity and an active trading market for the Delphi Series AA preferred stock could adversely affect your ability to dispose of the Delphi Series AA preferred stock.

Risks Relating to Delphi

The cyclical nature of automotive production and sales can adversely affect Delphi’s business.

      Delphi’s business is directly related to automotive sales and automotive vehicle production by its customers. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences. In addition, automotive production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. Any significant economic decline that results in a reduction in automotive production and sales by Delphi’s customers can have a material adverse effect on Delphi’s business, results of operations and financial condition.

Delphi depends on GM as a customer and may not be successful at attracting new customers.

      GM accounted for 65.1% of Delphi’s total net sales in fiscal 2002. To compete effectively, Delphi needs to continue to satisfy GM’s pricing, service, technology and increasingly stringent quality and reliability requirements, which, because Delphi is GM’s largest supplier, particularly affect Delphi. Additionally, Delphi’s revenues may be affected by decreases in GM’s business or market share. For these reasons, Delphi cannot provide any assurance as to the amount of its future business with GM. While Delphi intends to continue to focus on retaining and winning GM’s business, Delphi cannot assure you that it will succeed in doing so. To the extent that Delphi does not maintain its existing level of business with GM, Delphi will need to attract new customers or Delphi’s results of operations and financial condition will be adversely affected. Delphi cannot assure you that it will be successful in expanding its existing customer base.

Continued depreciation in the value of the securities held by Delphi’s employee benefit plans and other factors could materially increase its pension and other postretirement benefit expense and underfunding levels.

      Delphi sponsors defined benefit pension plans covering certain hourly and salaried employees in the United States. At December 31, 2002, the projected benefit obligation exceeded the market value of plan assets by $4.1 billion, compared to $2.4 billion at December 31, 2001. The increase in the underfunded status of Delphi’s plans was primarily due to a 50 basis point decline in the discount rate used to value the liabilities and the impact of the unfavorable asset return environment. Despite the underfunded status of Delphi’s plans, Delphi is not required by employee benefit and tax laws to make contributions prior to 2004. Delphi contributed $350 million to its U.S. pension plans in January 2003 and expects that it will make additional contributions. Even with additional contributions, however, continued declines in interest rates or the market values of the securities held by the plans, or certain other changes, could materially increase their underfunded status and affect the level and timing of required contributions in 2004 and beyond. An increase in the underfunded status of the plans could materially increase Delphi’s pension expense, reduce profitability and adversely affect its access to capital. In addition, Delphi maintains other postretirement benefit plans that are not funded. At December 31, 2002 and 2001, the other postretirement benefit obligations on Delphi’s balance sheet were $5.5 billion and $5.0 billion, respectively. See Delphi’s 2002 Form 10-K and Delphi’s Form 10-Q for the quarter ended March 31, 2003 for a further discussion of pension and other postretirement benefit matters.

Delphi may incur material losses and costs as a result of product liability and warranty claims that may be brought against it.

      Delphi faces an inherent business risk of exposure to warranty and product liability claims in the event that Delphi’s products fail to perform as expected or such failure of Delphi’s products results, or is alleged to result, in bodily injury and/or property damage. In addition, if any Delphi-designed products are or are alleged to be defective, Delphi may be required to participate in a recall of such products. As suppliers become more integrally involved in the vehicle design process and assume more of the vehicle assembly functions, vehicle manufacturers are increasingly looking to their suppliers for contributions when faced with product liability claims or recalls. In addition, vehicle manufacturers, who have traditionally borne the cost associated with warranty programs offered on their vehicles, are increasingly requiring suppliers to guarantee or warrant their products and may seek to hold Delphi responsible for some or all of the costs related to the repair and replacement of parts supplied by Delphi to the vehicle manufacturer. In particular, GM continues to assert pre-separation warranty claims that Delphi is challenging. A successful warranty claim or product liability claim against Delphi in excess of Delphi’s available insurance coverage or established warranty reserves or a requirement that Delphi participate in a product recall may have a material adverse effect on Delphi’s business. Delphi establishes warranty reserves for products sold using management estimates of the amount that will eventually be required to settle such obligations, which estimates are based on several factors including past experience, production changes, industry developments and various other considerations. Although Delphi regularly evaluates the appropriateness of these reserves and makes adjustments when appropriate consistent with generally accepted accounting principles, the final amounts determined to be due related to warranty matters could differ materially from management’s estimates.

Restrictions in several of Delphi’s labor agreements could limit its ability to pursue restructuring initiatives. Labor strikes, work stoppages or similar difficulties could significantly disrupt its operations.

      Approximately 143,000, or 91%, of all hourly employees in Delphi’s operations are represented by unions and are covered by collective bargaining agreements. Several of the agreements restrict Delphi’s ability to close plants, restructure operations and take other steps to make its business more efficient. In addition, two of Delphi’s national labor agreements, covering over 41,000 employees, expire in 2003. The negotiation of these and other new collective bargaining agreements with labor groups in the future could result in higher labor costs and more restrictive work rules than those currently in effect. A work stoppage could occur as a result of certain types of disputes under Delphi’s existing collective bargaining agreements or in connection with the negotiation of the new collective bargaining agreements. A work stoppage could adversely affect Delphi’s business and disrupt its operations. Work stoppages at Delphi’s key suppliers could have similar consequences if alternative sources are not readily available.

Disruptions in the supply of materials can adversely affect Delphi’s profitability.

      Delphi uses a broad range of materials and supplies, including metals, castings, chemicals and electronic components in its products. A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase Delphi’s operating costs and materially adversely affect its profit margins.

FORWARD-LOOKING STATEMENTS

      This prospectus contains or incorporates statements that are forward-looking statements. These statements can be identified by the use of forward-looking language such as “will likely result”, “may”, “are expected to”, “is anticipated”, “estimate”, “projected”, “intends to”, or other similar words. Delphi Properties’ and Delphi’s actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in this prospectus and the documents incorporated by reference into this prospectus. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should also refer to Delphi’s periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

USE OF PROCEEDS

      The net proceeds to us from the sale of our Series A preferred stock offered hereby are expected to be $288 million, or $331 million if the underwriters’ over-allotment is exercised in full.

      The net proceeds from this offering will be paid to Delphi in exchange for mortgage notes and mortgage liens. In addition to the net proceeds, Delphi will receive 10,800,000 (12,420,000 if the underwriters’ over-allotment option is exercised in full) shares of our common stock in exchange for mortgage notes and mortgage liens. Delphi will contribute substantially all of the cash proceeds it will receive in exchange for the issuance of the mortgage notes to us to its pension plans, and the balance, if any, of the remaining proceeds will be used for general corporate purposes including the repayment of short-term borrowings for working capital. We will pay all expenses, the advisory fee and the underwriting commission relating to the offering to the public.

      The Delphi Series AA preferred stock will be made available, if ever, in connection with an automatic exchange of our Series A preferred stock. Delphi will not receive any proceeds, directly or indirectly, from the subsequent exchange of our Series A preferred stock for Delphi Series AA preferred stock.

CAPITALIZATION

Delphi Properties

      The following table sets forth our capitalization at March 31, 2003, and our capitalization as adjusted to reflect the issuance of our Series A preferred stock and the payment of proceeds from the Series A preferred stock offering, the issuance of our common stock and the transfer of a 1% interest in Holdings in exchange for the receipt of mortgage notes issued to us by Delphi. When you read this data, you should also read the detailed information and our unaudited projected financial information included elsewhere in this prospectus.

	March 31, 2003

	Actual(1)	As Adjusted(2)(3)

	(in thousands)
Minority interest in Holdings	$—	$3,500
Stockholders’ equity
Preferred stock, Series A; $0.10 par value per share, $25 liquidation preference	—	287,527
Common stock, $0.01 par value per share	—	108	(4)
Additional paid-in capital	—	58,865	(4)
Mortgage notes receivable from issuance of stock	—	(58,973	)(4)

Total stockholders’ equity	—	287,527

Total capitalization	$—	$291,027

Amounts included below are in thousands except share amounts and percentages.

(1)	Delphi Properties, Inc. was formed on March 13, 2003 and capitalized on March 25, 2003, with an initial capital contribution of one hundred dollars by Delphi and the authorization and issuance of 100 shares of common stock.

(2)	Prior to the consummation of this offering, our charter will be amended and restated to authorize the issuance of 40,000,000 shares of our Series A preferred stock, and we will issue 12,000,000 shares of our Series A preferred stock. The amended and restated charter also authorizes the issuance of up to 36,000,000 shares of common stock and we will issue an additional 10,800,000 shares of common stock to Delphi, and the issuance of up to 125 shares of Series B preferred stock, which will be junior to our Series A preferred stock and which we may issue in amounts sufficient to ensure that we will at all times comply with the One Hundred Persons Test. See “Formation of Delphi Properties” and “Description of Delphi Properties Capital Stock — Series A Preferred Stock”.

(3)	If the underwriters’ over-allotment option is exercised in full, minority interest will be $4,000, preferred stock will be $331,109 with 13,800,000 shares issued, common stock will be $124 with 12,420,000 additional shares of common stock issued, additional paid in capital will be $64,767, mortgage notes receivable from issuance of stock will be $(64,891) and total capitalization of $335,109.

(4)	In connection with the issuance of our Series A preferred stock, Delphi will contribute $350,000 of mortgage notes ($400,000 if the underwriters’ over-allotment option is exercised in full) to Delphi Properties in exchange for the cash proceeds of the Series A preferred issuance, common stock shares and a 1% interest in Holdings. The mortgage notes received from Delphi in exchange for stock is reflected as a reduction of stockholders’ equity in accordance with Generally Accepted Accounting Principles (“GAAP”).

Delphi

      The following table sets forth Delphi’s capitalization at March 31, 2003, and its capitalization as adjusted to give effect to the issuance of our Series A preferred stock. When you read this data, you should also read the detailed information relating to Delphi and the consolidated financial statements of Delphi included in documents incorporated by reference in this prospectus.

	March 31, 2003

	Actual	As Adjusted(1)(2)

	(in millions)
Total debt, including short-term	$2,730	$2,730
Preferred stock of subsidiary	—	288
Stockholders’ equity
Preferred stock, Series AA; $0.10 par value, $25 liquidation preference; no shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 1,350 million shares authorized; 565 million shares issued	6	6
Additional paid-in capital	2,459	2,459
Retained earnings	1,618	1,618
Accumulated other comprehensive loss:
Minimum pension liability	(2,098)	(2,098)
Accumulated other comprehensive loss	(469)	(469)
Treasury stock, at cost	(76)	(76)

Total stockholders’ equity	1,440	1,440

Total capitalization	$4,170	$4,458

(1)	Adjusted to give effect to the issuance of Delphi Properties Series A preferred stock, excluding the underwriters’ over-allotment option.

(2)	If the underwriters’ over-allotment option is exercised in full, preferred stock of subsidiary will be $331 million and total capitalization will be $4,501 million.

UNAUDITED PROJECTED FINANCIAL DATA FOR DELPHI PROPERTIES

      The following unaudited consolidated projected financial data is presented to illustrate the estimated effects of the issuance of our Series A preferred stock and the payment of proceeds from the Series A preferred stock offering, the issuance of our common stock and the transfer of a 1% interest in Holdings in exchange for the receipt of mortgage notes issued to us by Delphi, assuming that the transaction had taken place at the beginning of 2002. Since we intend to contribute our portion of the mortgage notes to Holdings in exchange for an interest in Holdings immediately following the closing of this offering, and Holdings is our consolidated subsidiary, the financial data for Holdings is included in the consolidated projected financial data below. Such information should not be construed as being a representation of the future financial position or results of our operations.

      We were incorporated on March 13, 2003 and capitalized on March 25, 2003. We have not yet commenced operations and do not have any historical audited or unaudited income statement data other than the unaudited projected income statement data below. We do have an audited balance sheet as of March 25, 2003 in addition to the unaudited projected balance sheet data below. Upon the closing of this offering, we expect to have only the assets and liabilities described in the unaudited projected condensed balance sheet data below.

	Three Months Ended			Year Ended December 31,
	March 31, 2003 (Unaudited)			2002 (Unaudited)

	Actual(1)	Projected(2)(3)		Actual(1)	Projected(2)(3)

	(in thousands except per share or ratio data)
Income Statement Data:
Projected interest income	$—	$6,781	(4)	$—	$27,125	(4)
Management fees and other expenses	—	286	(5)	—	1,140	(5)
Minority interest in earnings of Holdings	—	68	(6)	—	271	(6)

Net income	—	6,427		—	25,714
Dividends to preferred stockholders	—	6,375	(7)	—	25,500	(7)

Net income available for common stockholders	$—	$52		$—	$214

Earnings per share	$—	$0.00	(8)	$—	$0.02	(8)

Ratio of combined fixed charges and preferred dividends to earnings	—	1.01		—	1.01

	March 31, 2003

		Projected(2)(3)
	Actual(1)	(unaudited)

	(in thousands)
Balance Sheet Data:
Assets:
Mortgage notes receivable	$—	$291,027	(9)

Total assets	$—	$291,027

Liabilities:
Minority interest in Holdings	$—	$3,500	(6)

Total liabilities	—	3,500

Stockholders’ equity:
Preferred stock, Series A; $0.10 par value, $25 liquidation preference	—	287,527	(10)
Common stock, $0.01 par value	—	108	(11)
Additional paid-in capital	—	58,865	(11)
Mortgage notes receivable from issuance of stock	—	(58,973	)(12)

Total stockholders’ equity	—	287,527

Total liabilities and stockholders’ equity	$—	$291,027

Footnotes on following page

Amounts included below are in thousands, except share and per share amounts, ratio data and percentages.

(1)	Delphi Properties, Inc. was formed on March 13, 2003 and capitalized on March 25, 2003, with an initial capital contribution of one hundred dollars by Delphi and the authorization and issuance of 100 shares of common stock. It had no operations prior to this offering.

(2)	Prior to the consummation of this offering, our charter will be amended and restated to authorize the issuance of 40,000,000 shares of our Series A preferred stock, and we will issue 12,000,000 shares of our Series A preferred stock. The amended and restated charter also authorizes the issuance of up to 36,000,000 shares of common stock and we will issue an additional 10,800,000 shares to Delphi, and the issuance of up to 125 shares of Series B preferred stock, which will be junior to our Series A preferred stock and which we may issue in amounts sufficient to ensure that we will at all times comply with the One Hundred Persons Test. See “Formation of Delphi Properties” and “Description of Delphi Properties Capital Stock — Series A Preferred Stock”.

(3)	If the underwriters’ over-allotment option is exercised in full:

•	For the three months ended March 31, 2003, projected interest income will be $7,750, management fees and other expenses will be $298, minority interest in earnings of Holdings will be $78, net income will be $7,374, dividends to preferred stockholders will be $7,331, net income available for common shareholders will be $43, earnings per share will be $0.00 and ratio of combined fixed charges and preferred dividends to earnings will be 1.01.

•	For the year ended December 31, 2002, projected interest income will be $31,000, management fees and other expenses will be $1,190, minority interest in earnings of Holdings will be $310, net income will be $29,500, dividends to preferred stockholders will be $29,325, net income available for common shareholders will be $175, earnings per share will be $0.01 and ratio of combined fixed charges and preferred dividends to earnings will be 1.01.

•	As of March 31, 2003, mortgage notes receivable will be $335,109, minority interest in Holdings will be $4,000, preferred stock will be $331,109 with 13,800,000 shares issued, common stock will be $124 with 12,420,000 additional shares issued, additional paid in capital will be $64,767 and mortgage notes receivable from issuance of stock will be $(64,891).

(4)	Represents projected mortgage interest income at 7.75% on $350,000 ($400,000 if the underwriters’ over- allotment option is exercised in full) of mortgage notes receivable. The properties underlying the mortgage notes have been identified and we will execute the contribution and loan agreement between Delphi and us prior to the consummation of this offering. The 7.75% yield represents the actual weighted average yield of the mortgage notes to be acquired. The mortgage notes will be fixed rate notes and there are no provisions or other arrangements within the agreement that allow for changes or resetting of the 7.75% actual weighted average yield on the notes. The agreement may be amended only with the consent of both parties and neither Delphi nor we are contemplating any such amendment.

(5)	Represents management fees paid to Delphi of 0.1% of total assets of $350,000 ($400,000 if the underwriters’ over-allotment option is exercised in full), plus estimated direct costs of $198 for the three months ended March 31, 2003 and $790 for the year ended December 31, 2002. The direct costs include proxy and related costs, rating agencies and related fees, independent directors’ compensation and other miscellaneous fees, principally accounting, auditing, and tax fees.

(6)	Represents Delphi’s 1% minority interest in Holdings.

(7)	Represents dividends to preferred stockholders at 8.50% per annum. Dividends are non-cumulative and our board of directors may authorize less than a full dividend or no dividend at all. In addition, as Delphi will maintain a 90% voting interest in Delphi Properties and thus the right to elect all of our directors, including our independent directors (except under limited circumstances), it will control the payment and amount of dividends declared, if any.

(8)	Common shares outstanding are 10,800,100. If the underwriters’ over-allotment option is exercised in full, the number of common shares outstanding will increase to 12,420,100. The additional common shares will be issued to Delphi to maintain its 90% voting interest in Delphi Properties.

(9)	Represents mortgage notes receivable from Delphi, which will be obtained with proceeds from this offering, issuance of common stock and transfer of a 1% interest in Holdings. The amount is net of mortgage notes receivable from issuance of common stock to Delphi, which is reflected as a reduction of stockholders’ equity in accordance with GAAP. Delphi, Delphi Properties, and Holdings are under common control. The mortgage notes will be originated by us in connection with this offering. We will account for the value of these notes at book value (face value). The mortgage notes will be originated by us and contributed to Holdings simultaneously, with a book value equal to fair value as we and Holdings are entities under common control.

(10)	Represents proceeds from this offering net of underwriting commission and advisory fee and other offering costs. The proceeds from the offering were calculated on the basis of a $300,000 issuance of Series A preferred stock, less the estimated underwriting commission of approximately $9,500, the expected maximum advisory fee of approximately $1,200 and estimated expenses of the offering of approximately $1,800. If the underwriters’ over-allotment option is exercised in full, the proceeds from the offering would be calculated as a $345,000 issuance of Series A preferred stock, less the estimated underwriting commission of approximately $10,900, the expected maximum advisory fee of approximately $1,200 and estimated expenses of approximately $1,800.

(11)	Represents Delphi’s ownership interest from the mortgage notes receivable that were originated by us in exchange for 10,800,000 shares (12,420,000 shares if the underwriters’ over-allotment option is exercised in full) of Delphi Properties common stock. The value of Delphi’s ownership interest in Delphi Properties is based on the amount of the mortgage notes originated by us less the cash received from the proceeds of this offering and the value of Delphi’s 1% ownership interest in Holdings.

(12)	The mortgage notes receivable received from Delphi in exchange for common stock is reflected as a reduction of stockholders’ equity in accordance with GAAP.

UNAUDITED PRO FORMA FINANCIAL DATA FOR DELPHI

      The effect of the issuance of our Series A preferred stock on Delphi’s consolidated statement of income for the three months ended March 31, 2003 would be additional expense included in other income (expense), net of $6.6 million ($7.5 million if the underwriters’ over-allotment option is exercised in full), comprised of $6.4 million ($7.3 million if the underwriters’ over-allotment option is exercised in full) for dividends to preferred stockholders of Delphi Properties and approximately $0.2 million of additional direct costs related to Delphi Properties. This additional expense would result in a $2.1 million ($2.4 million if the underwriters’ over-allotment option is exercised in full) decrease in income tax expense. Net income would be $122.5 million ($121.9 million if the underwriters’ over-allotment option is exercised in full) for the three months ended March 31, 2003 on a pro forma basis. The effect of the issuance of our Series A preferred stock on Delphi’s consolidated statement of income for the year ended December 31, 2002 would be additional expense included in other income (expense), net of $27 million ($30 million if the underwriters’ over-allotment option is exercised in full), comprised of $26 million ($29 million if the underwriters’ over-allotment option is exercised in full) for dividends to preferred stockholders of Delphi Properties and approximately $1 million of additional direct costs related to Delphi Properties. This additional expense would result in a $10 million ($11 million if the underwriters’ over-allotment option is exercised in full) decrease in income tax expense. Net income would be $326 million ($324 million if the underwriters’ over-allotment option is exercised in full) for the year ended December 31, 2002 on a pro forma basis. The effect of the issuance of our Series A preferred stock on Delphi’s consolidated balance sheet is an increase of $288 million ($331 million if the underwriters’ over-allotment option is exercised in full) in cash and cash equivalents and preferred stock of subsidiary. This would result in cash and cash equivalents of $1,043 million ($1,086 million if the underwriters’ over-allotment option is exercised in full) and preferred stock of subsidiary of $288 million ($331 million if the underwriters’ over-allotment option is exercised in full) as of March 31, 2003 on a pro forma basis.

      When you read this data, you should also read the detailed information and consolidated financial statements included in documents incorporated by reference in this prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA FOR DELPHI

      The following selected financial data reflects the results of operations and cash flows for Delphi. Selected financial data for 1998 reflects the historical results of operations and cash flows of the businesses that were considered part of the Delphi business sector of GM at that time and does not necessarily reflect what Delphi’s financial position and results of operations would have been had it operated as a separate, stand-alone entity during that year. The historical consolidated statement of income data for 1998 does not reflect many significant changes that have occurred in the operations and funding of Delphi as a result of its separation from GM and its initial public offering. The historical consolidated balance sheet data in 1998 reflects the assets and liabilities transferred to Delphi in accordance with the terms of the agreement governing its separation from GM. The selected financial data of Delphi should be read in conjunction with, and are qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto of Delphi included in Delphi’s 2002 Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited consolidated financial statements and notes thereto of Delphi included in Delphi’s Form 10-Q for the three months ended March 31, 2003, which are incorporated by reference in this prospectus. The financial information presented may not be indicative of Delphi’s future performance.

	Three Months
	Ended	Year Ended December 31,
	March 31,
	2003	2002	2001	2000	1999	1998

	(in millions, except per share amounts)
Statement of Income Data:(1)
Net sales	$7,182	$27,427	$26,088	$29,139	$29,192		$28,479
Operating expenses:
Cost of sales, excluding items listed below	6,312	24,014	23,216	24,744	25,035		26,135
Selling, general and administrative	389	1,510	1,470	1,715	1,619		1,463
Depreciation and amortization(2)	253	988	1,150	936	856		1,102
Restructuring	—	225	536	—	—		—
Acquisition-related in-process research and development	—	—	—	51	—		—

Operating income (loss)	228	690	(284)	1,693	1,682		(221)
Interest expense	(45)	(191)	(222)	(183)	(132)		(277)
Other income (expense), net	2	32	(22)	157	171		232

Income (loss) before income taxes	185	531	(528)	1,667	1,721		(266)
Income tax expense (benefit)	58	188	(158)	605	638		(173)

Net income (loss)	$127	$343	$(370)	$1,062	$1,083		$(93)

Basic earnings (loss) per share	$0.23	$0.61	$(0.66)	$1.89	$1.96		$(0.20)

Diluted earnings (loss) per share	$0.23	$0.61	$(0.66)	$1.88	$1.95		$(0.20)

Cash dividends declared per share(3)	$0.07	$0.28	$0.28	$0.28	$0.21	$	N/A

Ratio of earnings to fixed charges(4)	4.0	3.0	N/A	7.9	10.6		N/A

Statement of Cash Flows Data:
Cash provided by (used in) operating activities(5)	$4	$2,073	$1,360	$268	$(1,214)		$849
Cash used in investing activities	(194)	(981)	(1,353)	(2,054)	(1,055)		(1,216)
Cash (used in) provided by financing activities	(74)	(791)	13	1,094	2,878		384
Other Financial Data:
EBITDA(6)	$478	$1,689	$811	$2,739	$2,613		$1,056
Balance Sheet Data:
Total assets	$19,401	$19,316	$18,602	$18,521	$18,350		$15,506
Total debt	2,730	2,766	3,353	3,182	1,757		3,500
Stockholders’ equity	1,440	1,279	2,312	3,766	3,200		9

(1)	Delphi became a separate company in 1999. The data for 1998 represent results when Delphi was an operating sector within GM.

(2)	Effective January 1, 2002, Delphi adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” and no longer amortizes purchased goodwill.

(3)	Because Delphi became a public company on February 5, 1999, dividend data for 1998 is not applicable. Due to the timing of Delphi’s separation from GM, only three quarters of dividends were paid in 1999.

(4)	Fixed charges exceeded earnings by $561 million and $320 million for the years ended December 31, 2001 and 1998, respectively, resulting in a ratio of less than one.

(5)	In 2002, cash provided by operating activities includes the sale of accounts receivable of approximately $639 million, primarily in the United States. Excluding these transactions, on a comparable basis with prior years, cash provided by operating activities would have been $1,434 million.

(6)	“EBITDA” is defined as earnings before provision for interest expense and interest income, income taxes, depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

      The following is the calculation of EBITDA:

	Three Months
	Ended	Year Ended December 31,
	March 31,
	2003	2002	2001	2000	1999	1998

	(in millions)
Net income	$127	$343	$(370)	$1,062	$1,083	$(93)
Interest expense	45	191	222	183	132	277
Interest income, included in Other income (expense), net	(5)	(21)	(33)	(47)	(96)	(57)
Income taxes	58	188	(158)	605	638	(173)
Depreciation and amortization	253	988	1,150	936	856	1,102

EBITDA	$478	$1,689	$811	$2,739	$2,613	$1,056

      The following is the reconciliation of cash provided by (used in) operating activities to EBITDA:

	Three Months
	Ended	Year Ended December 31,
	March 31,
	2003	2002	2001	2000	1999	1998

	(in millions)
Cash provided by (used in) operating activities(5)	$4	$2,073	$1,360	$268	$(1,214)	$849
Interest expense	45	191	222	183	132	277
Interest income	(5)	(21)	(33)	(47)	(96)	(57)
Income taxes net of change in deferred income taxes	55	152	198	199	693	(296)
Restructuring, venture impairments, and acquisition-related in-process research and development	—	(225)	(610)	(51)	—	—
Net changes in operating assets and liabilities	379	(481)	(326)	2,187	3,098	283

EBITDA	$478	$1,689	$811	$2,739	$2,613	$1,056

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
OF DELPHI PROPERTIES

Sources of Capital and Liquidity

      Our source of capital will be the net proceeds from the offering of our Series A preferred stock. Our primary source of liquidity will be distributions from Holdings in respect of our 99% membership interest therein. Holdings’ income will consist of interest payments made by Delphi in respect of the mortgage notes contributed to Holdings by us upon the closing of this offering and, to the extent that the mortgage notes are replaced with other Delphi assets or assets for which Delphi is not the primary obligor or guarantor, investment income earned on such replacement assets. Although the mortgage notes will be secured by mortgage liens on certain properties owned by subsidiaries of Delphi, if Delphi fails to make a payment on the mortgage notes, the Series A preferred stock will be automatically exchanged for shares of Delphi Series AA preferred stock. Accordingly, any foreclosures on the properties securing the mortgage notes would occur after such exchange, which means that any proceeds realized from the foreclosure would not be needed to make any payments on the Series A preferred stock as no Series A preferred stock would then be outstanding. Because the Series A preferred stock would be exchanged for Delphi Series AA preferred stock before we could foreclose on the mortgage liens, we have not included specific details on events which may affect the value of the collateral securing the mortgage liens.

      The mortgage notes will be in an aggregate principal amount of $350 million ($400 million if the underwriters’ over-allotment option is exercised in full) and will bear interest at a fixed rate of 7.75% per year. The interest rate on the mortgage notes was determined after analyzing a number of mortgage transactions between unrelated parties and reviewing quotes Delphi had received with respect to other proposed mortgage financing transactions. Due to several features of the mortgage notes, including the aggregate principal amount and the bullet payment rather than amortizing structure, no directly comparable transaction between unrelated parties was available. The interest rate on the mortgage notes was determined after we reviewed quotes Delphi had previously received for a standard mortgage (i.e., 10-year maturity with 20- to 30-year amortization), and adjusted the rate to reflect the increased risk due to the longer 30-year tenure and a bullet instead of amortizing structure. Based on the limited available market data and discussions with institutions that participate in the mortgage market as to our approach, we believe that the interest rate on the mortgage notes represents a fair market rate of return; however, we cannot assure you that we would have been able to invest in assets of third parties having an equivalent rate of return and comparable risk or that, to the extent the mortgage notes are replaced with third-party assets, that we will be able to do so in the future.

      Under the terms of Holdings’ operating agreement, we, as the member owning a majority of the interests in Holdings, will have the exclusive right to manage the business of Holdings, including determining the timing and amount of distributions to members. As a result, assuming the timely payment of interest in respect of the mortgage notes, our 99% interest in Holdings will enable us to cause Holdings to make distributions to us in sufficient amounts and at such intervals so as to enable us to make full dividend payments on our Series A preferred stock. There are no agreements or circumstances relating to Delphi and its subsidiaries or Delphi Properties and its subsidiaries, other than Holdings’ operating agreement, that would affect the timing and amount of distributions from Holdings.

Results of Operations

      As of the date of this prospectus, we do not have an operating history. Our future earnings, through our consolidated subsidiary, Holdings, will consist of interest income from Delphi on the mortgage notes and/or any other assets Holdings may acquire in the future. Expenses will include payments to Delphi for management fees, general and administrative costs and preferred stock dividends.

      Our day-to-day operations will be managed pursuant to the terms of a management and servicing agreement between Delphi and us. Delphi, in its role as manager and servicer under the terms of the management and servicing agreement, will receive a management fee designed to reimburse Delphi for costs incurred to manage us and to service any investments with respect to which Delphi is not the primary obligor. Management services that Delphi will provide to us include monitoring the credit quality of the assets held by us; advising us with respect to the acquisition, management, financing and disposition of our assets; representing us in day-to-day dealings with our stockholders, transfer agent, consultants, accountants, attorneys, custodians, insurers and banks; and providing executive, administrative, accounting, stockholder relations, secretarial, recordkeeping, copying, telephone, mailing and distribution services.

Significant Accounting Policies and Critical Accounting Estimates

      Our significant accounting policies are more fully described in Note 1 to our financial statements. Certain of our accounting policies may require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates.

      We consider an accounting estimate to be critical if:

•	it requires us to make assumptions about matters that were uncertain at the time we were making the estimate, and

•	changes in the estimate or different estimates that we could have selected would have had a material impact on our financial condition or results of operations.

      Our critical accounting estimate involves the collectibility of the mortgage notes and the interest thereon. We base our estimate on our relationship with Delphi, knowledge of current events at Delphi, historical trends, credit quality in our portfolio, and general economic matters.

FORMATION OF DELPHI PROPERTIES

      In connection with the consummation of this offering, we will engage in the transactions with Delphi described below, which are designed to (1) facilitate the offering of our Series A preferred stock, (2) transfer the ownership of the mortgage notes to us, which we will in turn contribute to Holdings, and (3) enable us to qualify as a REIT for federal income tax purposes, commencing with our taxable year ending December 31, 2003.

      The transactions constituting and related to our formation have or will include the following:

•	We have entered into a contribution and loan agreement with Delphi pursuant to which we will acquire the mortgage notes from Delphi, secured by mortgage liens on certain properties owned by subsidiaries of Delphi, subsequent to the closing of this offering in exchange for the proceeds of this offering, 10,800,000 shares of our common stock (12,420,000 shares if the underwriters’ over-allotment option is exercised in full) and our agreement to transfer a 1% interest in Holdings to Delphi immediately upon closing.

•	Our charter has been amended and restated to authorize the issuance of 40,000,000 shares of our Series A preferred stock and to establish the terms of our Series A preferred stock. The amended and restated charter also authorizes the issuance by us of up to 36,000,000 shares of common stock, which we intend to issue to Delphi, and up to 125 shares of Series B preferred stock, which will rank junior to our Series A preferred stock with respect to dividend rights or rights on our liquidation, winding-up or dissolution.

•	We will sell 12,000,000 shares of our Series A preferred stock (13,800,000 shares if the underwriters’ over-allotment option is exercised in full) in this offering, the proceeds of which will be used to purchase mortgage notes from Delphi, secured by mortgage liens on certain properties owned by subsidiaries of Delphi.

•	We will enter into a management and servicing agreement with Delphi pursuant to which Delphi will manage our day-to-day operations and affairs.

•	We will contribute the mortgage notes and mortgage liens to Holdings in exchange for a 100% interest in Holdings and transfer 1% of such interest to Delphi immediately upon the closing of this offering.

      Although Delphi and Holdings will be statutory underwriters in connection with this offering, they will not sell the Series A preferred stock directly to the public and will not have the rights and obligations of an underwriter under the purchase agreement to be entered into relating to this offering.

      To qualify as a REIT under the Internal Revenue Code, we are required to have not less than 100 individuals or entities own shares of our capital stock for at least 335 days of a taxable year of twelve months. We have authorized the Series B preferred stock for issuance in connection with our continued compliance with this requirement and we intend to issue authorized shares of Series B preferred stock no later than the 30th day of our second taxable year, or January 30, 2004, if and to the extent necessary to qualify as a REIT in such year, and such shares of Series B preferred stock thereafter as necessary to continue to qualify as a REIT in succeeding taxable years. See “Description of Delphi Properties Capital Stock — Series B Preferred Stock”. Immediately following the closing of this offering, Delphi will own all of our issued and outstanding shares of common stock. Delphi has indicated to us that it intends to maintain its ownership of all of our issued and outstanding shares of common stock. See “Description of Delphi Properties Capital Stock — Restrictions on Ownership and Transfer”.

      The principal amount of the mortgage notes issued pursuant to the transactions described above will equal at least $350 million, or at least $400 million if the underwriters’ over-allotment option is exercised in full. See “Business of Delphi Properties — General”.

BUSINESS OF DELPHI PROPERTIES

General

      We are a Maryland corporation, formed on March 13, 2003 as a wholly owned subsidiary of Delphi. Through the 99% interest in Holdings that we will own immediately following the closing of this offering, our principal business objective is to acquire, hold and manage mortgage assets and other authorized investments that will generate net income for distribution to our stockholders. Under the terms of Holdings’ operating agreement, members owning a majority of the interests in Holdings will have the exclusive right to manage the business of Holdings, including determining the timing and amount of distributions to members. As a result, we expect that our 99% interest in Holdings would allow us to cause Holdings to make distributions to us in sufficient amounts and at such intervals so as to enable us to make full dividend payments on our Series A preferred stock, when declared. We intend to elect to be treated as a REIT for federal income tax purposes. If we qualify for treatment as a REIT, we generally will not be liable for federal income tax to the extent that we distribute our income to our stockholders.

      In connection with this offering, we will acquire mortgage notes from Delphi in an aggregate amount of at least $350 million (or at least $400 million if the underwriters’ over-allotment option is exercised in full), which we will in turn contribute to Holdings. See “Formation of Delphi Properties”. All of the assets to be acquired by us from Delphi and contributed to Holdings will consist of mortgage notes secured by mortgage liens. After the transactions, we believe we will continue to meet all of the REIT qualification tests, as described in more detail below under the heading “Federal Income Tax Considerations”. Thus, our acquisition of mortgage notes and their contribution to Holdings will not prevent us from qualifying as a REIT.

      Although we have the authority to acquire interests in REIT-qualified assets from unaffiliated third parties, all of the interests in the mortgage notes acquired in connection with this offering are being acquired from Delphi pursuant to a contribution and loan agreement between Delphi and us. We have no present plans to purchase mortgage assets or other assets from unaffiliated third parties, although it is possible that we may do so in the future. We may also acquire from time to time a limited amount of additional securities that are not REIT-qualified assets.

General Description of Assets and Other Authorized Investments

      We will elect to be treated as a REIT under the Internal Revenue Code. To qualify as a REIT under the Internal Revenue Code, at least 75% of the total value of our assets must, broadly speaking, consist of real estate assets, which include:

•	residential mortgage loans and commercial mortgage loans, including participation interests in residential or commercial or residential mortgage loans;

•	mortgage-backed securities eligible to be held by REITs;

•	cash, cash items (which include receivables) and government securities; and

•	other real estate assets.

      We refer to these types of assets as REIT-qualified assets. Our interest in Holdings, to the extent that Holdings’ assets consist of the mortgage notes or other real estate assets as described above, will constitute a REIT-qualified asset.

Description of the Mortgage Notes

      The mortgage notes will be issued to us by Delphi under the terms of a contribution and loan agreement between Delphi and us dated                     , 2003. The mortgage notes will be in an aggregate principal amount of $350 million ($400 million if the over-allotment option is exercised), bear interest at a rate of 7.75% per year, be secured by mortgage liens in our favor on certain properties of subsidiaries of Delphi, and will mature on                     , 2033. The mortgage notes will be issued to us in exchange for

10,800,000 shares (12,420,000 shares if the underwriters’ overallotment option is exercised in full) of our common stock and the net proceeds of this offering. Interest on the mortgage notes will accrue from                     , 2003 and will be payable quarterly, on                     ,                     ,                     and                     of each year, beginning on                     , 2003. Delphi may prepay all or any portion of the mortgage notes without premium or penalty. Upon Delphi’s repayment of any mortgage note, the mortgage lien securing the prepaid mortgage note will be released. We may assign or transfer the mortgage notes to Holdings, but any other assignment or transfer is permitted only with the consent of Delphi and Delphi may substitute the properties securing the mortgage liens with replacement properties, mortgage liens and mortgage notes.

      An event of default under the mortgage notes will trigger an exchange event that will result in each share of our Series A preferred stock being exchanged automatically on a share-for-share basis for Delphi Series AA preferred stock. Under the contribution and loan agreement, the terms of which are incorporated by reference into the mortgage notes, an event of default will occur if:

•	Delphi defaults in the payment of any principal, interest, fees or other sums due under the mortgage notes, the mortgage liens or the contribution and loan agreement when payable, whether at maturity or by acceleration or as part of any payment or prepayment or otherwise, and such default continues for a period of five business days following written notice to Delphi from us;

•	there is a default in the observance or performance of any other covenant, condition or agreement in the mortgage notes, the mortgage liens or the contribution and loan agreement or in any other document which evidences or secures the transactions contemplated thereby (collectively the “Transaction Documents”), and the default continues for a period of 120 days after notice thereof has been given to Delphi by us, or such shorter grace period as may be provided for in such documents or, if the default is not reasonably susceptible of being cured during such 120 days or shorter grace period, so long as Delphi diligently proceeds to cure the default, such longer period as may be reasonably required to cure the default so long as such longer period is not reasonably likely to result in a material adverse effect;

•	if any representation or warranty made by Delphi in the contribution and loan agreement was materially incorrect when made and reasonably likely to result in a material adverse effect, or if any other representation or warranty made to us in the Transaction Documents was materially incorrect in any material respect when made and reasonably likely to result in a material adverse effect;

•	if by order of a court of competent jurisdiction, a trustee, receiver or liquidator of Delphi is appointed and such order is not discharged or dismissed within 90 days, or, so long as Delphi diligently proceeds to effect the discharge or dismissal, such longer period as may be reasonably required to effect the discharge or dismissal;

•	if Delphi files a petition in bankruptcy or for an arrangement or for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code or any similar federal or state law, or if, by decree of a court of competent jurisdiction, Delphi is adjudicated bankrupt, or declared insolvent, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver or receivers of all or any part of its property;

•	if any of the creditors of Delphi file a petition in bankruptcy against Delphi or for reorganization of Delphi pursuant to the Bankruptcy Code or any similar federal or state law, and if such a petition is not discharged, stayed or dismissed within 120 days after the date on which such petition was filed or, so long as Delphi diligently proceeds to effect the discharge or dismissal, such longer period as may be reasonably required to effect the discharge or dismissal;

•	if a final judgment for the payment of money in excess of the greater of 10% of the value of the property underlying the mortgage liens or $1 million is filed as a lien against such property and Delphi does not discharge or cause the discharge of, or otherwise provide adequate security (which may include insurance) with respect to the final judgment within 120 days, or does not appeal or cause the appeal from the final judgment or from the order pursuant to which the final judgment was granted and secure a stay of execution pending such appeal;

•	if a default occurs which is not cured within the applicable grace period under any mortgage, deed of trust or other security instrument covering all or part of the property owned by a subsidiary of Delphi underlying the mortgage liens regardless of whether any such mortgage, deed of trust or other security instrument is prior or subordinate to the mortgage liens, but only if such default is reasonably likely to result in a material adverse effect;

•	if, except as permitted under the Transaction Documents, Delphi or any of its subsidiaries granting mortgage liens transfers all or any portion of a mortgaged property, or any interest or rights therein without our prior consent (which we agree not to unreasonably withhold), except that, if certain conditions are satisfied, Delphi or any of its subsidiaries granting mortgage liens may transfer, a portion, but not all, of a mortgaged property and Delphi or any of its subsidiaries granting mortgage liens may transfer all or any portion of a mortgaged property if Delphi prepays the mortgage note secured by the related mortgage lien; or

•	if Delphi or any of its subsidiaries granting mortgage liens encumber all or any portion of a mortgaged property, or any interest or rights therein, where the encumbrance is reasonably likely to result in a material adverse effect, except for permitted liens or as otherwise provided for in the Transaction Documents, without our prior consent and Delphi or subsidiary of Delphi granting a mortgage lien fails to bond over or discharge or otherwise provide adequate assurance to us (which may include affirmative title insurance) with respect to the encumbrance within 120 days of receipt of notice thereof or such sooner date if forfeiture is imminent, unless a specified loan to value ratio is maintained.

      Upon the occurrence of any event of default under the contribution and loan agreement, we may declare the entire principal amount of the mortgage notes to be due and payable immediately.

      Under the terms of the contribution and loan agreement, Delphi has agreed to indemnify us and our directors, officers, employees and agents from any and all liabilities, and losses (1) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by Delphi of the proceeds of this offering; (2) arising out of any matter relating, directly or indirectly, to the mortgage liens or the ownership, condition, development, construction, sale, rental or financing of the mortgaged properties or Improvements (as defined in the contribution and loan agreement) or any part thereof (except as incurred solely by reason of our gross negligence or willful misconduct); (3) arising due to the contribution and loan agreement or any documents furnished by or on behalf of Delphi or the subsidiaries granting the mortgage liens to us in connection with the negotiation of the contribution and loan agreement or the other Transaction Documents or the consummation of the transactions contemplated thereby, or required to be furnished by or on behalf of Delphi or the subsidiaries granting the mortgage liens to us, containing any untrue or misleading statement of a material fact or omitting a material fact necessary to make the statements therein not misleading, or due to Delphi not disclosing to us in writing any fact which has a material adverse effect or, so far as Delphi can now foresee, will result in a material adverse effect; (4) due to violations of any requirement of any governmental authorities with respect to the mortgaged properties or the Improvements; and (5) arising out of any failure of the Premises Documents (as defined in the contribution and loan agreement) to be in full force and effect, or any defaults thereunder.

      Delphi will also indemnify us against liabilities and losses arising due to ERISA violations or that may be asserted or awarded against us in connection with (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the actual or alleged presence of Hazardous Materials (as defined in the contribution and loan agreement) on any of the mortgaged properties or any Environmental Action (as defined in the contribution and loan agreement) relating in any way to any of the mortgaged properties, except to the extent resulting from our gross negligence or willful misconduct.

Description of the Mortgage Liens

      Each of the mortgage notes will be secured by a mortgage, or other similar security instrument, that creates a mortgage lien on the corresponding mortgaged property. In each case, the mortgaged property consists of the fee simple interest of the mortgagor in certain real property, together with all of the mortgagor’s right, title and interest in and to improvements and fixtures situated thereon and certain other property (but not equipment or other personal property that does not constitute a fixture under applicable law).

      There are no other mortgages on the mortgaged properties. From time to time, in the ordinary course of mortgagor’s business, judgments and mechanics’ liens against one or more of the mortgaged properties may arise. De minimis judgments and mechanics’ liens, occurring in the ordinary course of business, which are senior to the mortgage liens, have been recorded against some of the mortgaged properties. Delphi does not expect any such judgments or liens to result in a foreclosure action, and Delphi is obligated to defend title to the mortgaged property against a foreclosure action.

Description of the Mortgaged Properties

      Our material assets will initially consist solely of the mortgage notes issued to us by Delphi, which we will contribute to Holdings. The mortgage notes will be secured by mortgage liens in our favor on 14 industrial properties owned in fee by subsidiaries of Delphi. The industrial properties, which house facilities that range in use from light to heavy manufacturing, contain approximately 86.4 million square feet of land and 20.3 million square feet of manufacturing and office space. Each of the mortgage notes will be secured by a mortgage lien on industrial property with an appraised value at least equal to the principal amount of the corresponding mortgage note. The aggregate appraised value of the property is expected to exceed the aggregate principal amount of the mortgage notes secured by such property by approximately           %, a level that is subject to change in connection with the release or substitution of properties in the future. The effect of any existing judgments or mechanics’ liens against any of the mortgaged properties on this percentage is de minimis. To the extent that the aggregate principal amount of mortgage notes outstanding changes at any time (whether because the underwriters’ over-allotment option is not exercised or only partially exercised, mortgage notes are prepaid, or any other reason), mortgage liens, and their underlying properties, will be released or additionally secured to reflect such change to the outstanding aggregate principal amount of mortgage notes. The location and size of any additional properties secured under new mortgage liens, or released, would be determined at the time of the change in the outstanding aggregate principal amount of the mortgage notes.

      The following table shows data as of March 28, 2003, with respect to the geographic distribution of the properties on which there will initially be mortgage liens in our favor, assuming the underwriters’ over-allotment option is exercised in full:

Geographic Distribution of Properties

	Number of	Total Land Area	Percentage of
State	Properties	(sq. ft.)	Land Area in State

Ohio	7	34,924,679	40.43%
Michigan	4	31,009,711	35.90%
Mississippi	1	7,185,658	8.32%
Indiana	1	9,022,147	10.45%
Texas	1	4,229,807	4.90%

Total	14	86,372,002	100.00%

      At                     , 2003, the value of the mortgaged property located in Kokomo, Indiana comprised approximately 58% of the aggregate value of the mortgaged properties underlying the mortgage liens. The balance of the mortgaged properties are located in four other states. The fair market value of the mortgage properties underlying the mortgage liens may fluctuate, and, in particular, may be negatively affected by a number of factors including (1) adverse economic conditions in the state in which one or more of properties are located, (2) damage or destruction to one or more of the mortgaged properties, (3) adverse environmental conditions at one or more of the mortgaged properties that require remediation and/or (4) a condemnation action with respect to one or more of the mortgaged properties. Adverse events affecting the Kokomo, Indiana property in particular could unfavorably affect the aggregate value of the mortgaged properties. However, we are indemnified from liability with respect to environmental matters by Delphi and Delphi has certain obligations to repair and restore the mortgaged properties following a casualty or condemnation action under the terms of the contribution and loan agreement. In addition, site-specific design characteristics, accessibility to rail lines and major roadways, the adaptability of a particular mortgaged property to other uses and the availability of other properties suitable for similar uses in a given marketplace may also affect the fair market value of the mortgaged properties.

Kokomo Facility

      The largest property on which there will be a mortgage lien in our favor is a manufacturing, engineering and office campus located in Kokomo, Howard County, Indiana. The facility consists of several buildings containing a total of 2,922,379 square feet, and the property encompasses a total of 9,022,147 square feet of land area. Delco Electronics Corporation, a subsidiary of Delphi, owns and occupies the facility, in which it manufactures a wide variety of electronics products.

Investment Policies

      As discussed under “— General Description of Assets and Other Authorized Investments” above, at least 75% of our assets must be REIT-qualified assets. We may invest up to 20% of the value of our total assets in other types of securities (within the meaning of the Investment Company Act). Under the Investment Company Act, the term “security” is defined broadly to include, among other things, any note, stock, treasury stock, debenture, evidence of indebtedness, or certificate of interest or participation in any profit sharing agreement or group or index of securities. We have no present plans to invest in securities that are not REIT-qualified assets. The Internal Revenue Code also generally requires that the value of any one issuer’s securities, other than those securities included in the 75% test, may not exceed 5% by value of the total assets of the REIT. In addition, under the Internal Revenue Code, we generally may not own more than 10% of the voting securities nor more than 10% of the value of the outstanding securities of any one issuer, other than those securities included in the 75% test.

      All of the assets to be acquired by us in connection with this offering will be REIT-qualified assets. Following the acquisition of assets by us in connection with this offering and their contribution to Holdings as described in “Formation of Delphi Properties,” our only material asset will be our interest in Holdings. We will cause Holdings to comply with our investment policies. While we have the authority to acquire interests in REIT-qualified assets from unaffiliated third parties, we have no present plans to purchase mortgage assets or other assets from unaffiliated third parties, although it is possible that we may do so in the future. Such REIT-qualified assets could include residential mortgage loans, commercial mortgage loans, mortgage-backed securities, cash, and government securities.

      While we intend to make investments and operate our business in a manner consistent with the requirements of the Internal Revenue Code to qualify as a REIT and to elect to be treated as a REIT for federal income tax purposes, future economic, market, legal, tax or other considerations may cause our board of directors, subject to the prior election of, and approval by a majority of, our independent directors, to determine that it is in our best interest and the best interest of our stockholders to revoke our status as a REIT. The Internal Revenue Code prohibits us from electing REIT status for the four taxable years following the year of such revocation.

      We also intend to operate in a manner that will not subject us to regulation under the Investment Company Act. We do not intend to:

•	borrow money at any time other than indebtedness incurred by us with the prior election of, or approval of, our independent directors in an aggregate amount not to exceed 20% of our stockholders’ equity as determined in accordance with generally accepted accounting principles; provided, that we may incur indebtedness in an aggregate amount not to exceed $10 million without such prior approval so long as, at the time of incurrence of such indebtedness, our outstanding common equity is at least $150 million;

•	invest in the securities of other issuers for the purpose of exercising control over such issuers;

•	underwrite securities of other issuers;

•	actively trade in loans or other investments;

•	offer securities in exchange for property; or

•	make loans to third parties, including our officers, directors, or other affiliates, other than the mortgage notes contributed in the contribution and loan agreement.

      The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate”. We refer to these interests as Qualifying Interests. Under current interpretations by the staff of the SEC, in order to qualify for this exemption, we, among other things, must maintain at least 55% of our total assets in Qualifying Interests and also may be required to maintain an additional 25% of our total assets in Qualifying Interests or other real estate-related assets. The assets that we may acquire therefore may be limited by the provisions of the Investment Company Act. We intend to limit authorized investments that are not Qualifying Interests or real estate-related assets to no more than 20% of the value of our total assets.

      We further intend to allow for reinvestment of the proceeds of our assets in other interest-earning assets in respect of which Delphi is not the primary obligor or guarantor, only to the extent that the return from such assets over any period of four fiscal quarters is anticipated to equal or exceed the annualized dividend rate on our Series A preferred stock by 150%, except as may be necessary to maintain our status as a REIT, subject to the further condition that the failure of Delphi to at all times be the primary obligor or guarantor in respect of investments accounting for at least two-thirds of our investment income will trigger an exchange event.

Dividend Policy

      Under the terms of Holdings’ operating agreement, members owning a majority of the interests in Holdings have the exclusive right to manage the business of Holdings, including determining the timing and amount of distributions to members. We intend to cause Holdings to make distributions to us in sufficient amounts and at such intervals so as to enable us to make full dividend payments on our Series A preferred stock.

      We intend to distribute annually an aggregate amount of dividends with respect to our outstanding capital stock equal to substantially all of our REIT taxable income, as determined before any deduction for dividends paid and excluding any net capital gains. In order to remain qualified as a REIT, we are required to distribute annually at least 90% of our REIT taxable income to our stockholders (as determined above).

      Dividends will be authorized and declared at the discretion of our board of directors. Factors that would generally be considered by our board of directors in making this determination are our distributable funds, financial condition and capital needs, the effect of current and pending legislation and regulations, economic conditions, tax considerations and our continued qualification as a REIT. We currently expect that both our cash available for distribution and our REIT taxable income will be in excess of the amounts needed to pay dividends on all our outstanding Series A preferred stock because:

•	substantially all of the assets we hold through Holdings will be interest-earning investments;

•	we anticipate that interest payments on our assets will equal or exceed full dividend payment amounts on our Series A preferred stock as well as our other payment obligations; and

•	we do not anticipate incurring any indebtedness, although we may incur indebtedness that in an aggregate amount does not exceed 20% of our stockholders’ equity.

      Accordingly, after paying the dividends on all classes of preferred stock, we intend to pay dividends to holders of shares of our common stock in an amount sufficient to comply with applicable requirements regarding qualification as a REIT. There are, however, certain limitations that restrict our ability to pay dividends on our common stock that are more fully described in this prospectus under the heading “Description of Delphi Properties Capital Stock — Series A Preferred Stock — Dividends”.

Conflicts of Interest and Related Policies and Programs

      Upon consummation of this offering, Delphi will own all of the shares of our common stock, which, assuming the sale of the shares of Series A preferred stock being offered hereby, will represent 90% of our outstanding voting power. Accordingly, Delphi will continue to have the right to elect all of our directors, including our independent directors, subject to the right of holders of our Series A preferred stock to elect two directors in addition to the directors then in office if we fail to pay, or declare and set aside for payment, dividends on the Series A preferred stock for any six dividend periods. In addition, all of our officers and our current directors and the additional directors to be elected following the consummation of this offering who are not independent directors, are also officers and/or employees of Delphi. Because of the nature of our relationship with Delphi, it is likely that conflicts of interest will arise with respect to certain transactions because Delphi has interests that are not identical to our interests.

      We are dependent on Delphi and others for administering our day-to-day activities under the terms of a management and servicing agreement between Delphi and us. See “— Management and Servicing Agreement”. Since the parties to this agreement are affiliated, the agreement is not the result of arm’s-length negotiations. Any modification of the management and servicing agreement will require the approval of a majority of our independent directors. However, since Delphi, through its ownership of all of our common stock, controls the election of all of our directors, including our independent directors, any such modification may not be the same as would result from arm’s-length negotiations between unaffiliated parties. While we believe that Delphi will diligently pursue its management and servicing obligations, there can be no guarantee that this will be the case. Delphi could also control or influence the occurrence or timing of an exchange event or seek to exercise its influence over our affairs so as to cause the replacement of the mortgage notes with lesser quality assets purchased from Delphi or elsewhere. Although these potential conflicts exist, we believe that Delphi will monitor our activities with a view toward protecting our interests.

      Delphi may have investment goals and strategies that differ from those of the holders of shares of our Series A preferred stock. Nevertheless, our investment and operating strategies will largely be directed by Delphi. Delphi has no obligation to direct new business opportunities to us.

      The officers and employees of Delphi were directly involved in deciding to issue mortgage notes to us, in setting the interest rate applicable to the mortgage notes, and in selecting the properties that secure the mortgage notes, and will make decisions on the amount, type and price of future acquisitions of assets from and dispositions of assets to Delphi or third parties. After the sale of our Series A preferred stock to the public, we anticipate that we will continue to acquire all or substantially all of our assets from Delphi.

      It is our intention that any agreements and transactions, including, without limitation, any refinancing of the mortgage notes, loans, and the sale and purchase of assets (such as any real estate purchased from and leased back to Delphi), between Delphi, on the one hand, and us, on the other hand, be fair to both parties. The requirement in our charter that certain of our actions be approved by a majority of our independent directors also is intended to ensure fair dealings between Delphi and us. There can be no assurance, however, that any such agreement or transaction will be on terms as favorable to us as could have been obtained from unaffiliated third parties.

      There are no provisions in our charter limiting any of our officers, directors, stockholders, or affiliates from having any direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or in any transaction in which we have an interest or from engaging in acquiring, holding, and managing our assets. As described in this prospectus, it is expected that Delphi will generally have direct interests in transactions with us including, without limitation, the sale of assets to us; however, it is not anticipated that any of our officers or directors will have any interests in such assets.

Other Management Policies and Programs

      We intend to distribute to our stockholders, in accordance with the Exchange Act, annual reports containing financial statements prepared in accordance with generally accepted accounting principles and certified by our independent auditors. Our charter provides that we will maintain our status as a reporting company under the Exchange Act for so long as any of our Series A preferred stock is outstanding and held by unaffiliated stockholders.

      We may purchase our Series A preferred stock and other stock in the open market or otherwise. We have no present intention to repurchase any of our stock, and any such action would be taken only in conformity with applicable federal and state laws and regulations. Any decision as to whether we will redeem shares of Series A preferred stock, if and when such redemption rights become exercisable, would be based upon the availability of more efficient means of managing our capital structure at that time and would be subject to the control of Delphi, which will have the right to elect all of our directors, including the independent directors, subject to the right of holders of our Series A preferred stock to elect two additional directors if we fail to pay, or declare and set aside for payment, dividends on the Series A preferred stock for any six dividend periods. Delphi’s decision about whether or not to cause us to redeem shares of our Series A preferred stock may not coincide with our best interests or the best interests of the holders of our Series A preferred stock.

Management and Servicing Agreement

      Our day-to-day operations will be managed pursuant to the terms of a management and servicing agreement between Delphi and us. Delphi, in its role as manager and servicer under the terms of the management and servicing agreement, will receive a management fee designed to reimburse Delphi for costs incurred to manage us and to service any investments with respect to which Delphi is not the primary obligor. Delphi is required to pay all expenses related to the performance of its duties under the management and servicing agreement, including any payment to its affiliates for managing us. We will pay Delphi an annual fee of 0.1% of the average daily outstanding principal balance of our mortgage notes receivable plus any other REIT-qualified assets held through Holdings during the year for administering our day-to-day activities. No specific term is specified in the management and servicing agreement; it may be terminated by mutual agreement of the parties (which for us would require first the election of, and obtaining the approval of a majority of, our independent directors) at any time, without penalty. Due to the relationship between Delphi and us, we do not anticipate that the management and servicing agreement will be terminated by either party in the foreseeable future.

Employees

      We have seven executive officers, each of whom is described further below under “Management of Delphi Properties”, and two additional non-executive officers. We do not anticipate that we will require any additional employees because employees of Delphi will manage our day-to-day operations and affairs under the management and servicing agreement. All of our officers are also officers and/or employees of

Delphi. We intend to maintain corporate records and audited financial statements that are separate from those of Delphi.

      Although there are no restrictions or limitations contained in our charter or Bylaws, we do not anticipate that our officers, employees or directors will have any direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or in any transaction in which we have an interest or will engage in acquiring, holding and managing assets.

Legal Proceedings

      We are not party to any pending legal proceedings. Delphi is not party to any pending legal proceedings other than routine litigation incidental to its business and matters from time to time disclosed in its filings with the SEC, including its Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003, which are incorporated by reference into this prospectus. Delphi does not believe that such litigation will have a material adverse effect on its business or financial condition.

MANAGEMENT OF DELPHI PROPERTIES

Directors and Executive Officers

      Our board of directors currently consists of four directors. Following this offering we will elect three additional directors, each of whom we believe will qualify as independent for the purposes of the New York Stock Exchange.

      Each of our directors will serve until our next annual meeting of stockholders and until his or her successor is duly elected and qualified. There is no current intention to further alter the number of directors comprising the board of directors after the increase to seven members. Pursuant to our charter, the independent directors are required to consider the interests of the holders of shares of both the common stock and the preferred stock, including our Series A preferred stock, in determining whether any proposed action requiring their approval is in our best interest.

      We have seven executive and two non-executive officers, all of whom are officers and/or employees of Delphi. We estimate that our officers will devote less than 5% of their time to managing our business. We have no other employees and do not anticipate that we will require additional employees.

      Our directors and executive officers are as follows:

Name	Age	Position Held

John G. Blahnik	49	Chairman of the Board, Chief Executive Officer and President
Karen L. Healy	49	Director and Chief Operating Officer
Atul Pasricha	45	Director and Treasurer
John D. Sheehan	42	Director and Chief Financial Officer
John P. Arle	55	General Auditor
Logan G. Robinson	53	General Counsel
James P. Whitson	58	Chief Tax Officer

      The principal occupation for at least the last five years of each of our directors and executive officers is set forth below.

      Mr. Blahnik was named Chairman of the Board, Chief Executive Officer and President of Delphi Properties in March 2003. He is also treasurer of Delphi since August 1998 and has been a Delphi vice president since November 1998. He had been executive director of Finance for Delphi since June 1996. Previously, he was senior vice president and chief financial officer for Delco Electronics since 1995. From 1994 to 1995, he was director of finance for GM’s Lansing Automotive Division. From 1991 to 1994, he was executive director for GM’s Latin American Operations and president of Banco General Motors, and from 1988 until 1991, he was the comptroller of GM do Brasil. Prior to 1988, he held several finance positions at GM since 1978. Mr. Blahnik is a member of The Conference Board.

      Mrs. Healy was named Director and Chief Operating Officer of Delphi Properties in March 2003. She is also vice president of Corporate Affairs and Worldwide Facilities for Delphi since January 2000. She had been vice president of Corporate Affairs since November 1998 and executive director of Communications since June 1997. From July 1996 to June 1997, she was manufacturing manager for Delphi’s Energy and Engine Management Systems Flint East Operations Plants 6 and 7. From June 1995 to July 1996, she was director of Corporate Communications for GM. From January 1995 to June 1995, she was director of Communications for Delphi. Prior thereto, Mrs. Healy held several personnel, labor relations and communications positions at GM since 1976. She serves on the Board of Trustees for the Music Hall Center for the Performing Arts in Detroit, the Executive Board of the Troy, Mich. Chamber of Commerce, the Board of Trustees for Forgotten Harvest and the Oakland University Business School.

      Mr. Pasricha was named Director and Treasurer of Delphi Properties in March 2003. He is also the vice president of Mergers, Acquisitions and New Markets for Delphi since March 2002. He was executive director of Delphi’s New Markets Unit since February 2001. Previously, he was acting general director of finance for Delphi Delco Electronics since October 2000. He was assistant treasurer from 1998 to 2000. From 1989 to 1998, he held various treasury positions for General Motors in New York and Singapore, and prior thereto worked for Ernst and Young LLP. Mr. Pasricha is a member of the Corporate Executive Board.

      Mr. Sheehan was appointed Director and Chief Financial Officer of Delphi Properties in March 2003. He is also the Chief Accounting Officer and Controller for Delphi, a position he has held since July 2002. For the twenty years prior to joining Delphi, he held various domestic and international positions at KPMG LLP, including most recently as a partner. Mr. Sheehan is a certified public accountant in the States of Michigan and Connecticut and member of the American Institute of Certified Public Accountants.

      Mr. Arle was named General Auditor for Delphi Properties in March 2003. He is also the vice president of Audit Services and Corporate Auditor for Delphi and has held that position since March 2002. He had been vice president of Mergers, Acquisitions and Planning for Delphi since November 1998. Previously, he had been executive director of Planning for Delphi since February 1998. Prior thereto, he was vice president and chief financial officer for Saab Automobile AB since 1993. From 1992 to 1993, he was vice president and finance manager for GM of Canada, Ltd. From 1988 to 1992, he was general manager and comptroller for the GM/Toyota NUMMI joint venture. Previously, he held several finance positions at GM since 1975.

      Mr. Robinson was named General Counsel of Delphi Properties in March 2003. He is also General Counsel and a vice president for Delphi, a position he has held since December 1998. Previously, he was of counsel to the Corporate, Securities and Business Law group at Dickinson Wright PLLC, a Michigan law firm, since April 1998. From February 1996 to April 1998, he was senior vice president, secretary and general counsel for ITT Automotive, Inc. From April 1987 to February 1996, he was a lawyer for Chrysler Corporation serving, among other positions, as vice president and general counsel for Chrysler International Corporation, a subsidiary of Chrysler Corporation, and managing director of Chrysler Austria GmbH. Prior thereto, he held legal positions with TRW Inc. in Cleveland, Ohio, and Coudert Brothers and Wender, Murase & White in New York City.

      Mr. Whitson was named Chief Tax Officer of Delphi Properties in March 2003. He is also the Chief Tax Officer for Delphi, a position he has held since November 1998. Prior to joining Delphi in August 1998, Mr. Whitson was the Vice President, Assistant Treasurer and Director of Taxes at ITT Corporation. Mr. Whitson is a member of the Executive Committee of the Tax Division of the American Institute of Certified Public Accountants, the Fiscal Policy Coordinating Committee of the Business Roundtable, the Committee on Taxation of Financial Executives International, the Board of Directors of the Tax Council, Tax Executives Institute, and the International Fiscal Association.

Independent Directors

      Our charter requires that, once the independent directors have been elected, which will occur within 30 days of the issuance of our Series A preferred stock, so long as any of our Series A preferred stock is outstanding, certain of our actions must be approved by a majority or all of our independent directors. The actions requiring independent director approval are described in more detail under the heading “Description of Delphi Properties Capital Stock — Series A Preferred Stock — Independent Director Approval”. In addition, although not restricted from doing so, our board of directors does not currently intend to approve any of the following transactions without the prior election of, and approval of a majority of, its independent directors:

•	the modification of the general distribution policy or the authorization or declaration of any distribution in respect of shares of common stock for any year if, after taking into account any such proposed distribution, total distributions on our preferred stock and common stock would exceed an amount equal to the sum of 150% of our taxable income, excluding capital gains, for such year plus our net capital gains for that year; and

•	the redemption of any of our common stock.

      If we fail to pay, or declare and set aside for payment, dividends on shares of our Series A preferred stock for any six dividend periods, the number of our directors will increase by two and holders of our Series A preferred stock will have the right to elect the two additional directors.

Audit Committee

      Following the closing of this offering, we will establish an audit committee composed of at least three of our directors. We believe that all members of the audit committee will satisfy the audit committee membership independence requirements of the SEC and the independence and other standards of the New York Stock Exchange. At least one member of the audit committee will be an audit committee “financial expert” within the meaning of the rules adopted by the SEC relating to the disclosure of financial experts on audit committees in periodic filings pursuant to the Exchange Act. The audit committee will have a written charter that will, among other things, require the audit committee to:

•	oversee the financial reporting process on behalf of our board of directors and report the results of its activities to the board;

•	review the engagement and independence of our auditors;

•	review the adequacy of our internal accounting controls and financial reporting process; and

•	review transactions between Delphi and us.

Compensation of Directors and Officers

      We intend to pay our independent directors a fee of $15,000 per year for their services as directors. Our officers and directors who are officers and/or employees of Delphi will receive no additional compensation for their services on our behalf.

BENEFICIAL OWNERSHIP OF DELPHI PROPERTIES CAPITAL STOCK

      Upon the closing of this offering, we will have 10,800,100 shares of common stock issued and outstanding (12,420,100 shares if the underwriters’ over-allotment option is exercised in full). The following table sets forth, as of the time of this offering, the expected number of shares and percentage of ownership beneficially owned by all persons known by us to own more than five percent of the shares of our common stock.

	Number of Shares
	of Common Stock
	Beneficially
Name and Address of Beneficial Owner	Owned	Percentage of Class

Delphi Corporation	100	100%
5725 Delphi Drive Troy, Michigan 48098

      None of our directors or executive officers owns any of our common stock. Holders of our Series A preferred stock will have 1/10th of a vote per share.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      Upon the closing of this offering, we will issue 10,800,000 shares of our common stock (12,420,000 shares if the underwriters’ over-allotment option is exercised in full) and pay the net proceeds of this offering to Delphi in return for mortgage notes issued to us by Delphi that will be secured by mortgage liens on certain properties owned by subsidiaries of Delphi. In turn, we will contribute the mortgage notes and the mortgage liens to Holdings, and, upon such contribution, we will control Holdings through a 99% interest therein. Thereafter, Holdings will hold the mortgage notes and the mortgage liens. After this offering, Delphi will control 90% of our voting power.

      Delphi administers our day-to-day activities. Under the terms of a management and servicing agreement, we will pay Delphi an annual fee of 0.1% of the average daily outstanding principal balance of our mortgage notes receivable plus any other REIT-qualified assets held through Holdings during the year for administering our day-to-day activities.

      All of our officers and our current directors are also officers of Delphi.

DESCRIPTION OF DELPHI PROPERTIES CAPITAL STOCK

      The following summary describes the material terms and provisions of our stock and certain provisions of Maryland law. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our Bylaws. We have filed our charter and Bylaws as exhibits to the registration statement of which this prospectus is a part. You should read our charter and Bylaws for the provisions that are important to you.

Series A Preferred Stock

General

      The shares of our Series A preferred stock issued in connection with this offering will be validly issued, fully paid and non-assessable Series A preferred stock of Delphi Properties. The holders of our Series A preferred stock will have no preemptive rights with respect to any of our capital stock or any of our other securities convertible into, or carrying rights or options to purchase, any such capital stock. Our Series A preferred stock is perpetual and will not be convertible into our common stock or any other class or series of our capital securities and will not be subject to any sinking fund or other obligation for its repurchase or retirement. Our Series A preferred stock will be exchanged automatically under the circumstances described below into Delphi Series AA preferred stock.

      The transfer agent, registrar and dividend disbursement agent for our Series A preferred stock will be                     . We will send notices to holders of our Series A preferred stock of any meetings at which holders of our Series A preferred stock have the right to elect directors or to vote on any other matter or are otherwise entitled to notice under applicable law.

Dividends

      Holders of shares of our Series A preferred stock will be entitled to receive, if, when, and as authorized by our board of directors and declared by us out of our legally available assets, non-cumulative quarterly cash dividends at the rate of $     per share. Dividends on our Series A preferred stock will be payable, if, when and as authorized and declared, quarterly in arrears on                ,                ,                and                of each year or, if any such day is not a business day, on the next business day, commencing on                , 2003. Each such quarter is a “dividend period”. Dividend periods will commence on and include the first day following the last dividend payment date and end on and include the current dividend payment date; provided, however, that the first dividend period will commence on and include the original issue date of the shares of our Series A preferred stock and will end on and include                , 2003. Each authorized and declared dividend will be payable to holders of record as they appear on our stock register on the relevant record date, which will be the first day of the month in which the dividend payment date falls. Dividends payable on our Series A preferred stock for any period greater or less than a full dividend period will be computed on the basis of twelve 30-day months, a 360-day year, and the actual number of days elapsed in the period. In the event of an automatic exchange of our Series A preferred stock for Delphi Series AA preferred stock, any authorized and unpaid dividends on our Series A preferred stock as of the time of exchange will be deemed to be authorized and unpaid dividends on the Delphi Series AA preferred stock, and will be paid upon declaration by Delphi’s board of directors.

      The right of holders of our Series A preferred stock to receive dividends is non-cumulative. If our board of directors does not authorize a dividend on our Series A preferred stock or authorizes less than a full dividend in respect of any dividend period, you will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and we will have no obligation to pay a dividend or to pay full dividends for that dividend period, regardless of whether or not dividends are authorized and declared and paid for any future dividend period with respect to our Series A preferred stock. Nonetheless, because we must distribute annually at least 90% of our REIT taxable income, determined before any deduction for dividends paid and excluding any net capital gain, to remain qualified as a REIT, our board of directors intends to authorize and distribute (i) full dividends on our Series A preferred stock on a quarterly basis and (ii) at least 90% of our REIT taxable income annually. If we fail to remain qualified as a REIT, and we do not exercise any right that we may have to redeem the Series A preferred stock, our Series A preferred stock will be exchanged automatically on a share-for-share basis for Delphi Series AA preferred stock. In addition, if we fail to pay, or declare and set aside for payment, dividends on shares of our Series A preferred stock for any six dividend periods, holders of our Series A preferred stock will be entitled to elect two directors in addition to those then in office. See “— Voting Rights” below.

      If full dividends on our Series A preferred stock for any dividend period have not been declared and paid, or declared and a sum sufficient for such payment has not been set apart for such payment, no dividends will be declared or paid or set aside for payment and no other distribution will be declared or made or set aside for payment upon our common stock or any of our securities that are junior to our Series A preferred stock, nor will any such common stock or junior securities be redeemed, purchased, or otherwise acquired for any consideration, nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, except in each case for payment of additional shares of common stock or shares of securities that are junior to our Series A preferred stock, until such time as dividends on our Series A preferred stock have been declared and paid or declared and a sum sufficient for such payment has been set apart for payment for four consecutive dividend periods. If less than the full dividend is declared and paid on our Series A preferred stock for a dividend period, the payment of dividends on any of our stock that is at parity with our Series A preferred stock will be made on a pro rata basis with our Series A preferred stock.

      As holders of our Series A preferred stock, you will not receive quarterly dividends that exceed the maximum quarterly dividends of $          per share even if our income or funds would allow us to pay additional dividends. Holders of our common stock may receive a larger dividend payment than holders of the Series A preferred stock.

      For a discussion of the tax treatment of distributions to holders of our Series A preferred stock, see “Federal Income Tax Considerations — Taxation of Holders of Preferred Stock”.

Automatic Exchange

      Each share of our Series A preferred stock will be immediately and automatically exchanged on a share-for-share basis for newly issued shares of Delphi Series AA preferred stock upon the occurrence of an exchange event. An exchange event occurs upon:

•	our failure to declare dividends on our Series A preferred stock for any two quarterly periods within a rolling 60-month period;

•	the maturity or prepayment of any of the mortgage notes or the transfer (other than to Holdings) or liquidation of any assets with respect to which Delphi is the primary obligor or guarantor, and the failure of Delphi to refinance such matured or prepaid mortgage notes or to contribute or sell to us, within 90 days;

•	other mortgage notes;

•	residential mortgage loans or commercial mortgage loans, including participation interests in residential or commercial mortgage loans;

•	mortgage-backed securities eligible to be held by REITs;

•	cash, cash items (which includes receivables) and government securities; or

•	other real estate assets

that would yield investment income substantially similar to the matured or prepaid notes or the transferred or liquidated assets, as applicable, such that in all cases our aggregate investment income is expected to be sufficient to pay full dividends on our Series A preferred stock, plus reasonably anticipated expenses;

•	an event of default in respect of any of the mortgage notes issued by Delphi to us at closing or the related mortgage liens or any of our assets for which Delphi is the primary obligor or guarantor;

•	the failure of Delphi to remain at all times the primary obligor or guarantor in respect of investments accounting for at least two-thirds of our investment income;

•	the failure of Delphi to maintain its long-term senior unsecured debt ratings at or above “Ba2” from Moody’s Investors Service Inc. (or any successor thereto) and “BB” from Standard & Poor’s Ratings Services (or any successor thereto);

•	the acceleration of any debt of Delphi in a principal amount in excess of $50 million;

•	bankruptcy, insolvency or liquidation events of Delphi;

•	the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is more than an insubstantial risk that we are or will be considered an “investment company” that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency, or regulatory authority, or we are required to be registered under the Investment Company Act; or

•	our failure to qualify as a REIT from the outset, or to remain qualified as a REIT for federal income tax purposes, whether because of a failure to distribute annually 90% of our REIT taxable income, the nature of our assets, our manner of operation, our organization, our capital structure, the ownership of our equity, or other factor; provided, however, that the automatic exchange in this event will occur at the time the IRS officially determines that we will no longer qualify as a REIT for federal income tax purposes or upon the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and in substance satisfactory to us that we no longer qualify as a REIT and we do not exercise our right to redeem the Series A preferred stock.

      The exchange will occur as of the earliest possible date such exchange could occur. Delphi will issue a press release promptly, but in no event later than 48 hours after learning of the occurrence of an exchange event confirming the date that the exchange event occurred. As of the time of exchange, all of the shares of our Series A preferred stock will be deemed cancelled and exchanged for shares of Delphi Series AA preferred stock without any further action by us or Delphi, all rights of the holders of our Series A preferred stock as stockholders of us will cease and each holder of our Series A preferred stock will then be a holder of Delphi Series AA preferred stock. Holders of shares of our Series A preferred stock, by purchasing such shares of stock, whether in this offering or in the secondary market after this offering, will be deemed to have agreed to and be bound by the terms of this automatic exchange. Any shares of our Series A preferred stock purchased or redeemed by us prior to the time of exchange will not be outstanding and will not be subject to the automatic exchange.

      The registrar will mail notice of the occurrence of an exchange event to each holder of our Series A preferred stock within 30 days of such occurrence.

      In accordance with an exchange agreement between Delphi and us to be signed on the date the shares of our Series A preferred stock are issued, Delphi is unconditionally obligated to issue shares of Delphi Series AA preferred stock in exchange for shares of our Series A preferred stock upon the occurrence of an exchange event.

      Holders of our Series A preferred stock cannot exchange shares of our Series A preferred stock for shares of Delphi Series AA preferred stock voluntarily. Absent the occurrence of an exchange event, no exchange of our Series A preferred stock for Delphi Series AA preferred stock will occur. The Delphi Series AA preferred stock will be non-cumulative and redeemable after                , 2008, and will have a dividend rate and liquidation preference equivalent to our Series A preferred stock. At the time of issuance, the Delphi Series AA preferred stock would rank on an equal basis in terms of dividend payments and liquidation preference with Delphi’s most senior preferred stock outstanding at the time of the automatic exchange, if any. However, the shares of Delphi Series AA preferred stock are not expected to be listed on any national securities exchange or national quotation system and will not have any voting rights, except as required by Delaware law.

      Holders of our Series A preferred stock that is exchanged for the Delphi Series AA preferred stock will be entitled to receive dividends on the Delphi Series AA preferred stock received that are equivalent to the dividends that, at the time of the exchange, were declared but unpaid on our Series A preferred stock, upon declaration by Delphi’s board of directors. The right of holders of Delphi Series AA preferred stock to receive dividends is non-cumulative. The terms of the Delphi Series AA preferred stock are provided in more detail in “Description of Delphi Capital Stock — Series AA Preferred Stock”. Absent the occurrence of an exchange event, Delphi will not issue any Delphi Series AA preferred stock, although Delphi will be able to issue preferred stock in classes or series other than Delphi Series AA preferred stock. There can be no assurance as to the liquidity of the Delphi Series AA preferred stock, if issued. In addition, because the shares of Delphi Series AA preferred stock are not expected to be listed on any national securities exchange or national quotation system, it is highly unlikely that an active public market for the Delphi Series AA preferred stock would develop or be maintained.

      Absent the occurrence of the exchange, holders of our Series A preferred stock will have no dividend, liquidation preference, or other rights with respect to any security of Delphi; such rights as are conferred by our Series A preferred stock exist solely as to us.

     Ranking

      Our Series A preferred stock will rank senior to our common stock and any junior preferred stock as to dividend rights and rights upon liquidation, winding up or dissolution. Our Series A preferred stock will rank junior to all our indebtedness, if any. If and when issued, the Series B preferred stock will be junior to our Series A preferred stock.

      So long as any shares of our Series A preferred stock are outstanding, we will not, without the consent or vote of the holders of at least two-thirds of the outstanding shares of our Series A preferred stock, voting separately as a class, issue any class of stock or securities exercisable for or convertible or exchangeable into any class of stock ranking senior to our Series A preferred stock, either as to dividend rights or rights on our liquidation, dissolution or winding-up. In addition, we may not issue any additional stock prior to the election of, and without the approval of a majority of our independent directors, except for up to a total of 40,000,000 shares of Series A preferred stock, 36,000,000 shares of our common stock and 125 shares of our Series B preferred stock, in each case inclusive of the shares already outstanding or being issued in connection with this offering.

     Voting Rights

      Holders of our Series A preferred stock are entitled to 1/10th of one vote per share on all matters to be voted on by stockholders. Except for certain specified matters, holders of Series A preferred stock will vote together with the holders of the common stock and any other class of shares entitled to vote as a single class with the holders of the common stock. Upon the completion of the offering, holders of shares of Series A preferred stock will control 10% of the voting power of all shares of Delphi Properties, voting together as a single class with holders of the common stock.

      Our Bylaws provide that, subject to the rights of holders of our preferred stock with respect to the election of additional directors, the number of our directors may be increased or reduced by a decision of a majority of our board of directors at any time but may not be fewer than one nor more than fifteen. However, our charter requires that, within 30 days of the issuance of our Series A preferred stock and so long as our Series A preferred stock is outstanding, we have a minimum of seven directors, at least three of whom are independent. Our board of directors currently consists of four directors. Following this offering we will elect three independent directors, each of whom we believe will qualify as independent for the purposes of the New York Stock Exchange. If we fail to pay, or declare and set aside for payment, full dividends on shares of our Series A preferred stock for any six dividend periods, the authorized number of our directors will increase by two. Holders of our Series A preferred stock would then have the right to elect two directors in addition to the directors then in office at our next annual meeting of stockholders. This right will continue at each subsequent annual meeting until we pay dividends for three consecutive dividend periods and pay or declare and set aside for payment dividends for the fourth consecutive dividend period.

      The term of such additional directors will terminate, and the total number of directors will decrease by two, at the first annual meeting of stockholders after we pay dividends for three consecutive dividend periods and declare and pay or set aside for payment dividends on our Series A preferred stock for the fourth consecutive dividend period or, if earlier, upon the redemption of all shares of our Series A preferred stock or upon an automatic exchange of shares of our Series A preferred stock for shares of Delphi Series A preferred stock. After the term of such additional directors terminates, the holders of shares of our Series A preferred stock will not be able to elect additional directors unless dividends on shares of our Series A preferred stock have again not been paid or declared and set aside for payment for any six dividend periods thereafter.

      Any additional director elected by the holders of our Series A preferred stock may only be removed by the vote of the holders of record of the outstanding shares of Series A preferred stock at a meeting of our stockholders called for that purpose. As long as dividends on shares of our Series A preferred stock have not been paid for any six dividend periods, (1) any vacancy created by the removal of any such director may be filled only by the vote of the holders of the outstanding shares of Series A preferred stock at the same meeting at which such removal is considered, and (2) any other vacancy in the office of any such director as a result of the director’s death or resignation or for any other reason may be filled by an instrument in writing signed by any such remaining director and filed with us.

      So long as any shares of our Series A preferred stock are outstanding, we will not, without the consent or vote of the holders of at least a two-thirds of the outstanding shares of our Series A preferred stock, voting separately as a single class:

•	amend, alter, repeal or otherwise change any provision of our charter, including the terms of our Series A preferred stock, if such amendment, alteration, repeal or change would materially and adversely affect the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of our Series A preferred stock;

•	authorize, create or increase the authorized amount of or issue any class or series of our equity securities, or any warrants, options or other rights exercisable for or convertible or exchangeable into any class or series of our equity securities, ranking senior to our Series A preferred stock, either as to dividend rights or rights on our liquidation, dissolution or winding up;

•	effect our consolidation, conversion or merger with or into, or share exchange with (other than an exchange of our Series A preferred stock for Delphi Series AA preferred stock upon the occurrence of an automatic exchange) another entity, except that we may consolidate or merge with or into, or enter into a share exchange with, another entity if:

•	such entity is an entity that is controlled by or under common control with Delphi;

•	such entity is a corporation, business trust or other entity organized under the laws of the United States or a political subdivision of the United States that is not regulated as an investment company under the Investment Company Act and that, according to an opinion of counsel rendered by a firm experienced in such matters, is a REIT for federal income tax purposes;

•	such other entity expressly assumes all of our obligations and commitments pursuant to such consolidation, merger or share exchange;

•	the outstanding shares of our Series A preferred stock are exchanged for or converted into shares of preferred stock substantially identical to those of our Series A preferred stock, including limitations on personal liability of the stockholders;

•	after giving effect to such merger, consolidation or share exchange, no breach, or event which, with the giving of notice or passage of time or both, could become a breach, by us of our obligations under our charter will have occurred and be continuing; and

•	we will have received written notice from each of Moody’s Investors Service Inc. and Standard & Poor’s Ratings Services (or their respective successors) and delivered a copy of such written notice to the transfer agent confirming that such merger, consolidation or share exchange will not result in a downgrade of the rating assigned by any of such rating agencies to our Series A preferred stock or the preferred interests of any surviving corporation, trust, or entity issued in replacement of our Series A preferred stock.

      As a condition to effecting any such merger, consolidation or share exchange, we will deliver to the transfer agent and cause to be mailed to each record holder of shares of our Series A preferred stock, at least 30 days prior to such transaction becoming effective, a notice describing such merger, consolidation or share exchange, together with a certificate of one of our executive officers and an opinion of counsel to us, each stating that such merger, consolidation or share exchange does not violate the requirements of our charter and that all conditions precedent provided for in such charter relating to such transaction have been complied with.

      An amendment to our charter that increases the number of authorized shares of our Series A preferred stock, and a concurrent increase in the number of authorized shares of our common stock in order to ensure that Delphi controls 90% of all shares of our voting power will not be deemed to be a material and adverse change requiring a vote of the holders of our Series A preferred stock.

      Our charter provides certain covenants in favor of the holders of our Series A preferred stock. Except with the consent or affirmative vote of the holders of at least two-thirds of the shares of our Series A preferred stock, voting as a separate class, we agree not to:

•	make or permit to be made any payment to Delphi or its affiliates relating to (1) any indebtedness we may have to Delphi or any such affiliate or (2) Delphi’s or any such affiliates’ beneficial interests in us, in each case when we are precluded, as described under the subheading “— Dividends” above, from making payments in respect of our common stock, or make such payment or permit such payment to be made in anticipation of any liquidation, dissolution or winding up;

•	incur indebtedness at any time other than indebtedness incurred by us with the prior election of, and approval of, our independent directors in an aggregate amount not to exceed 20% of our stockholders’ equity as determined in accordance with generally accepted accounting principles; provided, that we may incur indebtedness in an aggregate amount not to exceed $10 million without such prior election and approval so long as, at the time of incurrence of such indebtedness, our outstanding common stockholder’s equity as determined in accordance with generally accepted accounting principles is at least $150 million;

•	pay dividends on our common stock unless our funds from operations for the fiscal quarter immediately preceding such payment will, after the payment of such dividend on the common stock, enable us to pay full dividends on our Series A preferred stock for the then current dividend period, plus reasonably anticipated expenses, except as may be necessary to maintain our status as a REIT;

•	make any payment of interest or principal with respect to our indebtedness, if any, to Delphi or its affiliates, unless our funds from operations for the fiscal quarter immediately preceding such payment will, after the payment of such interest and principal, enable us to pay full dividends on our Series A preferred stock for the then current dividend period, plus reasonably anticipated expenses, except as may be necessary to maintain our status as a REIT;

•	amend or otherwise change our policy, once adopted, permitting the reinvestment of the proceeds of our assets in other interest-earning assets in respect of which Delphi is not the primary obligor or guarantor, only to the extent that the return from such assets over any period of four fiscal quarters is anticipated to equal or exceed the annualized dividend rate on our Series A preferred stock by 150%, except as may be necessary to maintain our status as a REIT;

•	sell, convey, transfer or otherwise cease to own an interest in Holdings such that we no longer have a majority interest in Holdings or modify Holdings’ operating agreement such that we no longer determine the timing and amount of distributions;

•	remove “Delphi” from our name unless the name of Delphi changes and we change our name to be consistent with the new name of Delphi;

•	issue any additional common stock in an amount that would result in Delphi or its controlled affiliates owning less than 100% of our outstanding common stock; or

•	commence proceedings for the voluntary liquidation of our business.

Redemption

      Shares of our Series A preferred stock will be redeemable at our option, in whole or in part, at any time or from time to time, out of funds legally available therefor (1) upon the occurrence of a Tax Event, subject to satisfaction of the conditions described below, or (2) on or after                     , 2008, and in each case at a redemption price of $25 per share of our Series A preferred stock, plus an amount equal to declared and unpaid dividends with respect to the immediately preceding quarter, if any. If fewer than all of the shares of our Series A preferred stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by us.

      A Tax Event will occur upon the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, to the effect that there is more than an insubstantial risk that dividends paid or to be paid by us with respect to our capital stock are not or will not be fully deductible by us for federal income tax purposes or that we are or will be subject to additional taxes, duties, or other governmental charges, in an amount we reasonably determine to be significant as a result of:

•	any actual or proposed amendment to, clarification of, or change in (including any announced prospective change) the laws, treaties, or related regulations of the United States or any of its political subdivisions or their taxing authorities affecting taxation,

•	any judicial decision, official administrative pronouncement, published or private ruling, technical advice memorandum, Chief Counsel Advice, as that term is defined in the Internal Revenue Code, regulatory procedure, notice, or official announcement (including any notice or announcement of intent to adopt such procedures or regulations), collectively referred to as Administrative Actions, which is effective, or such official pronouncement or decision is announced, on or after the date of issuance of shares of our Series A preferred stock, or

•	any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Actions or any interpretation or pronouncement that provides for a position with respect to such Administrative Actions that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority, taxing authority or regulatory body, and in each case, irrespective of the manner in which such amendment, clarification or change is made known.

      No shares of our Series A preferred stock may be redeemed in the case of a Tax Event unless (1) another series of our preferred stock is issued that differs from our Series A preferred stock only in respect of the dividend rate and the proceeds from the issuance are used to fund the redemption or are paid to Delphi; (2) Delphi sells the shares of our common stock held by it; (3) shares of our common stock are issued by us and the proceeds from the issuance are used to fund the redemption or are paid to Delphi; (4) non-cumulative perpetual preferred securities or common stock of Delphi is sold by Delphi; (5) non-cumulative perpetual preferred securities have been issued by another subsidiary of Delphi and the proceeds from the issuance are used to fund the redemption or are paid to Delphi; (6) within the six-month period ending on the redemption date, we have issued shares that rank at parity with or junior to our Series A preferred stock; or (7) within the six-month period ending on the redemption date, Delphi or a REIT that is a subsidiary of Delphi shall have issued eligible replacement securities that result in net proceeds to Delphi that are at least equal to the aggregate liquidation preference of the shares of our Series A preferred stock to be redeemed. Eligible replacement securities include securities similar to perpetual non-cumulative preferred shares of Delphi Properties, or perpetual preferred or common stock of Delphi.

      On and after the date fixed for redemption, provided that the redemption price (including any authorized, declared and unpaid dividends to the date fixed for redemption) has been duly paid or provided for, dividends shall cease to accrue on our Series A preferred stock called for redemption, our Series A preferred stock shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of us shall cease except the right to receive payment upon the redemption, without interest from the date of notice of redemption, upon surrender of the certificates evidencing shares of our Series A preferred stock.

      Notice of any redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of our Series A preferred stock to be redeemed at each holder’s registered address.

Rights upon Liquidation

      In the event we liquidate, dissolve, or wind up, with the consent of two-thirds of the holders of our Series A preferred stock and prior to an automatic exchange into Delphi Series AA preferred stock, the holders of our Series A preferred stock at the time outstanding will be entitled to receive liquidation distributions equal to the sum of (1) the liquidation preference of our Series A preferred stock, which is $25 per share, and (2) any authorized and unpaid distributions for the current period to the date of liquidation, out of our assets legally available for distribution to our stockholders, before any distribution of assets is made to holders of any shares of common stock upon liquidation, subject to the rights of our general creditors. Our Series A preferred stockholders (and the holders of parity stock, if any) will be entitled to receive liquidation distributions before distributions are made to any common stockholders and any other holders of our junior stock. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of our Series A preferred stock will have no right or claim to any of our remaining assets. In the event that, upon any liquidation, dissolution, or winding up, our available assets are insufficient to pay the amount of the liquidation distributions on all outstanding shares of our Series A preferred stock, then the holders of our Series A preferred stock will share ratably in any such distribution of assets in proportion to the full liquidation distributions to which they would otherwise be respectively entitled. For these purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution or winding up. In determining whether a distribution (other than upon voluntary or involuntary dissolution, liquidation or winding up of us), by dividend, redemption or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the liquidation preference of the shares of Series A preferred stock will not be added to our total liabilities.

      As holders of our Series A preferred stock, you will not receive a liquidation preference that exceeds $25 per share even if our income or funds would allow us to pay additional amounts. Holders of our common stock may receive a larger portion of our assets upon liquidation than holders of our Series A preferred stock.

Independent Director Approval

      Our charter requires that, within 30 days of the issuance of our Series A preferred stock and so long as our Series A preferred stock is outstanding, we have a minimum of seven directors, at least three of whom are independent. Our board of directors currently consists of four directors. Following this offering we will elect three independent directors, each of whom we believe will qualify as independent for the purposes of the New York Stock Exchange. Our charter requires that, once the independent directors have been elected and so long as any shares of our Series A preferred stock are outstanding, certain actions by us must be approved by a majority of our independent directors. Any members of our board of directors elected by holders of preferred stock, including our Series A preferred stock, voting separately as a class from the holders of our common stock, will be deemed to be independent directors for purposes of approving actions requiring the approval of a majority of the independent directors.

      Actions that may not be taken prior to the election of, and without the approval of a majority of, independent directors include:

•	the issuance of additional stock; provided that we may issue up to a total of 40,000,000 shares of Series A preferred stock, 36,000,000 shares of our common stock and 125 shares of our Series B preferred stock, in each case inclusive of the shares already outstanding or being issued in connection with this offering, prior to the election of, and without the approval of a majority of, the independent directors;

•	the termination or modification of, or the election not to renew, the management and servicing agreement or the subcontracting of any duties under these agreements to third parties unaffiliated with Delphi;

•	a change in our policy, once adopted, of limiting authorized investments which are not Qualifying Interests or real estate-related assets to no more than 20% of the value of our total assets or a change in the investment policy, once adopted, that would be inconsistent with our exemption under the Investment Company Act;

•	any consolidation, conversion, merger or share exchange (other than pursuant to an automatic exchange) that is not tax-free to holders of our Series A preferred stock unless such transaction is required to be approved by two-thirds of the holders of our Series A preferred stock; or

•	the determination to revoke our status as a REIT or any amendment to the transfer restrictions related to REIT status on our securities.

      In addition, with the prior election of, and approval of, all of our independent directors, we may incur indebtedness in an aggregate amount of no more than 20% of our stockholders’ equity (as determined in accordance with generally accepted accounting principles); provided, that we may incur indebtedness in an aggregate amount not to exceed $10 million without such prior approval so long as, at the time of incurrence of such indebtedness, our outstanding common stockholders’ equity (as determined in accordance with generally accepted accounting principles) is at least $150 million.

      Our charter requires that, in assessing the benefits to us of any proposed action requiring their consent, the independent directors take into account the interests of holders of shares of both the common stock and the preferred stock, including holders of our Series A preferred stock. Our charter provides that in considering the interests of the holders of preferred stock, including the holders of our Series A preferred stock, the independent directors owe the same duties which the independent directors owe to the holders of common stock.

Series B Preferred Stock

      We have authorized the issuance of up to 125 shares of Series B preferred stock. The Series B preferred stock, if and when issued, will be junior to our Series A preferred stock. The liquidation preference of the Series B preferred stock will be established at the time of issuance by a majority of our board of directors.

Common Stock

General

      In connection with the consummation of this offering, our charter has been amended to authorize the issuance of up to 36,000,000 shares of common stock, par value $0.01 per share, which will be issued to Delphi. Currently, we have 100 shares of common stock outstanding, all of which are held by Delphi. See “Formation of Delphi Properties”.

      All outstanding shares of common stock are fully paid and non-assessable. There is no established trading market for the shares of common stock. Holders of common stock have no preemptive rights. There are no redemption or sinking fund provisions with respect to the shares of common stock.

Voting

      Holders of common stock are entitled to one vote per share on all matters to be voted on by such stockholders. There are no cumulative voting rights. As the holder of all of the shares of our common stock, Delphi will be able, subject to the rights of the holders of preferred stock, to elect and remove directors, amend our charter, and approve other actions requiring such stockholder approval.

Dividends

      Holders of common stock are entitled to receive such dividends, if any, as may be authorized from time to time by our board of directors and declared by us. In order to remain qualified as a REIT, we must distribute annually at least 90% of our annual taxable income to stockholders. In addition, we will be subject to an excise tax if we fail to distribute annually 85% of our ordinary income plus 95% of our capital gain net income for each calendar year. Our board of directors may authorize and we may declare dividends on our common stock to the extent necessary to avoid imposition of federal income or excise tax, subject to any preferential dividend rights of holders of any outstanding shares of preferred stock.

Liquidation Rights

      Upon our dissolution or liquidation, holders of shares of common stock will be entitled to receive all of our assets that are available for distribution to our stockholders, subject to any preferential rights of holders of then outstanding shares of preferred stock.

Restrictions on Ownership and Transfer

      To qualify as a REIT under the Internal Revenue Code:

•	No more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year, other than the first taxable year of the REIT. This is known as the Five or Fewer Test.

•	Our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year, other than the first taxable year of the REIT. This is known as the One Hundred Persons Test.

      The ownership by Delphi of all of our common stock should not adversely affect our qualification as a REIT because each stockholder of Delphi counts as a separate beneficial owner of us for purposes of the Five or Fewer Test. Delphi has indicated to us that, for so long as any shares of our Series A preferred stock are outstanding, Delphi intends to maintain its ownership of all of our issued and outstanding shares of common stock. In addition, our charter provides that those shares that are transferred so as to result in an individual owning more than 5% of the aggregate liquidation value of our issued and outstanding preferred stock, under the applicable attribution rules of the Internal Revenue Code, will either be automatically transferred to a trust for the benefit of a charitable beneficiary or such transfer will be null and void. In either case, the purported transferee will acquire no rights or economic interest in such shares.

      Further, our charter contains restrictions on the acquisition of shares of our preferred stock that are intended to ensure compliance with the One Hundred Persons Test. These restrictions provide that, if any transfer of shares of our preferred stock would cause us to be beneficially owned by fewer than 100 persons, such transfer will be null and void ab initio and the intended transferee will acquire no rights to the shares.

      Consistent with our intention to maintain our status as a REIT, our charter provides that, subject to certain exceptions, no individual or entity, other than Delphi or a direct or indirect stockholder of Delphi, may own, either actually or by virtue of the constructive ownership rules of the Internal Revenue Code, more than a specified amount of our stock. The ownership limit prohibits any such person, subject to certain exceptions, from owning, either actually or by virtue of the constructive ownership rules, more than 5% of the aggregate liquidation value of all of our issued and outstanding preferred stock, including our Series A preferred stock.

      Although the Five or Fewer Test references the aggregate value of all shares of our capital stock, the ownership limit has been established with reference to the aggregate initial liquidation preference of the outstanding preferred stock. If (1) the relative values of the shares of common stock and any outstanding preferred stock authorized by us, or (2) the relative values of the different series or classes of preferred stock were to change significantly, there is a risk that the Five or Fewer Test would be violated notwithstanding compliance with the ownership limit. Although we believe that it is unlikely that the relative value of the shares of common stock will decrease by an amount sufficient to cause a violation of the Five or Fewer Test, there can be no assurance that such a change in value will not occur. If we fail the Five or Fewer Test, we will fail to qualify as a REIT.

      Upon the receipt of a ruling from the IRS or the advice of counsel satisfactory to our board of directors, our board may, but will not be required to, waive the ownership limit with respect to an individual or entity if such individual’s or entity’s proposed ownership is not expected, then or in the future, to jeopardize our status as a REIT. If any purported transfer of our Series A preferred stock or any other event would otherwise result in any person violating the stock ownership limit, then the purported transferee will acquire no right or interest in the shares of preferred stock in excess of the applicable limit. Our charter provides that any such excess shares of preferred stock will automatically be transferred, by operation of law, to a trust for the benefit of a charity to be named by us as of the day prior to the day the prohibited transfer took place. Any dividends paid on shares of preferred stock prior to the discovery of the prohibited transfer must be repaid by the original transferee to us and by us to the trustee. Subject to applicable law, any vote of the shares while the excess shares of preferred stock were held by the original transferee prior to the discovery by us of the prohibited transfer will be void and the original transferee will be deemed to have given its proxy to the trustee. Any unpaid distributions with respect to the original transferee will be rescinded as void. In liquidation, the original transferee’s ratable share of our assets would be limited to the price paid by the original transferee for the excess shares of preferred stock or, if no value was given, the price per share equal to the closing market price on the date of the purported transfer. The trustee of the trust will sell the securities to any person whose ownership is not prohibited within 20 days after receipt of notice from us that shares of our preferred stock have been transferred to the trust. As a result of the sale, the interest of the trust will terminate. Proceeds of the sale will be paid to the original transferee up to its purchase price or, if the original transferee did not purchase the shares of preferred stock, the value on its date of acquisition, and any remaining proceeds will be paid to a charity to be named by us.

      All certificates representing shares of our preferred stock will bear a legend referring to the restrictions described above. The ownership limit provisions will not be automatically removed even if the requirements for qualifying as a REIT are changed so as to eliminate any ownership concentration limitation or if the ownership concentration limitation is increased. Our charter may not be amended to alter, change, repeal, or amend any of the ownership limit provisions without the prior election of, and approval of a majority of, our independent directors.

      The foregoing restrictions on transferability and ownership will not apply, however, if our board of directors, including a majority of the independent directors, determines that it is no longer in our best interest or the best interests of our stockholders to attempt to qualify, or continue to qualify, as a REIT.

      Our charter requires that any person who beneficially owns at least 1/2% (or such higher percentage as may be permitted by the Internal Revenue Code or the Treasury Regulations if it is established that we have more than 200 stockholders of record) of the outstanding shares of preferred stock of any class or series must provide certain information to us within 30 days of June 30 and December 31 of each year. In addition, each stockholder will be required to disclose to us in writing upon demand such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership on our status as a REIT and to ensure compliance with the ownership limit.

Certain Provisions of Maryland Law and of Delphi Properties’ Charter and Bylaws

Board of Directors

      Our Bylaws provide that the number of our directors may be established by our board of directors but may not be fewer than one nor more than fifteen. In addition, our charter requires that, within 30 days of the issuance of our Series A preferred stock and so long as our Series A preferred stock is outstanding, we have a minimum of seven directors, at least three of whom are independent. Our board of directors currently consists of four directors. Following this offering we will elect three additional directors, each of whom we believe will qualify as independent for the purposes of the New York Stock Exchange. Subject to the rights of holders of preferred stock, any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors even if less than a quorum of the board of directors remains.

Removal of Directors

      Under Maryland law, a director may be removed with or without cause by the affirmative vote of at least a majority of the votes entitled to be cast in the election of directors.

Business Combinations

      Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the previous two years, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

      A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

      After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

      These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

      The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination involving Delphi and its affiliates. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between Delphi and us. As a result, Delphi may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute, but subject to the requirement under the terms of our charter and Bylaws to obtain the consent of at least two-thirds of the outstanding shares of our Series A preferred stock, voting as a class, unless certain specified conditions are met. See “— Series A Preferred Stock — Voting Rights.”

      The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

      Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

      If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

      The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

      Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Amendment to the Charter

      Subject to the requirement in certain circumstances to obtain the vote of two-thirds of our outstanding shares of Series A preferred stock voting as a single class, our charter may generally be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Dissolution of the Company

      Our dissolution must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

      Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors, or (3) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

      The business combination provisions and, if the applicable provision in our Bylaws is rescinded, the control share acquisition provisions of Maryland law, the restrictions in our charter on ownership and transfer of shares of our capital stock relating to our qualification as a REIT, the provisions of our charter on removal of directors and the advance notice provisions of our Bylaws could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

DESCRIPTION OF DELPHI CAPITAL STOCK

      The following summary describes the material terms of Delphi’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Bylaws and applicable provisions of law. This description is qualified in its entirety by reference to Delphi’s Certificate of Incorporation and Bylaws and the provisions of the Delaware General Corporation Law, or the DGCL. You should read Delphi’s Certificate of Incorporation and Bylaws for the provisions that are important to you.

      Under Delphi’s Certificate of Incorporation, the authorized capital stock of Delphi is 2,000,000,000 shares, of which 1,350,000,000 shares are common stock, par value $0.01 per share, and 650,000,000 shares are preferred stock, par value $0.10 per share. As of December 31, 2002, 558,099,080 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

      Holders of Delphi’s common stock are entitled to one vote per share with respect to each matter presented to Delphi’s shareholders on which the holders of common stock are entitled to vote. There are no cumulative voting rights. Except as may be provided in connection with any preferred stock in a certificate of designation filed pursuant to the DGCL, or as may otherwise be required by law or the Certificate of Incorporation, the common stock will be the only capital stock of Delphi entitled to vote in the election of directors and on all other matters presented to the shareholders of Delphi; provided that holders of common stock, as such, are not entitled to vote on any matter that solely relates to the terms of any outstanding series of preferred stock or the number of shares of such series and does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. See below under “— Certain Limitations on Changes in Control — Certain Provisions of Delphi’s Certificate of Incorporation and Bylaws” for additional discussion of common stock voting rights.

      Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive such dividends as may be lawfully declared from time to time by Delphi’s board of directors. Upon any liquidation, dissolution or winding up of Delphi, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to shareholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series.

      The outstanding shares of Delphi’s common stock are validly issued, fully paid and non-assessable. Additional shares of authorized common stock may be issued, as determined by Delphi’s board of directors from time to time, without shareholder approval, except as may be required by applicable stock exchange requirements.

      See below under “— Certain Limitations on Changes in Control — Shareholder Rights Plan” for a description of certain rights that are attached to the shares of Delphi’s common stock.

Preferred Stock

      Under Delphi’s Certificate of Incorporation, Delphi’s board of directors is authorized to issue additional classes of preferred stock in one or more series, each with such voting powers (full, limited or none), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as they may fix or designate without any further vote or action by Delphi’s shareholders. The Series A Junior Preferred Stock described below under “— Certain Limitations on Changes in Control — Shareholder Rights Plan” is a series of preferred stock that has been authorized by Delphi’s board of directors.

      Under the DGCL, the holders of a majority of the outstanding shares of preferred stock may vote together as a single class to approve any amendment to Delphi’s Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of preferred stock or the par value of the preferred stock, or change the powers, preferences or special rights of the preferred stock so as to affect them adversely. If the proposed amendment will change the powers, preferences or special rights of one or more series of shares of preferred stock, but will not impact all outstanding shares of preferred stock, the holders of a majority of the outstanding shares of preferred stock of the series which will be affected may vote together as a single class to approve the amendment.

Series AA Preferred Stock

      The following summary describes the material terms and provisions of the Delphi Series AA preferred stock. This description is qualified in its entirety by reference to the terms and provisions of the DGCL and the Certificate of Incorporation and Bylaws of Delphi.

General

      If and when issued, the Delphi Series AA preferred stock will be validly issued, fully paid and, except as required by the law of the State of Delaware, non-assessable. The holders of the Delphi Series AA preferred stock will have no preemptive rights with respect to any shares of Delphi’s capital stock or any of Delphi’s other securities convertible into or carrying rights or options to purchase capital stock. The Delphi Series AA preferred stock will be perpetual and will not be convertible into common shares or any other class or series of Delphi’s capital stock or subject to any sinking fund or other obligation for its redemption, repurchase or retirement.

Rank

      The Delphi Series AA preferred stock would rank senior to Delphi’s common shares. As of the date of this prospectus, no securities that would rank senior to or on parity with the Delphi Series AA preferred stock are authorized, issued or outstanding. As of the date of this prospectus, there are no other securities authorized or issued that would rank on a parity with the Delphi Series AA preferred stock. At the time of issuance, the Delphi Series AA preferred stock would rank on an equal basis in terms of dividend payments and liquidation preference with Delphi’s most senior preferred stock then outstanding, if any. After the issuance of Delphi Series AA preferred stock following an automatic exchange, Delphi may authorize and issue additional shares of preferred stock that may rank at parity with or senior to the Delphi Series AA preferred stock as to dividend rights and rights upon liquidation, winding up, or dissolution, without the consent of the holders of the Delphi Series AA preferred stock.

Dividends

      Holders of shares of the Delphi Series AA preferred stock will be entitled to receive, if, when and as authorized by Delphi’s board of directors out of Delphi’s legally available assets, non-cumulative cash dividends at the rate of      % per annum of the liquidation preference, which is $25 per share. If authorized and declared, dividends on the Delphi Series AA preferred stock will be payable quarterly in arrears on                ,                ,                and                of each year, or, if any such day is not a business day, on the next business day, commencing on the date of an automatic exchange. Each such quarter is a “dividend period”. Each authorized and declared dividend will be payable to holders of record as they appear on Delphi’s stock register on the relevant record dates, which will be on the first day of each month in which a dividend payment date falls. Dividends payable on the shares of the Delphi Series AA preferred stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.

      Holders of our Series A preferred stock that is exchanged for the Delphi Series AA preferred stock will be entitled to receive dividends on the Delphi Series AA preferred stock received that are equivalent to the dividends that, at the time of the exchange, were authorized and declared but unpaid, subject to a declaration by Delphi’s board of directors. The right of holders of Delphi Series AA preferred stock to receive dividends is non-cumulative. If Delphi’s board of directors does not authorize a dividend on the Delphi Series AA preferred stock or authorizes less than a full dividend in respect of any dividend period, the holders of the Delphi Series AA preferred stock will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and Delphi will have no obligation to pay a dividend or to pay full dividends for that dividend period, regardless of whether or not dividends are declared and paid for any future dividend period with respect to the Delphi Series AA preferred stock or the common shares. If full dividends on the Delphi Series AA preferred stock for any dividend period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments:

•	no dividends will be declared or paid or set aside for payment and no other distribution will be declared or made or set aside for payment upon Delphi’s common stock or any other of Delphi’s capital stock ranking junior to the Delphi Series AA preferred stock as to dividends or amounts upon liquidation for that dividend period, except by conversion into, or exchange for, other shares of Delphi’s capital stock ranking junior to the Delphi Series AA preferred stock as to dividends and amounts upon liquidation; and

•	no common shares or any other of Delphi’s capital stock will be redeemed, purchased or otherwise acquired for any consideration.

      Under Delaware law, dividends on capital stock may only be paid from “surplus” or, if none is available, from a corporation’s net profits for the current or preceding fiscal year.

      When dividends are not paid in full on, or a sum sufficient for such full payment is not set apart for, the Delphi Series AA preferred stock and any other parity stock, all dividends declared upon Delphi Series AA preferred stock and any other parity stock will be declared pro rata. Thus, the amount of dividends declared per share of the Delphi Series AA preferred stock and such other parity stock will in all cases bear to each other the same ratio that (1) full dividends on the Delphi Series AA preferred security for the then-current dividend period, which will not include any accumulation in respect of unpaid dividends for prior dividend period, and (2) full dividends, including required or permitted accumulations, if any, on such other parity stock, bear to each other.

      Dividends on the Delphi Series AA preferred stock will be authorized and declared at the discretion of Delphi’s board of directors. Factors that would generally be considered by Delphi’s board of directors in making this determination are Delphi’s distributable funds, financial condition and capital needs, the effect of current and pending legislation and regulations, economic conditions, and tax considerations. As Delphi is not a REIT, unlike Delphi Properties, it will not be required to make dividend payments in order to maintain REIT status.

      Holders of Delphi Series AA preferred stock will not receive quarterly dividends that exceed the maximum quarterly dividends of $           per share even if Delphi’s income or funds would allow it to pay additional dividends. Holders of Delphi common stock may receive a larger dividend payment than holders of the Delphi Series AA preferred stock.

Redemption

      After an automatic exchange has occurred, shares of Delphi Series AA preferred stock will not be redeemable prior to                     , 2008. Shares of Delphi Series AA preferred stock will be redeemable at the option of Delphi, in whole or in part, at any time or from time to time, out of funds legally available therefor, on and after                     , 2008 at a redemption price of $25 per share of Delphi Series AA preferred stock, plus in each case an amount equal to declared and unpaid dividends, if any, to the date of redemption. If fewer than all of the shares of Delphi Series AA preferred stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by Delphi.

      In the event that full cumulative dividends on the Delphi Series AA preferred stock and any other series of stock ranking, as to dividends, on a parity with the Delphi Series AA preferred stock have not been paid or declared and set apart for payment, the Delphi Series AA preferred stock may not be redeemed in part and Delphi may not purchase or acquire shares of Delphi Series AA preferred stock or such other stock except pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Delphi Series AA preferred stock and such other stock.

      On and after the date fixed for redemption, provided that the redemption price (including any declared and unpaid dividends to the date fixed for redemption) has been duly paid or provided for, dividends shall cease to accrue on the Delphi Series AA preferred stock called for redemption, Delphi Series AA preferred stock shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of Delphi shall cease except the right to receive the monies payable upon such redemption, without interest from the date of notice of redemption, upon surrender of the certificates evidencing the Delphi Series AA preferred stock.

      Notice of any redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of the Delphi Series AA preferred stock to be redeemed at such holder’s registered address.

Rights upon Liquidation

      In the event Delphi liquidates, dissolves, or winds up, the holders of Delphi Series AA preferred stock at the time outstanding will be entitled to receive liquidation distributions in the amount of $25 per share, plus in each case, the declared and unpaid quarterly dividend to the date of liquidation, out of the assets of Delphi legally available for distribution to Delphi’s shareholders, before any distribution of assets is made to holders of Delphi’s common shares or any securities ranking junior to the Delphi Series AA preferred stock and subject to the rights of the holders of any class or series of securities ranking senior to or on a parity with the Delphi Series AA preferred stock upon liquidation and the rights of Delphi’s depositors and creditors. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of the Delphi Series AA preferred stock will have no right or claim to any of Delphi’s remaining assets. In the event that, upon any liquidation, dissolution, or winding up, Delphi’s available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Delphi Series AA preferred stock and the corresponding amounts payable on any other securities of equal ranking, then the holders of the Delphi Series AA preferred stock and any other securities of equal ranking will share ratably in any such distribution of assets in proportion to the full liquidation distributions to which they would otherwise be respectively entitled.

      For these purposes, Delphi’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into Delphi, or the sale of all or substantially all of Delphi’s property or business, will not be deemed to constitute the liquidation, dissolution or winding up of Delphi.

Voting Rights

      Holders of the Delphi Series AA preferred stock will not have any voting rights, except as expressly required by law, and will not be entitled to elect any directors.

Automatic Exchange

      The Delphi Series AA preferred stock is to be issued, if ever, only in connection with an automatic exchange, on a share for share basis, for all of our outstanding Series A preferred stock. The automatic exchange will take place upon the occurrence of an exchange event. See “Description of Delphi Properties Capital Stock — Series A Preferred Stock — Automatic Exchange” above.

Certain Limitations on Changes in Control

      Certain provisions of the DGCL, Delphi’s Certificate of Incorporation and Delphi’s Bylaws summarized below may have an anti-takeover effect. This may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Section 203 of the Delaware General Corporation Law

      Delphi is a Delaware corporation and subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a period of three years after the time such shareholder became an interested shareholder unless, as described below, certain conditions are satisfied. Thus, it may make acquisition of control of Delphi more difficult. The prohibitions in Section 203 of the DGCL do not apply if:

•	prior to the time the shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	at or subsequent to the time the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

      Under Section 203 of the DGCL, a “business combination” includes:

•	any merger or consolidation of the corporation with the interested shareholder;

•	any sale, lease, exchange or other disposition, except proportionately as a shareholder of such corporation, to or with the interested shareholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

•	certain transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested shareholder;

•	certain transactions involving the corporation which have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested shareholder; or

•	certain transactions in which the interested shareholder receives financial benefits provided by the corporation.

      Under Section 203 of the DGCL, an “interested shareholder” generally is

•	any person that owns 15% or more of the outstanding voting stock of the corporation;

•	any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested shareholder; and

•	the affiliates or associates of any such person.

Certain Provisions of Delphi’s Certificate of Incorporation and Bylaws

      Delphi’s Bylaws contain provisions requiring that advance notice be delivered to Delphi of any business to be brought by a shareholder before an annual or special meeting of shareholders and providing for certain procedures to be followed by shareholders in nominating persons for election to Delphi’s board. Generally such advance notice provisions require that the shareholder must give written notice to the secretary:

•	in the case of an annual meeting, not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting of shareholders; and

•	in the case of a special meeting, not less than 90 days, or, if later, 10 days after the first public announcement of the date of the special meeting, nor more than 120 days prior to the scheduled date of such special meeting.

      Delphi’s Bylaws provide, in accordance with Delphi’s Certificate of Incorporation, that except as may be provided in connection with the issuance of any series of preferred stock, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (as such term is defined in Delphi’s Certificate of Incorporation), but shall not be less than three. Delphi’s Certificate of Incorporation provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual shareholders’ meeting for election of directors following the most recent election of such class.

      Subject to the rights of the holders of any series of preferred stock to elect and remove additional directors under specified circumstances, a director of Delphi may be removed only for cause by affirmative vote of the holders of at least a majority of the voting power of all Delphi’s outstanding shares generally entitled to vote in the election of directors (the “Voting Stock”), voting together as a single class, and vacancies on Delphi’s board may only be filled by the affirmative vote of a majority of the remaining directors.

      Delphi’s Bylaws permit the board to specify, from time to time, certain categories of matters that will require prior board or board committee approval and further permit the board to specify particular matters which require approval of up to 80% of the Whole Board. Currently, no categories of matters have been specified as subject to this Bylaw provision.

      Delphi’s Certificate of Incorporation provides that shareholders may not act by written consent in lieu of a meeting. Special meetings of the shareholders may be called only by a majority of the Whole Board, but may not be called by shareholders.

      Delphi’s Certificate of Incorporation also contains a “fair price” provision that applies to certain business combination transactions involving any person or group that is or has announced or publicly disclosed a plan or intention to become the beneficial owner of at least 10% of Delphi’s outstanding Voting Stock (an “Interested Shareholder”). The “fair price” provision requires that, except as described below, the affirmative vote of the holders of at least 66 2/3% of the Voting Stock not beneficially owned by the Interested Shareholder is required to approve a business combination transaction with Delphi and its subsidiaries involving or proposed by the Interested Shareholder, or its affiliates and associates, or to approve any agreement or other arrangement providing for any such business combination transaction. For such purpose, “business combination” includes:

•	any merger or consolidation;

•	any (1) sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Delphi or any of its subsidiaries to or for the benefit of, (2) purchase by Delphi or any of its subsidiaries from, (3) issuance of securities by Delphi or any of its subsidiaries to, (4) investment, loan, advance, guarantee, participation or other extension of credit by Delphi or any of its subsidiaries to, from, or with, or (5) establishment of a partnership, joint venture or other joint enterprise with or for the benefit of, the Interested Shareholder having an aggregate fair market value of $25 million or more;

•	the adoption of any plan or proposal for the liquidation or dissolution of Delphi; and

•	certain reclassifications of securities or recapitalizations of Delphi.

      This voting requirement will not apply to any transaction approved by a majority of Delphi’s Continuing Directors (as such term is defined in Delphi’s Certificate of Incorporation). This voting requirement will also not apply to any transaction involving the payment of consideration to holders of Delphi’s outstanding capital stock in which the following “fair price” conditions, among others, are met:

•	the consideration to be received by the holders of each class of capital stock of Delphi is at least equal to the greater of:

(a)	the highest per share price paid for shares of such class by the Interested Shareholder in the two years prior to the proposed business combination or in the transaction in which it became an Interested Shareholder, whichever is higher, or

(b)	the fair market value of the shares of such class on the date of the announcement of the proposed business combination or the date on which it became an Interested Shareholder, whichever is higher; and

•	the consideration to be received by the holders of each class of capital stock of Delphi is the same form and amount as that paid by the Interested Shareholder in connection with its acquisition of such class of capital stock.

      This provision could have the effect of delaying or preventing a change in control of Delphi in a transaction or series of transactions that did not satisfy the “fair price” criteria.

      The provisions of Delphi’s Certificate of Incorporation relating to Delphi’s board, the limitation of actions by shareholders taken by written consent, the calling of special shareholder meetings and other shareholder actions and proposals may be amended only by the affirmative vote of the holders of at least 80% of the Voting Stock. The “fair price” provisions of Delphi’s Certificate of Incorporation may be amended by the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, excluding the Interested Shareholder, unless such amendment is unanimously recommended by Delphi’s board, a majority of whom are Continuing Directors.

      In general, Delphi’s Bylaws may be altered or repealed and new Bylaws adopted by the holders of a majority of the Voting Stock or by a majority of the Whole Board. However, certain provisions, including those relating to the limitation of actions by shareholders taken by written consent, the calling of special shareholder meetings, other shareholder actions and proposals and certain matters related to Delphi’s board, may be amended only by the affirmative vote of holders of at least 80% of the Voting Stock.

Shareholder Rights Plan

      Delphi has adopted a shareholder rights plan that provides each Delphi shareholder with one right to purchase 1/100th of a share of Delphi’s Series A Junior Preferred Stock (a “Right”). The Rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all shareholders. The Rights may cause substantial dilution to an acquiring party that attempts to acquire us on terms not approved by Delphi’s board, but they will not interfere with any merger or other business combination that is approved by Delphi’s board.

      The Rights are not exercisable until a party acquires beneficial ownership of 15% or more of the outstanding shares of Delphi’s common stock or commences or publicly announces for the first time a tender offer to do so. Until a Right is exercised, the holder thereof will have no rights as a preferred shareholder.

FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material federal income tax consequences of the offering to us and to holders of our Series A preferred stock and Delphi Series AA preferred stock. This discussion addresses only holders that hold preferred stock as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the federal income tax laws apply, including: dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; banks; tax-exempt organizations; certain insurance companies; persons liable for the alternative minimum tax; persons that hold securities that are a hedge, that are hedged against currency risks or that are part of a straddle or conversion transaction; and persons whose functional currency is not the United States dollar.

      This summary is based on the Internal Revenue Code, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

      We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling preferred stock, and of our election to be taxed as a real estate investment trust, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

Our Taxation as a REIT

      We will elect to be taxable as a REIT under Section 856 through 859 of the Internal Revenue Code and the applicable Treasury regulations and any other federal income tax authorities relating to qualification as a REIT, commencing with our taxable year ending December 31, 2003. We believe that, commencing with our taxable year ending December 31, 2003, we will be owned and organized and operated in such a manner as to qualify for taxation as a REIT. While it is our intention to do so, it is not certain that we will continue to be owned and organized and operated in a manner so as to qualify or remain qualified as a REIT for federal income tax purposes.

      Shearman & Sterling, acting as our counsel in connection with the offering, has rendered an opinion as to our qualification and taxation as a REIT, which is described below. Shearman & Sterling also has reviewed this summary of federal income tax consequences and has rendered an opinion that the information in the summary, to the extent it relates to matters of law or legal conclusions, is accurate in all material respects. The provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder and other federal income tax laws relating to the qualification as and taxation of REITs are highly technical and complex. The following discussion summarizes material aspects of such provisions. In the opinion of Shearman & Sterling, commencing with our taxable year ending December 31, 2003, we will be organized in conformity with the requirements for qualification as a REIT, and our proposed method of operation will enable us to meet the federal income tax requirements for qualification as a REIT. You should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Shearman & Sterling is based upon various factual assumptions and conditions, upon certain factual representations by us (including representations regarding the nature of our assets and income and the future conduct of our business) and, as to certain factual matters, upon the statements and representations contained in the certificate provided to Shearman & Sterling by our officers (in each case without independent investigation).

      Our qualification as a REIT will depend upon our ability to meet, through actual annual operating results, the distribution levels, diversity of stock ownership and other requirements discussed below, the satisfaction of which will not be reviewed by Shearman & Sterling on a continuing basis. No assurance can be given that the actual results of our operation for any one taxable year will satisfy such requirements. See “Risk Factors — Risks Relating to Our Status as a REIT — We may fail to qualify as a REIT, which would permit us to redeem your shares of Series A preferred stock under certain circumstances, or result in the automatic exchange of your shares of Series A preferred stock for shares of Delphi Series AA preferred stock”.

      As a REIT, we generally will not have to pay federal corporate income taxes on our net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation.

      However, we will have to pay federal income tax as follows:

•	First, we will have to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on our items of tax preference.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property”, as defined in the Internal Revenue Code, which is held primarily for sale to customers in the ordinary course of business, or (2) other non-qualifying income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

•	Fourth, if we have net income from “prohibited transactions”, as defined in the Internal Revenue Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “— Requirements for Qualification — Income Tests”, but have nonetheless maintained our qualification as a REIT because we have satisfied some other requirements, we will have to pay a 100% tax on an amount equal to (1) the gross income attributable to the greater of (a) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (b) 90% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for that year, (2) 95% of our REIT capital gain net income for that year, and (3) any undistributed taxable income from prior periods, we will have to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

•	Seventh, if we acquire any asset from a C corporation in one of certain transactions in which we must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in our hands, and we recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquire that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. A “C corporation” means generally a corporation that has to pay full corporate-level tax. “Built-in gain” is the excess of the fair market value of the asset at the time it is acquired by us from a C corporation over our adjusted basis in the asset at such time.

•	Eighth, if we receive certain non-arm’s length income from a taxable REIT subsidiary (as defined under “— Requirements for Qualification — Asset Tests”), or as a result of services provided by a taxable REIT subsidiary to tenants, we will be subject to a 100% tax on the amount of our non-arm’s length income.

Requirements for Qualification

      The Internal Revenue Code defines a REIT as a corporation, trust or association:

•	which is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	which would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

•	which is neither a financial institution nor an insurance company to which certain provisions of the Internal Revenue Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•	during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities; and

•	which meets certain other tests, described below, regarding the nature of its income and assets.

The Internal Revenue Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The conditions described in the fifth and sixth bullet points will not apply in our first taxable year as a REIT.

      We have satisfied the conditions described in the first through fifth bullet points of the first paragraph of this section and believe that we have also satisfied the condition described in the sixth bullet point of the preceding paragraph. In addition, our charter provides for restrictions regarding the transfer of our shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the shares are described above in this prospectus under the heading “Description of Delphi Properties Capital Stock — Series A Preferred Stock — Restrictions on Ownership and Transfer”.

      Income Tests. To maintain our qualification as a REIT, we annually must satisfy two gross income requirements.

•	First, we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property or mortgages on real property, including interest on loans secured by real estate and “rents from real property,” as defined in the Internal Revenue Code, or from certain types of temporary investments.

•	Second, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

      As of the date of this prospectus, we do not own any rental income generating property nor do we have any plans to acquire any such property.

      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the requirements of other provisions of the

Internal Revenue Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

•	our failure to meet the income tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

      We might not be entitled to the benefit of these relief provisions, however. As discussed in “— Requirements for Qualification — Annual Distribution Requirements” below, even if these relief provisions apply, we would have to pay a tax on our income in excess of that permitted under the 75% or 95% gross income test.

      Asset Tests. At the close of each quarter of our taxable year, we must also satisfy three tests relating to the nature of our assets.

•	First, at least 75% of the value of our total assets must be represented by real estate assets, including (1) stock issued by another REIT, (2) for a period of one year from the date of our receipt of proceeds of an offering of our shares of capital stock or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds, and (3) cash, cash items and government securities.

•	Second, not more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class.

•	Third, not more than 20% of the value of our total assets may constitute securities issued by one or more taxable REIT subsidiaries, and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than securities qualifying as assets under the 75% of value test or issued by a taxable REIT subsidiary, owned by us may not exceed 5% of the value of our total assets. Moreover, we may not own more than 10% of the vote or value of the outstanding securities of any one issuer, unless the securities qualify as assets under the 75% of value test, are issued by taxable REIT subsidiaries, or are debt instruments that are considered straight debt under a safe harbor provision of the Internal Revenue Code. For these purposes, a taxable REIT subsidiary is any corporation in which we own an interest that joins with us in making an election to be treated as a “taxable REIT subsidiary” and certain subsidiaries of a taxable REIT subsidiary, if the subsidiaries do not engage in certain activities.

      Annual Distribution Requirements. To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (1) the sum of (a) 90% of our “real estate investment trust taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property, minus (2) the sum of certain items of non-cash income.

      In addition, if we dispose of any asset within 10 years of acquiring it, we will be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

      These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration.

      To the extent that we do not distribute or are not treated as having distributed all of our net capital gain or distribute or are treated as having distributed at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for that year, (2) 95% of our capital gain net income for that year, and (3) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of the required distribution over the amounts that are actually distributed.

      We intend to satisfy the annual distribution requirements.

      From time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (1) when we actually receive income and when we actually pay deductible expenses, and (2) when we include the income and deduct the expenses in arriving at our taxable income. If timing differences of this kind occur, to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in respect of our Series A preferred stock in the form of taxable stock dividends.

      Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

      If we fail to qualify for taxation as a REIT in any taxable year and we have not redeemed the Series A preferred stock, your shares of Series A preferred stock will be exchanged automatically on a share-for-share basis for Delphi Series AA preferred stock. Further, to the extent the statutory relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In addition, we might be taxed as a member of the consolidated group that includes Delphi. We will not be able to deduct distributions to stockholders in any year in which we fail to qualify, nor will we be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to individual stockholders will be subject to federal income tax at a maximum rate of 15% through December 31, 2008 and thereafter at ordinary income tax rates. Corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Internal Revenue Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to such statutory relief in all circumstances.

Taxation of Holders of Preferred Stock

     Recent Legislation to Reduce the Maximum Tax Rate on Certain Corporate Dividends

      On May 23, 2003, Congress enacted legislation that provides favorable income tax rates for certain corporate dividends received by individuals through December 31, 2008. REIT dividends are not eligible for the lower income tax rates unless the dividends are attributable to income that has been subject to corporate-level tax. This legislation could cause stock in non-REIT corporations to be more attractive to investors than stock in REITs, which may negatively affect the value of and/or market for your shares of Series A preferred stock.

     U.S. Shareholders

      As used in this section, the term “U.S. shareholder” means a holder of preferred stock who, for federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

      As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits generally will constitute dividends taxable to our taxable U.S. shareholders as ordinary income.

Pursuant to recent legislation, dividends attributable to income that has been subject to corporate-level tax in certain situations may be taxed at a maximum rate of 15% through December 31, 2008. Generally, distributions by us will not be eligible for the dividends received deduction in the case of U.S. shareholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held his shares. Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for reduced rates of taxation. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Because we do not expect, however, to recognize substantial capital gains, we expect most of our dividends to be ordinary income.

      To the extent that we make distributions, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. Thus, these distributions will reduce the adjusted tax basis which the U.S. shareholder has in his shares by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted tax basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions.

      Dividends authorized by us in October, November or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

      U.S. shareholders holding shares at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our shareholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. shareholder required to include the designated amount in determining the shareholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. shareholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.

      Distributions made by us and gain arising from a U.S. shareholder’s sale or exchange of shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.

      When a U.S. shareholder sells or otherwise disposes of shares, the shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition, and (2) the holder’s adjusted tax basis in the shares. This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as a capital asset. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares for more than one year. For taxable years beginning before 2009, capital gain of an individual U.S. shareholder is generally taxed at a maximum rate of 15% where the property is held for more than one year. In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of shares of Series A preferred stock that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from us which were required to be treated as long-term capital gains.

      The exchange of our Series A preferred stock for Delphi Series AA preferred stock upon the occurrence of an exchange event will be treated as a taxable disposition of the Series A preferred stock. You generally will recognize capital gain or loss, as described above, and your holding period for the Delphi Series AA preferred stock will not include your holding period for the Series A preferred stock surrendered in the automatic exchange.

      Backup Withholding. We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a shareholder with respect to dividends paid unless the holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. shareholder that does not provide us with his correct taxpayer identification number. A shareholder may credit any amount paid as backup withholding against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions, if any, to shareholders who fail to certify their non-foreign status to us.

      Taxation of Tax-Exempt Shareholders. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder is not an entity described in the next paragraph and has not held its shares as “debt financed property” within the meaning of the Internal Revenue Code, and the shares are not otherwise used in a trade or business, the dividend income from shares will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the shares as “debt financed property” within the meaning of the Internal Revenue Code or has used the shares in a trade or business.

      Income from an investment in our shares will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under the applicable subsections of Section 501(c) of the Internal Revenue Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by our shares. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

      Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any entity which:

•	is described in Section 401(a) of the Internal Revenue Code;

•	is tax exempt under Section 501(a) of the Internal Revenue Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.

      Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts”. A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•	either (1) at least one qualified trust holds more than 25% by value of the interests in the REIT, or (2) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

      The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (1) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (2) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT.

      The rules described above under the heading “U.S. Shareholders” concerning the inclusion of our designated undistributed net capital gains in the income of our shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Non-U.S. Shareholders

      The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to United States federal income tax on a net income basis, which we call “non-U.S. shareholders”, are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the effect of U.S. federal, state and local income tax laws on an investment in our Series A preferred stock, including any reporting requirements.

      Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. shareholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (1) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent, or (2) the non-U.S. shareholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business.

      Distributions to a non-U.S. shareholder that are designated by us at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to federal income taxation, except as described below.

      Return of Capital. Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the non-U.S. shareholder’s shares. Distributions of this kind will instead reduce the adjusted tax basis of the shares. To the extent that distributions of this kind exceed the adjusted tax basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of our shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

      Capital Gain Dividends. For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests (which, unlike the definition of real estate assets for REIT qualification purposes, does not include interests in many loans secured by real property) will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended. Under this statute, these distributions are taxed to a non-U.S. shareholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. shareholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals. We are required by applicable Treasury regulations under this statute to withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. shareholder, withholding does not apply to the distribution under this statute. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions withheld from equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability. Capital gains dividends that are not subject to the Foreign Investment in Real Property Tax Act of 1980, as amended, will be subject to the same rules that apply to gains from the sale or exchange of Series A preferred stock to which the Foreign Investment in Real Property Tax Act does not apply, as described below.

      Sales of Shares. Gain recognized by a non-U.S. shareholder upon a sale or exchange of Series A preferred stock generally will not be taxed under the Foreign Investment in Real Property Tax Act if we are a “domestically controlled REIT”, defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe that we are and will continue to be a domestically controlled REIT, and, therefore, that taxation under this statute generally will not apply to the sale of our shares. However, gain to which this statute does not apply will be taxable to a non-U.S. shareholder if investment in the shares is treated as effectively connected with the non-U.S. shareholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which the Foreign Investment in Real Property Tax Act does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains.

      If we were not a domestically controlled REIT, tax under the Foreign Investment in Real Property Tax Act would apply to a non-U.S. shareholder’s sale of shares only if the selling non-U.S. shareholder owned more than 5% of the class of shares sold at any time during a specified period. This period is generally the shorter of the period that the non-U.S. shareholder owned the shares sold or the five-year period ending on the date when the shareholder disposed of the shares. If tax under this statute applies to the gain on the sale of shares, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding and Information Reporting

      Additional issues may arise pertaining to information reporting and backup withholding with respect to a non-U.S. shareholder. A non-U.S. shareholder should consult with a tax advisor with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to a non-U.S. shareholder is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a non-U.S. shareholder will be allowed as a credit against any federal income tax liability of such non-U.S. shareholder. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the IRS.

Federal Estate Taxes

      Preferred shares held by a non-U.S. shareholder at the time of death will be included in the shareholder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Other Tax Consequences

      State or local taxation may apply to us and our stockholders in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult with their own tax advisors regarding the effect of state and local tax laws on an investment in us.

ERISA CONSIDERATIONS

      The fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should be considered by the fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of ERISA (an “ERISA Plan”) in the context of the ERISA Plan’s particular circumstances before authorizing an investment in our Series A preferred stock (and the Delphi Series AA preferred stock into which our Series A preferred stock is exchangeable upon the occurrence of an exchange event). Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA Plan and whether an investment is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio.

      Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit ERISA Plans, as well as individual retirement accounts, self-employment retirement plans and other pension and profit-sharing plans subject to Section 4975 of the Internal Revenue Code (together with ERISA Plans, the “Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the Plan. Therefore, fiduciaries of ERISA Plans and persons making investment decisions for other Plans should also consider whether an investment in our Series A preferred stock (and the Delphi Series AA preferred stock into which our Series A preferred stock is exchangeable upon the occurrence of an exchange event) might constitute or give rise to a prohibited transaction under ERISA and the Internal Revenue Code. Delphi and we may each be considered a party in interest or disqualified person with respect to a Plan to the extent Delphi, we or certain of our affiliates are engaged in businesses which provide services to such Plan. If so, the acquisition and holding by such Plan of our Series A preferred stock (or the Delphi Series AA preferred stock into which our Series A preferred stock is exchangeable upon the occurrence of an exchange event) could be a prohibited transaction.

      There are five prohibited transaction class exemptions (“PTCEs”) issued by the Department of Labor which could exempt the acquisition and holding of our Series A preferred stock (or the Delphi Series AA preferred stock into which our Series A preferred stock is exchangeable upon the occurrence of an exchange event) from the prohibited transaction provisions of ERISA and the Internal Revenue Code — PTCE 84-14, for certain transactions determined by qualified professional asset managers, PTCE 90-1, for certain transactions involving insurance company pooled separate accounts, PTCE 91-38, for certain transactions involving bank collective investment funds, PTCE 95-60, for certain transactions involving insurance company general accounts, and PTCE 96-23, for certain transactions determined by in-house asset managers.

      Under a regulation issued by the U.S. Department of Labor (referred to as the “Plan Asset Regulation”), which governs what constitutes the assets of a Plan, our assets will not be treated as assets of a Plan if our Series A preferred stock qualifies as “publicly-offered securities”. This will be the case under the Plan Asset Regulation if our Series A preferred stock is:

•	widely held (that is, owned by 100 or more investors independent of us and of each other);

•	freely transferable; and

•	sold as part of an offering pursuant to an effective registration statement under the Securities Act and then timely registered under Section 12(b) or 12(g) of the Exchange Act.

We expect (although no assurance can be given) that (1) our Series A preferred stock will be held by at least 100 independent investors at the conclusion of the offering, (2) there are no restrictions imposed on the transfer of our Series A preferred stock that would cause our Series A preferred stock not to be considered freely transferable under the Plan Asset Regulation, (3) our Series A preferred stock will be sold as part of an offering pursuant to an effective registration statement under the Securities Act and (4) our Series A preferred stock will be timely registered under the Exchange Act. Based on the foregoing, it is expected that our Series A preferred stock will meet the requirements for “publicly-offered securities”.

      The Plan Asset Regulation provides an additional exception for “operating companies” (i.e., an entity that is primarily engaged, directly or through one or more majority owned subsidiaries, in the production or sale of a product or service other than the investment of capital). Assuming that Delphi qualifies as an “operating company” at the time of the exchange, a Plan’s ownership of the Delphi Series AA preferred stock would not cause the assets of Delphi to be treated as assets of the Plan.

      Regardless of whether our assets or Delphi’s assets are deemed to be “plan assets” of Plans investing in the securities, the acquisition and holding of our Series A preferred stock (or the Delphi Series AA preferred stock) with “plan assets” could itself result in a prohibited transaction. Accordingly, each purchaser and transferee of our Series A preferred stock (and each holder of the Delphi Series AA preferred stock into which our Series A preferred stock is exchangeable upon the occurrence of an exchange event) is deemed to represent that either our Series A preferred stock (and the Delphi Series AA preferred stock) are not acquired with assets of a Plan, or that the acquisition and holding of our Series A preferred stock (or the Delphi Series AA preferred stock upon the occurrence of an exchange event) is not prohibited under ERISA’s and the Internal Revenue Code’s prohibited transaction rules by reason of PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23 or otherwise.

      Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that a Plan considering an investment in our Series A preferred stock (and the Delphi Series AA preferred stock into which our Series A preferred stock is exchangeable upon the occurrence of an exchange event) consult with its counsel regarding the consequences under ERISA and the Internal Revenue Code of such investment. Plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) generally are not subject to the requirements of ERISA or the prohibited transaction provisions of Section 4975 of the Internal Revenue Code; however, any such plan subject to federal, state or local law substantially similar to the foregoing provisions will be deemed to represent that its acquisition and holding of our Series A preferred stock (and the Delphi Series AA preferred stock into which our Series A preferred stock is exchangeable upon the occurrence of an exchange event) is not prohibited or is eligible for exemptive relief.

UNDERWRITING

      We intend to offer our Series A preferred stock through the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative. Subject to the terms and conditions in a purchase agreement among the underwriters, Delphi and us, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares of our Series A preferred stock listed opposite their names below.

Number of
Shares
Underwriter
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total

      The underwriters have agreed to purchase all of the shares of our Series A preferred stock sold pursuant to the purchase agreement if any of the shares of our Series A preferred stock are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering our Series A preferred stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of our Series A preferred stock, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The underwriters have advised us that they propose initially to offer our Series A preferred stock to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $           per share of our Series A preferred stock. The underwriters may allow, and the dealers may reallow, a discount not in excess of $           per share of our Series A preferred stock to other dealers. After the initial public offering, the public offering price, concession and discount may be changed. In addition, Delphi intends to pay the representative an advisory fee of .35% of the proceeds of the offering before expenses and underwriting commission. The advisory fee is not expected to exceed approximately $1.2 million based on an offering of $345 million, which assumes the full exercise of the over-allotment option.

      The following table shows the per unit price of our Series A preferred stock and the total public offering price, underwriting commission, advisory fee and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

		Without	With
	Per Share	Option	Option

Public offering price	$	$	$
Underwriting commission	$	$	$
Advisory fee	$	$	$
Proceeds, before expenses, to us	$	$	$

      The expenses of the offering, not including the underwriting commission or the advisory fee, are estimated to be $1.8 million and are payable by us.

Over-allotment Option

      We have granted an option to the underwriters to purchase up to 1,800,000 additional shares of Series A preferred stock at the initial public offering price of $25 per share of Series A preferred stock, less the underwriting commission. If Merrill Lynch & Co. exercises this option, the underwriters must purchase the additional Series A preferred stock within 30 days from the date of this prospectus, subject to certain limitations. If Merrill Lynch & Co. exercises this option, the underwriters will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares of our Series A preferred stock proportionate to that underwriter’s initial amount reflected in the above table.

New York Stock Exchange Listing

      We expect the shares to be approved for listing on the New York Stock Exchange under the symbol “DPS”. In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange. We cannot assure the liquidity of the trading market for our Series A preferred stock or that an active market for our Series A preferred stock will develop. If an active trading market for our Series A preferred stock does not develop, the market price and the liquidity of our Series A preferred stock may be adversely affected.

Price Stabilization and Short Positions

      Until the distribution of our Series A preferred stock offered hereby is completed, SEC rules may limit the underwriters from bidding for or purchasing our Series A preferred stock. However, the underwriters may engage in transactions that stabilize the price of our Series A preferred stock, such as bids or purchases to peg, fix or maintain the price of our Series A preferred stock.

      If the underwriters create a short position in our Series A preferred stock in connection with the offering, that is, if they sell a greater number of shares of Series A preferred stock than is listed on the cover of this prospectus, the representative may reduce that short position by purchasing shares of Series A preferred stock in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of Series A preferred stock to stabilize its price or to reduce a short position may cause the price of our Series A preferred stock to be higher than it might be in the absence of such purchases.

      Neither the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Series A preferred stock. In addition, neither the underwriters nor we make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Prospectus

      A prospectus in electronic format may be made available on the websites maintained by the underwriters. The underwriters will facilitate distribution for this offering to certain of their internet subscription customers. An electronic preliminary prospectus is available on the internet websites maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the preliminary prospectus in electronic format, the information on the respective websites maintained by the underwriters is not intended to be part of this prospectus, as amended or supplemented.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

LEGAL MATTERS

      The validity of Delphi’s Series AA preferred stock will be passed on for us by Shearman & Sterling, New York, New York and the validity of our Series A preferred stock will be passed on for us by Venable, Baetjer and Howard, LLP, Baltimore, Maryland, and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, Washington, DC.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from Delphi Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated balance sheet for Delphi Properties, Inc. as of March 25, 2003, included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT DELPHI PROPERTIES

      We have filed with the SEC a registration statement on Form S-11 under the Securities Act, with respect to the Series A preferred stock. This prospectus, which forms a part of that registration statement, does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. We refer you to the registration statement and its exhibits for further information regarding us, Holdings and the Series A preferred stock offered by this prospectus.

      The registration statement and its exhibits that were filed by us with the SEC can be inspected at, and copies can be obtained from, the SEC’s public reference room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION ABOUT DELPHI

      Delphi has filed with the SEC a registration statement on Form S-3 and Form S-11 under the Securities Act, with respect to its Series AA preferred stock. This prospectus, which forms a part of that registration statement, does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. Delphi refers you to the registration statement and its exhibits for further information regarding Delphi and its preferred stock.

      Delphi files annual quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Delphi files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, Delphi’s SEC filings are available to the public at the SEC’s web site at

http://www.sec.gov. You can also inspect reports, proxy statements and other information about Delphi at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

      The SEC allows Delphi to “incorporate by reference” into this prospectus the information in documents that Delphi files with it. This means that Delphi can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When Delphi updates the information contained in documents that have been incorporated by reference by making subsequent filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information with respect to Delphi contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. Delphi incorporates by reference the documents listed below and any documents it files with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering is completed:

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2003;

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Current Report on Form 8-K dated January 17, 2003;

•	Current Report on Form 8-K dated May 9, 2003;

•	Current Report on Form 8-K dated May 23, 2003; and

•	The description of Delphi capital stock contained in the Registration Statement on Form 8-A dated June 21, 1999, filed under Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating this description.

      You may obtain a copy of these filings at no cost, by writing or telephoning us at 5725 Delphi Drive, Troy, Michigan 48098, telephone 248-813-2000, attention: Investor Relations. You may also obtain some of the documents incorporated by reference into this prospectus at Delphi’s website at www.delphi.com, which is, and is intended to be, an inactive textual reference only and not an active hyperlink to its website. The information contained on Delphi’s website is not, and is not intended to be, part of this prospectus and is not incorporated by reference into this prospectus.

INDEX TO FINANCIAL STATEMENTS

DELPHI PROPERTIES, INC.

INDEPENDENT AUDITORS’ REPORT

Delphi Properties, Inc.:

      We have audited the accompanying balance sheet of Delphi Properties, Inc. (“Delphi Properties”), as of March 25, 2003. The financial statement is the responsibility of the management of Delphi Properties. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

      In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Delphi Properties as of March 25, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Detroit, Michigan

March 26, 2003

DELPHI PROPERTIES, INC.

BALANCE SHEET
AS OF MARCH 25, 2003

ASSETS
Cash	$100

LIABILITIES AND STOCKHOLDER’S EQUITY
Stockholder’s equity:
Common stock, $0.01 par value, 100 shares authorized, 100 shares issued	$1
Additional paid-in capital	99

Total stockholder’s equity	100

Total liabilities and stockholder’s equity	$100

See notes to balance sheet.

DELPHI PROPERTIES, INC.

NOTES TO BALANCE SHEET

1.     Organization

      Delphi Properties, Inc. (“Delphi Properties”, “our” or “we”) a wholly owned subsidiary of Delphi Corporation (“Delphi”), was incorporated in Maryland on March 13, 2003 and capitalized on March 25, 2003. Delphi Properties currently owns a 100% interest in Delphi Properties Holdings, LLC (“Holdings”), a Maryland limited liability company formed on March 25, 2003, which has no assets, liabilities or stockholders’ equity.

      Our principal business objective is to acquire and hold mortgage-related assets and other authorized investments that will generate net income for distribution to our stockholders. We intend to operate in a manner that permits us to elect, and we intend to elect, to be subject to tax as a real estate investment trust (“REIT”) for federal income tax purposes. The company has not had any operations as of March 25, 2003, nor do we own any such mortgage-related assets.

2.     Significant Accounting Policies

      Nature of Operations — Delphi Properties intends to invest in mortgage-related assets financed by a preferred stock offering and expects to generate income for distribution to any preferred shareholders primarily from the net interest income derived from these mortgage-related assets.

      Consolidation — These financial statements include only the accounts of Delphi Properties. Delphi Properties currently owns 100% of Holdings. Holdings has not been capitalized. If and when it is capitalized, Delphi Properties will consolidate Holdings into its financial statements and all intercompany transactions and balances between Delphi Properties and Holdings will be eliminated.

      Revenue Recognition — Delphi Properties’ revenue recognition policy is in accordance with accounting principles generally accepted in the United States of America, including the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101). Our policy is to recognize interest income on the accrual method, as earned, in accordance with the terms of the related mortgage note agreements.

      Mortgage Notes Receivable — In conjunction with the planned transaction described in Note 3, Delphi Properties will originate mortgage notes receivable from Delphi and simultaneously contribute them to Holdings. These mortgage notes receivable will be recorded at book value (face value), which equals fair value at the date of the transaction, as we, Holdings and Delphi are all entities under common control.

      Allowance for Loan Losses — Our policy related to the allowance for possible losses is to maintain such allowance at a level considered adequate to provide for potential loan losses. The provision for loan losses is based on past loss experience, management’s evaluation of the loan portfolio securing the mortgage assets under current economic conditions and management’s estimate of anticipated, but as yet not specifically identified, loan losses. Our policy requires periodic reviews and adjustments, if necessary, to be recorded during the periods in which they become known. At March 25, 2003, there is no allowance required.

      Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from those estimates.

      Cash and Cash Equivalents — Cash and cash equivalents are defined as short-term, highly liquid investments with original maturities of 90 days or less.

      Common Stock — Our charter currently authorizes the issuance of 100 shares of common stock with par value $0.01 per share. At March 25, 2003, we have 100 shares of common stock outstanding, all of

DELPHI PROPERTIES, INC.

NOTES TO BALANCE SHEET — (Continued)

which are held by Delphi. There is no established trading market for the shares of common stock. Holders of common stock are entitled to one vote per share on all matters to be voted on by such stockholders.

      Dividends and Income Taxes — In order to remain qualified as a REIT, we must distribute annually at least 90% of our annual taxable income to stockholders. In addition, we will be subject to an excise tax if we fail to distribute annually 85% of our ordinary income plus 95% of our capital gain net income for each calendar year. Our board of directors may declare dividends on our common stock only to the extent necessary to meet the relevant distribution requirements necessary to avoid imposition of federal income or excise tax, subject to any preferential dividend rights of holders of any outstanding shares of preferred stock. We expect to distribute 100% of our annual taxable income; accordingly, our financial statements will not include a provision for income taxes.

3.     Planned Transactions (unaudited)

      We intend to sell preferred stock in an underwritten public offering. Upon the closing of this offering, we will issue additional shares of our common stock, pay the net proceeds of the offering and agree to transfer a 1% interest in Holdings to Delphi in return for mortgage notes. The mortgage notes will be secured by mortgage liens on certain properties of Delphi’s subsidiaries. Although the mortgage notes are secured by mortgage liens on certain properties owned by subsidiaries of Delphi, if Delphi fails to make a payment on the mortgage notes, the Series A preferred stock will be automatically exchanged for shares of Delphi Series AA preferred stock. Accordingly, any foreclosures on the properties securing the mortgage notes would occur after such exchange, which means that any proceeds realized from the foreclosure would not be needed to make any payments on the Series A preferred stock as no Series A preferred stock would then be outstanding. Because the Series A preferred stock would be exchanged for Delphi Series AA preferred stock before we could foreclose on the mortgage liens, we have not included specific details on events which may affect the value of the collateral securing the mortgage liens. In turn, we will contribute the mortgage notes and mortgage liens to Holdings. It is anticipated that Holdings will make distributions to us in sufficient amounts and at such intervals so as to enable us to meet any dividend requirements to our preferred stockholders. The cost of this offering will be paid by Delphi Properties with the net proceeds from the offering.

      In connection with the consummation of this offering, our charter will be amended to authorize the issuance of up to 36,000,000 shares of common stock. A portion of these shares will be issued to Delphi in exchange for mortgage notes contributed in excess of cash proceeds from the offering. As the holder of all of the shares of our common stock, Delphi will be able, subject to the rights of the holders of preferred stock, to elect and remove directors, amend our charter, and approve other actions requiring such stockholder approval. The holders of common stock are entitled to receive dividends, if any, as may be authorized from time to time by our board of directors. However, if full dividends on our Series A preferred stock for any dividend period have not been declared and paid, no dividends will be declared or paid for our common stock. Upon our dissolution or liquidation, holders of shares of common stock will be entitled to receive all of our assets that are available for distribution to our stockholders, subject to any preferential rights of holders of then outstanding shares of preferred stock.

      Also, in connection with this offering, our charter will be amended to authorize the issuance of up to 40,000,000 shares of our Series A preferred stock. Our Series A preferred stock will be non-cumulative and will be automatically exchangeable and redeemable for Delphi Series AA preferred stock under certain circumstances. Holders of shares of our Series A preferred stock will be entitled to receive, if, when, and as authorized and declared by our board of directors out of our legally available assets, non-cumulative quarterly cash dividends. Dividends on our Series A preferred stock will be payable, if, when and as authorized and declared, quarterly in arrears. In the event of an automatic exchange of our Series A preferred stock for Delphi Series AA preferred stock, any authorized and unpaid dividends on our

DELPHI PROPERTIES, INC.

NOTES TO BALANCE SHEET — (Continued)

Series A preferred stock as of the time of exchange will be deemed to be authorized and unpaid dividends on the Delphi Series AA preferred stock, and will be paid upon declaration by Delphi’s board of directors. If our board of directors does not authorize a dividend on our Series A preferred stock or authorizes less than a full dividend in respect of any dividend period, the stockholders of our Series A preferred stock will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and we will have no obligation to pay a dividend or to pay full dividends for that dividend period, regardless of whether or not dividends are authorized and declared and paid for any future dividend period with respect to our Series A preferred stock. Series A preferred stock will rank senior to our common stock as to dividend rights and rights upon liquidation, winding up or dissolution. Series A preferred stock will rank junior to all our indebtedness, if any. If and when the Series B preferred stock is issued, it will be junior to our Series A preferred stock. Holders of our Series A preferred stock are entitled to 1/10th of one vote per share on all matters to be voted on by stockholders, voting as a single class with the holders of the common shares and the holders of any other class of shares entitled to vote as a single class with the holders of the common shares. In the event we liquidate, dissolve, or wind up prior to an automatic exchange into Delphi Series AA preferred stock, the holders of our Series A preferred stock at the time outstanding will be entitled to receive liquidation distributions equal to the sum of (1) the liquidation preference of our Series A preferred stock, which is $25 per share, and (2) any authorized and unpaid dividends for the current period to the date of liquidation, out of our assets legally available for distribution to our stockholders, before any distribution of assets is made to holders of any shares of common stock upon liquidation, subject to the rights of our general creditors.

      In connection with the aforementioned offering, our charter will be amended to authorize the issuance of up to 125 shares of Series B preferred stock in connection with our continued compliance with certain tax rules governing a REIT. The Series B preferred stock, if and when issued, will be junior to our Series A preferred stock, and its dividend rate may differ. The Series B preferred stock may have other terms that differ from the terms of our Series A preferred stock.

DELPHI PROPERTIES, INC.

BALANCE SHEETS

	March 31,	March 25,
	2003	2003

	(Unaudited)
ASSETS
Cash	$100	$100

LIABILITIES AND STOCKHOLDER’S EQUITY
Stockholder’s equity:
Common stock, $0.01 par value, 100 shares authorized, 100 shares issued	$1	$1
Additional paid-in capital	99	99

Total stockholder’s equity	100	100

Total liabilities and stockholder’s equity	$100	$100

See notes to balance sheets.

DELPHI PROPERTIES, INC.

NOTES TO BALANCE SHEETS (Unaudited)

1.     Organization

      Delphi Properties, Inc. (“Delphi Properties”, “our” or “we”) a wholly owned subsidiary of Delphi Corporation (“Delphi”), was incorporated in Maryland on March 13, 2003 and capitalized on March 25, 2003. Delphi Properties currently owns a 100% interest in Delphi Properties Holdings, LLC (“Holdings”), a Maryland limited liability company formed on March 25, 2003, which has no assets, liabilities or stockholders’ equity.

      Our principal business objective is to acquire and hold mortgage-related assets and other authorized investments that will generate net income for distribution to our stockholders. We intend to operate in a manner that permits us to elect, and we intend to elect, to be subject to tax as a real estate investment trust (“REIT”) for federal income tax purposes. The company has not had any operations as of March 25, 2003, nor do we own any such mortgage-related assets.

2.     Significant Accounting Policies

      Nature of Operations — Delphi Properties intends to invest in mortgage-related assets financed by a preferred stock offering and expects to generate income for distribution to any preferred shareholders primarily from the net interest income derived from these mortgage-related assets.

      Interim Results — All adjustments, consisting of only normal recurring items, which are necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results, which may be expected from any other interim period or for the full year and may not necessarily reflect the consolidated results of operations, financial position and cash flows of Delphi Properties in the future.

      Consolidation — These financial statements include only the accounts of Delphi Properties. Delphi Properties currently owns 100% of Holdings. Holdings has not been capitalized. If and when it is capitalized, Delphi Properties will consolidate it into its financial statements and all intercompany transactions and balances between Delphi Properties and Holdings will be eliminated.

      Revenue Recognition — Delphi Properties’ revenue recognition policy is in accordance with accounting principles generally accepted in the United States of America, including the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101). Our policy is to recognize interest income on the accrual method, as earned, in accordance with the terms of the related mortgage note agreements.

      Mortgage Notes Receivable — In conjunction with the planned transaction described in Note 3, Delphi Properties will originate mortgage notes receivable from Delphi and simultaneously contribute them to Holdings. These mortgage notes receivable will be recorded at book value (face value), which equals fair value at the date of the transaction, as we, Holdings and Delphi are all entities under common control.

      Allowance for Loan Losses — Our policy related to the allowance for possible losses is to maintain such allowance at a level considered adequate to provide for potential loan losses. The provision for loan losses is based on past loss experience, management’s evaluation of the loan portfolio securing the mortgage assets under current economic conditions and management’s estimate of anticipated, but as yet not specifically identified, loan losses. Our policy requires periodic reviews and adjustments, if necessary, to be recorded during the periods in which they become known. At March 31, 2003 and March 25, 2003, there is no allowance required.

      Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from those estimates.

DELPHI PROPERTIES, INC.

NOTES TO BALANCE SHEETS (Unaudited) — (Continued)

      Cash and Cash Equivalents — Cash and cash equivalents are defined as short-term, highly liquid investments with original maturities of 90 days or less.

      Common Stock — Our charter currently authorizes the issuance of 100 shares of common stock with par value $0.01 per share. At March 25, 2003, we have 100 shares of common stock outstanding, all of which are held by Delphi. There is no established trading market for the shares of common stock. Holders of common stock are entitled to one vote per share on all matters to be voted on by such stockholders.

      Dividends and Income Taxes — In order to remain qualified as a REIT, we must distribute annually at least 90% of our annual taxable income to stockholders. In addition, we will be subject to an excise tax if we fail to distribute annually 85% of our ordinary income plus 95% of our capital gain net income for each calendar year. Our board of directors may declare dividends on our common stock only to the extent necessary to meet the relevant distribution requirements necessary to avoid imposition of federal income or excise tax, subject to any preferential dividend rights of holders of any outstanding shares of preferred stock. We expect to distribute 100% of our annual taxable income; accordingly, our financial statements will not include a provision for income taxes.

3.     Planned Transactions (unaudited)

      We intend to sell preferred stock in an underwritten public offering. Upon the closing of this offering, we will issue additional shares of our common stock, pay the net proceeds of the offering and agree to transfer a 1% interest in Holdings to Delphi in return for mortgage notes. The mortgage notes will be secured by mortgage liens on certain properties of Delphi’s subsidiaries. Although the mortgage notes are secured by mortgage liens on certain properties owned by subsidiaries of Delphi, if Delphi fails to make a payment on the mortgage notes, the Series A preferred stock will be automatically exchanged for shares of Delphi Series AA preferred stock. Accordingly, any foreclosures on the properties securing the mortgage notes would occur after such exchange, which means that any proceeds realized from the foreclosure would not be needed to make any payments on the Series A preferred stock as no Series A preferred stock would then be outstanding. Because the Series A preferred stock would be exchanged for Delphi Series AA preferred stock before we could foreclose on the mortgage liens, we have not included specific details on events which may affect the value of the collateral securing the mortgage liens. In turn, we will contribute the mortgage notes and mortgage liens to Holdings. It is anticipated that Holdings will make distributions to us in sufficient amounts and at such intervals so as to enable us to meet any dividend requirements to our preferred stockholders. The cost of this offering will be paid by Delphi Properties with the net proceeds from the offering.

      In connection with the consummation of this offering, our charter will be amended to authorize the issuance of up to 36,000,000 shares of common stock. A portion of these shares will be issued to Delphi in exchange for mortgage notes contributed in excess of cash proceeds from the offering. As the holder of all of the shares of our common stock, Delphi will be able, subject to the rights of the holders of preferred stock, to elect and remove directors, amend our charter, and approve other actions requiring such stockholder approval. The holders of common stock are entitled to receive dividends, if any, as may be authorized from time to time by our board of directors. However, if full dividends on our Series A preferred stock for any dividend period have not been declared and paid, no dividends will be declared or paid for our common stock. Upon our dissolution or liquidation, holders of shares of common stock will be entitled to receive all of our assets that are available for distribution to our stockholders, subject to any preferential rights of holders of then outstanding shares of preferred stock.

      Also, in connection with this offering, our charter will be amended to authorize the issuance of up to 40,000,000 shares of our Series A preferred stock. Our Series A preferred stock will be non-cumulative and will be automatically exchangeable and redeemable for Delphi Series AA preferred stock under certain circumstances. Holders of shares of our Series A preferred stock will be entitled to receive, if,

DELPHI PROPERTIES, INC.

NOTES TO BALANCE SHEETS (Unaudited) — (Continued)

when, and as authorized and declared by our board of directors out of our legally available assets, non-cumulative quarterly cash dividends. Dividends on our Series A preferred stock will be payable, if, when and as authorized and declared, quarterly in arrears. In the event of an automatic exchange of our Series A preferred stock for Delphi Series AA preferred stock, any authorized and unpaid dividends on our Series A preferred stock as of the time of exchange will be deemed to be authorized and unpaid dividends on the Delphi Series AA preferred stock, and will be paid upon declaration by Delphi’s board of directors. If our board of directors does not authorize a dividend on our Series A preferred stock or authorizes less than a full dividend in respect of any dividend period, the stockholders of our Series A preferred stock will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and we will have no obligation to pay a dividend or to pay full dividends for that dividend period, regardless of whether or not dividends are authorized and declared and paid for any future dividend period with respect to our Series A preferred stock. Series A preferred stock will rank senior to our common stock as to dividend rights and rights upon liquidation, winding up or dissolution. Series A preferred stock will rank junior to all our indebtedness, if any. If and when the Series B preferred stock is issued, it will be junior to our Series A preferred stock. Holders of our Series A preferred stock are entitled to 1/10th of one vote per share on all matters to be voted on by stockholders, voting as a single class with the holders of the common shares and the holders of any other class of shares entitled to vote as a single class with the holders of the common shares. In the event we liquidate, dissolve, or wind up prior to an automatic exchange into Delphi Series AA preferred stock, the holders of our Series A preferred stock at the time outstanding will be entitled to receive liquidation distributions equal to the sum of (1) the liquidation preference of our Series A preferred stock, which is $25 per share, and (2) any authorized and unpaid dividends for the current period to the date of liquidation, out of our assets legally available for distribution to our stockholders, before any distribution of assets is made to holders of any shares of common stock upon liquidation, subject to the rights of our general creditors.

      In connection with the aforementioned offering, our charter will be amended to authorize the issuance of up to 125 shares of Series B preferred stock in connection with our continued compliance with certain tax rules governing a REIT. The Series B preferred stock, if and when issued, will be junior to our Series A preferred stock, and its dividend rate may differ. The Series B preferred stock may have other terms that differ from the terms of our Series A preferred stock.

________________________________________________________________________________

          Through and including                     , 2003 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

12,000,000 Shares

Delphi Properties, Inc.

              % Non-cumulative Redeemable Exchangeable

Perpetual Preferred Stock, Series A
(Liquidation Preference $25 Per Share)
Automatically Exchangeable in Specified Circumstances into
            % Non-cumulative Redeemable Perpetual Series AA Preferred Stock of Delphi Corporation

PROSPECTUS

Merrill Lynch & Co.

                    , 2003

PART II OF REGISTRATION STATEMENT

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30 to Form S-11.     Quantitative and Qualitative Disclosures About Market Risk.

      Information regarding quantitative and qualitative disclosure about market risk for Delphi Corporation is incorporated herein by reference from “Quantitative and Qualitative Disclosures about Market Risks” in Delphi Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

Item 31 to Form S-11 and Item 14 to Form S-3.     Other Expenses of Issuance and Distribution.

      The estimated expenses in connection with this offering, other than underwriting discounts and commissions and advisory fees are as follows:

Registration Statement filing fee	$27,911
Legal fees and expenses	700,000
Blue Sky fees and expenses	5,000
Accounting fees and expenses	100,000
NASD filing fees	30,500
Listing fees and expenses	170,000
Rating agency fees	230,000
Transfer agent and registrar fees	10,000
Printing costs	100,000
Miscellaneous	450,000

Total	$1,823,411

Item 32 to Form S-11.     Sales to Special Parties.

      Not applicable.

Item 33 to Form S-11.     Recent Sales of Unregistered Securities.

      Prior to this offering of the Delphi Properties, Inc. Series A preferred stock, liquidation preference $25 per security, Delphi Corporation, Delphi Properties, Inc.’s parent company, acquired 100 shares of Delphi Properties, Inc.’s common stock. The common stock was acquired by Delphi Corporation in exchange for $100. This issuance of Delphi Properties, Inc.’s common stock was made in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

      Delphi Properties, Inc. has agreed to contribute mortgage notes and mortgage liens to Delphi Properties Holdings, LLC in exchange for 100% interest therein and to transfer 1% of such interest to Delphi Corporation upon the closing of this offering. This issuance of Delphi Properties Holdings, LLC interests will be made in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 34 to Form S-11 and Item 15 to Form S-3.     Indemnification of Directors and Officers.

     Delphi Properties, Inc.

      Delphi Properties, Inc. is incorporated under the laws of the State of Maryland. Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Delphi Properties, Inc.’s charter contains such a provision, which eliminates directors’ and officers’ liabilities to the maximum extent permitted by Maryland law.

      Delphi Properties, Inc.’s charter and Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of Delphi Properties, Inc. and at the request of Delphi Properties, Inc., serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent and who is made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of Delphi Properties, Inc. and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Delphi Properties, Inc.’s charter and Bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of it in any of the capacities described above and any employee or agent of it or its predecessor.

      Maryland law requires a corporation (unless its charter provides otherwise, which the Delphi Properties, Inc.’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

     Delphi Corporation

      Delphi Corporation is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the director, officer, is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred by such person in connection therewith.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

      Delphi Corporation’s Amended and Restated Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

      All of Delphi Corporation’s directors and officers are insured against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 35 to Form S-11.     Treatment of Proceeds From Stock Being Registered.

      Not applicable.

Item 36 to Form S-11 and Item 16 to Form S-3.     Financial Statements and Exhibits.

      (a) Financial Statements

      See page F-1 of the Prospectus for an index to financial statements of Delphi Properties, Inc. included as part of the Prospectus.

      (b) Exhibits

      See Exhibit Index below.

Item 37 to Form S-11 and Item 17 to Form S-3.     Undertakings.

     Delphi Properties, Inc. and Delphi Properties Holdings, LLC

      (a) Delphi Properties, Inc. hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Delphi Properties, Inc. pursuant to the foregoing provisions, or otherwise, Delphi Properties, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Delphi Properties, Inc. of expenses incurred or paid by a director, officer or controlling person of Delphi Properties, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Delphi Properties, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) Delphi Properties, Inc. and Delphi Properties Holdings, LLC undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Delphi Properties, Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Delphi Corporation

      (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Delphi Corporation pursuant to the foregoing provisions, or otherwise, Delphi Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Delphi Corporation of expenses incurred or paid by a director, officer or controlling person of Delphi Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Delphi Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (b) Delphi Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Delphi Corporation’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Delphi Corporation undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Delphi Corporation pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on this 27th day of May, 2003.

DELPHI PROPERTIES, INC.

By:	/s/ JOHN G. BLAHNIK

Name: John G. Blahnik

Title:	Chairman of the Board, Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ JOHN G. BLAHNIK John G. Blahnik		Chairman of the Board, Chief Executive Officer and President of Delphi Properties, Inc. (Principal Executive Officer)	May 27, 2003

* Karen L. Healy		Director and Chief Operating Officer of Delphi Properties, Inc.	May 27, 2003

* Atul Pasricha		Director and Treasurer of Delphi Properties, Inc.	May 27, 2003

/s/ JOHN D. SHEEHAN John D. Sheehan		Director and Chief Financial Officer of Delphi Properties, Inc. (Principal Financial and Accounting Officer)	May 27, 2003

*By:	/s/ JOHN D. SHEEHAN John D. Sheehan Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on this 27th day of May, 2003.

DELPHI PROPERTIES HOLDINGS LLC (By Delphi Properties, Inc., its Agent)

By:	/s/ JOHN G. BLAHNIK _______________________________________ Name: John G. Blahnik Title: Chairman of the Board, Chief Executive Officer and President of Delphi Properties, Inc.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ JOHN G. BLAHNIK John G. Blahnik		Chairman of the Board, Chief Executive Officer and President of Delphi Properties, Inc. (Principal Executive Officer)	May 27, 2003

* Karen L. Healy		Director and Chief Operating Officer of Delphi Properties, Inc.	May 27, 2003

* Atul Pasricha		Director and Treasurer of Delphi Properties, Inc.	May 27, 2003

/s/ JOHN D. SHEEHAN John D. Sheehan		Director and Chief Financial Officer of Delphi Properties, Inc. (Principal Financial and Accounting Officer)	May 27, 2003

*By:	/s/ JOHN D. SHEEHAN John D. Sheehan Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on this 27th day of May, 2003.

DELPHI CORPORATION

By:	/s/ J. T. BATTENBERG III

Name: J. T. Battenberg III

Title:	Chairman of the Board, Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. T. BATTENBERG III J. T. Battenberg III	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 27, 2003

/s/ ALAN S. DAWES Alan S. Dawes	Director, Vice Chairman and Chief Financial Officer (Principal Financial Officer)	May 27, 2003

* Donald L. Runkle	Director, Vice Chairman and Chief Technology Officer	May 27, 2003

/s/ JOHN D. SHEEHAN John D. Sheehan	Chief Accounting Officer and Controller (Principal Accounting Officer)	May 27, 2003

* John D. Opie	Director (Lead Independent Director)	May 27, 2003

* Oscar de Paula Bernardes Neto	Director	May 27, 2003

* Robert H. Brust	Director	May 27, 2003

* Virgis W. Colbert	Director	May 27, 2003

* David N. Farr	Director	May 27, 2003

Signature	Title	Date

* Dr. Bernd Gottschalk	Director	May 27, 2003

* Shoichiro Irimajiri	Director	May 27, 2003

* Roger S. Penske	Director	May 27, 2003

* Patricia C. Sueltz	Director	May 27, 2003

*By: /s/ ALAN S. DAWES Alan S. Dawes Attorney-in-fact

EXHIBIT INDEX

Exhibit	Description

1.1**	Form of Underwriting Agreement.
3.1**	Articles of Incorporation of Delphi Properties, Inc.
3.2**	By-Laws of Delphi Properties, Inc.
3.3**	Form of Articles of Amendment and Restatement of Delphi Properties, Inc.
3.4**	Form of Amended and Restated By-Laws of Delphi Properties, Inc.
3.5**	Articles of Organization of Delphi Properties Holdings, LLC.
3.6**	Operating Agreement of Delphi Properties Holdings, LLC, dated March 28, 2003.
4.1*	Specimen of certificate representing the Series A preferred stock of Delphi Properties, Inc.
4.2**	Form of Preferred Stock Certificate of Designations of Delphi Corporation.
4.3*	Specimen of certificate representing the Series AA preferred stock of Delphi Corporation.
5.1	Form of opinion of Venable, Baetjer and Howard, LLP, relating to the Series A preferred stock of Delphi Properties, Inc.
5.2	Form of opinion of Shearman & Sterling relating to the Series AA preferred stock of Delphi Corporation.
8.1**	Form of opinion of Shearman & Sterling relating to certain tax matters.
10.1**	Form of Exchange Agreement between Delphi Corporation and Delphi Properties, Inc.
10.2**	Form of Contribution and Loan Agreement between Delphi Corporation and Delphi Properties, Inc., with Form of Mortgage Note and Mortgage Lien attached thereto.
10.3**	Form of Management and Servicing Agreement between Delphi Properties, Inc., Delphi Properties Holdings, LLC and Delphi Corporation.
10.4**	Form of Transfer Agreement between Delphi Properties, Inc. and Delphi Corporation.
12.1**	Computations of Ratio of Combined Fixed Charges and Preferred Dividends to Earnings of Delphi Corporation.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Venable, Baetjer and Howard, LLP (included in Exhibit 5.1).
23.4	Consent of Shearman & Sterling (included in Exhibits 5.2 and 8.1).
24.1**	Power of Attorney (included on signature page to Part II of this registration statement).

*	To be filed by amendment to this Registration Statement.

** Previously filed.